Exhibit 99.1

S T A T E O F M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of	)
CONSUMERS ENERGY COMPANY	)
for a financing order approving the securitization	)	Case No. U-20889
of qualified costs.	)
)

At the December 17, 2020 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:	Hon. Daniel C. Scripps, Chair
Hon. Sally A. Talberg, Commissioner
Hon. Tremaine L. Phillips, Commissioner

ORDER

I.

HISTORY OF PROCEEDINGS

On September 18, 2020, Consumers Energy Company (Consumers) filed an application, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds for up to $702.8 million in qualified costs. The application was filed pursuant to 2000 PA 142 (Act 142), which amended 1939 PA 3, MCL 460.1 et seq., and allows certain utilities 1 the option of reducing their costs through the issuance of securitization bonds. 2 The application explained that, consistent with Consumers’ most recent integrated resource plan (IRP) case, Consumers intends to retire its D.E. Karn Units 1 and 2 (Karn Units 1 and 2) (coal-fired generation units) in 2023, with the company also agreeing in that case to seek recovery of the unrecovered book balance of the units by filing a request for a financing order with the Commission no later than May 31, 2023. Application, p. 2; June 7, 2019 order in Case No. U-20165 (June 7 order), Exhibit A, pp. 3-4, ¶ 3. In the application in the instant matter, Consumers requested that the Commission dispense with a proposal for decision (PFD) and read the record, in light of the 90-day deadline required under MCL 460.10i(6), and further requested authority to: (1) create a special purpose entity (SPE) to which Consumers would transfer securitized property for the purpose of minimizing bankruptcy risks, maximizing the ratings on its securitization bonds, and minimizing the interest rate paid on the securitization bonds; (2) implement securitization charges, and related tax charges, to be collected from customers, 3 as well as a periodic true-up mechanism for undertaking periodic true-ups of those charges; (3) decide, at its sole discretion, whether and when to proceed with the sale of the securitization bonds authorized in this case; and (4) employ an appropriate methodology to account for these transactions, with authority to refund and/or retire any or all of its securitization bonds in certain circumstances. Consumers stated that the mechanisms proposed for implementation and true-up of the charges are comparable to the mechanisms approved in the December 6, 2013 order in Case No. U-17473 (the 2013 order) in connection with the retirement of the company’s B.C. Cobb, J.C. Weadock, and J.R. Whiting Units, “updated to reflect current market practice and rating agency expectations.” Application, p. 5. Consumers stated that the annual realized savings to customers offered by using securitization rather than retaining existing ratemaking treatment is expected to be $126 million. Id., p. 6.

1 Consumers meets the requirements to seek a financing order. See, MCL 460.10h(c); MCL 460.562(e).

2 Securitization is the process by which a utility, following the issuance of a financing order by the Commission, replaces relatively high-cost debt and equity with lower-cost debt in the form of securitization bonds. MCL 460.10h-460.10o.

3 As used throughout this financing order, unless a different subset of Consumers’ customers is expressly specified, the term “customers” refers to all existing and future retail electric distribution customers of Consumers or its successors, with the exception of current choice customers (who remain so), customers using self-service power as defined in MCL 460.10a(4), and customers engaged in affiliate wheeling as defined in MCL 460.10a(10). 2 Tr 30, 125-126.

A prehearing conference was held on October 13, 2020, before Administrative Law Judge Jonathan F. Thoits (ALJ). During the prehearing, the ALJ granted intervenor status to the Michigan Department of Attorney General (Attorney General); the Association of Businesses Advocating Tariff Equity (ABATE); Citizens Utility Board of Michigan (CUB); Hemlock Semiconductor Operations LLC (HSC); and, jointly, the Ecology Center, the Environmental Law & Policy Center, the Solar Energy Industries Association, and Vote Solar. Consumers and the Commission Staff (Staff) also participated in the proceeding. The ALJ established a schedule for this case that dispensed with a PFD and accorded with the 90-day timeline. On October 19, 2020, the ALJ adopted a protective order.

On October 30, 2020, direct testimony was filed by ABATE, HSC, and the Attorney General. On November 9, 2020, rebuttal testimony was filed by the Staff, Consumers, and the Attorney General together with CUB. On November 10, 2020, HSC filed revised direct testimony.

An evidentiary hearing was held on November 13, 2020, wherein testimony and exhibits were bound into the record without cross-examination.

On November 23, 2020, the Attorney General, ABATE, HSC, Consumers, and the Staff filed initial briefs. On December 1, 2020, ABATE, HSC, Consumers, the Staff, and the Attorney General filed reply briefs. The Commission has read the record, which consists of 379 pages of transcript and 59 exhibits admitted into the record.

II.

APPLICABLE LAW

A financing order is governed by the mandates of MCL 460.10h-460.10o. Key sections provide as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2) In a financing order, the commission shall ensure all of the following:

(a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

(b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

(c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

(d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

MCL 460.10i(1) and (2). For the meaning of “qualified costs” as used in the statutory provisions quoted above, MCL 460.10h(g) provides:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10k(2) provides that “[a] financing order shall include terms ensuring that the imposition and collection of securitization charges authorized in the order are a nonbypassable charge.” The following definitions apply to this language:

“Securitization charges” means nonbypassable amounts to be charged for the use or availability of electric services, approved by the commission under a financing order to fully recover qualified costs, that shall be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in the financing order.

“Nonbypassable charge” means a charge in a financing order payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.

MCL 460.10h(i) and (f).

A financing order must include a mechanism requiring that the securitization charges be reviewed and adjusted by the Commission at least annually, within 45 days of the anniversary date of the issuance of the bonds, to correct any overcollections or undercollections from the preceding 12 months and to ensure expected recovery of sufficient amounts to timely provide payments in connection with the securitization bonds. MCL 460.10k(3).

Only the applicant may seek rehearing of a financing order. MCL 460.10i(7). Any party may seek appeal from the Michigan Court of Appeals; however, review is limited to whether the order “conforms to the constitution and laws of this state and the United States and is within the authority of the commission under this act.” MCL 460.10i(8); see also, Attorney General v Mich Pub Serv Comm, 247 Mich App 35, 43; 634 NW2d 710 (2001) (Attorney General).

This proceeding involves Consumers’ fifth application for a financing order pursuant to Act 142. See, October 24, 2000 order in Case No. U-12505 (the 2000 order); October 14, 2004 order in Case No. U-13715 (the 2004 order); the 2013 order; and September 22, 2017 order in Case No. U-18250 (the 2017 order). 4

III.

CONSUMERS ENERGY COMPANY’S PROPOSAL

Todd A. Wehner, Director of Corporate Finance, testified that, under Act 142, “qualified costs” are a utility’s regulatory assets, as determined by the Commission, “and costs that the Commission determines an electric utility would be unlikely to collect in a competitive market.” 2 Tr 184. He stated that in a competitive market the capital costs for Karn Units 1 and 2 will be unrecoverable once they cease to operate. Thus, he testified, the unrecovered book value of these units as of the planned retirement date should be the minimum of qualified costs for consideration in this case. Mr. Wehner added that classifying the presently unrecovered costs as regulatory assets will allow for significant customer savings. Id. Because this case involves the unrecovered book value of retiring units, he called it a quintessential case for securitization. Mr. Wehner pointed out that these plant costs would, under normal conditions, be recovered through rate base through additional years of use of the units. Mr. Wehner asserted that the settlement agreement and order in Case No. U-20165 found that it was in the public interest to close these units, and that closure of the units results in savings to ratepayers, reduced pollution, and the advancement of clean energy goals. He stated that investment in the units has been reasonable and prudent, and that the Commission found similar costs to be qualified costs in Case No. U-17473.

4 The 2000 order, which approved securitization bonds, was affirmed by Attorney General, and bonds were issued by the company. The 2004 order did not result in the approval of securitization bonds. The 2013 order resulted in the approval of securitization bonds in amounts related to plant closures and bonds were issued. The 2017 order approved securitization bonds but Consumers, at its sole discretion, chose not to move forward with the transaction to be financed with the securitization bonds and accordingly did not issue securitization bonds authorized by the order.

Mr. Wehner stated that the Initial Other Qualified Costs include the issuance and debt retirement costs, are presented by category in Exhibit A-19, and are estimated to total approximately $11.6 million. Id., p. 186. Initial Other Qualified Costs include the underwriting discount and financial advisor fee, as well as the underwriter’s reimbursable expenses, Securities and Exchange Commission (SEC) registration fees, legal fees, rating agency fees, auditor expenses, blue sky fees, SPE organization costs, and advisory fees of the Commission. He stated that differences between estimates and actuals will be factored into the first true-up of the charge (where actuals are less than estimates), or will be sought in a later rate case (where actuals exceed estimates). Id., p. 190.

Mr. Wehner stated that qualified costs also include the annual costs of the SPE as it pays debt service, both interest and principal amortization, on the securitization bonds, as well as the SPE’s Ongoing Other Qualified Costs. Mr. Wehner testified that Ongoing Other Qualified Costs include costs of approximately $750,000 annually to support the ongoing operation of the SPE if Consumers is the servicer. Exhibit A-20. The servicing fee is 0.05% of the original principal balance. 2 Tr 191. Variations in the actual amount of ongoing costs will be addressed through the true-up mechanism.

Mr. Wehner testified that the SPE will use the proceeds from the sale of the securitization bonds to pay the Initial Other Qualified Costs, or to reimburse Consumers for those costs; and the balance will be used by the SPE to purchase the securitization property from Consumers. He stated that Consumers will use the proceeds from the sale of the securitization property to retire debt and equity. According to Mr. Wehner, though the utility has not yet decided what specific type of debt to retire, the company will consider:

(i) the cost of each of Consumers Energy’s debt instruments and securities outstanding at the time proceeds from the sale of the securitization property to the SPE that issues the securitization bonds are received; (ii) the mandatory cost of retiring each of the securities existing at the time of issuance of the securitization bonds; and (iii) market conditions which might impact tender offer opportunities for securities existing at the time of issuance of the securitization bonds.

2 Tr 193. Mr. Wehner testified that Consumers expects to pay down debt related to mortgages, and that the company will make a cash payment to its parent, CMS Energy Corporation, to pay down equity. He requested that the Commission grant Consumers the ability to authorize the potential early retirement or refunding of these securitization bonds with new securitization bonds. Mr. Wehner stated that Consumers would support the imposition of substantially the same requirements on the reporting of the use of the proceeds as were put into place by the financing order issued in Case No. U-17473. The reports will be in the form depicted in Exhibit A-18, and the first report will be filed within 30 days of the bonds’ initial issuance.

Laura M. Collins, Principal Rate Analyst in Consumers’ Rates and Regulation Department, testified regarding Consumers’ proposed rate design for the securitization charge, the estimated rate impact, and the calculation of the bill credit. Exhibit A-1 shows the proposed securitization charge for each rate class over the 8-year scheduled life of the bonds, which is the result of the estimated annual billings calculated by Steffen Lunde, and the estimated annual billings as allocated to each rate class based on the production capacity allocator approved in Case No. U-20134, Consumers’ most recent rate case as of the date of the filing, for both the expected and breakeven scenarios. Ms. Collins indicated that this method is consistent with that approved in Case Nos. U-17473 and U-18250. Additionally, as in those two cases, the company proposed to exclude current retail open access (ROA) customers from the charge (charges would be retained by transitioning full-service customers and would accrue to ROA customers who return to full service), and self-service power customers would be exempt from the charge. 2 Tr 30. Exhibit A-2 shows the applicable bill credit until rates are reset in the next rate case. Ms. Collins indicated there is a reduction to all rate schedules resulting from the proposed securitization. Id., p. 31. She stated that when the bonds are actually issued, the charge and bill credit calculations will be updated to reflect the production allocator approved in the most recent rate case, which could be from Case No. U-20697 if in effect at the time the bonds are issued.

Daniel L. Harry, Director of General Accounting in the Controller’s Department, sponsored Exhibit A-5, which reflects the accounting entries that Consumers believes will be needed to record the securitized qualified costs on Consumers’ books. Referring to Karn Units 1 and 2 as the Referenced Units, Mr. Harry described how the qualified costs were determined, as follows:

1. Walkforward the current plant investment for the Referenced Units from known data at December 31, 2019 by adding projected plant additions by plant account;

2. Walkforward the accumulated depreciation at December 31, 2019 by adjusting for the projected depreciation expense for the period January 1, 2020 to April 30, 2023;

3. Compute the unrecovered book balance at April 30, 2023 using the described information by Federal Energy Regulatory Commission (“FERC”) plant account.

2 Tr 42. The first step involved updating plan balances to show estimated additions from January 1, 2020, to April 30, 2023, since the units are expected to retire in May 2023. This consisted of the construction work in progress balance plus projected asset additions. Then, depreciation expense was projected for 2020 through 2022, plus the first four months of 2023. The depreciation amount was subtracted from the plant balance, both as of April 30, 2023.

Exhibit A-4.

Mr. Harry described the creation of the SPE and the accounting entries related to the securitization, debt servicing, and collection of the securitization charge revenue. Exhibit A-5 shows these entries, which establish the regulatory asset. The regulatory asset represents the amount that will be removed from rate base. Mr. Harry testified as to the amount of Initial Other Qualified Costs, which consist of costs related to issuing, supporting, and servicing the securitization bonds, and the costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. The Initial Other Qualified Costs are projected to be $11.6 million (as described in Mr. Wehner’s testimony). Mr. Harry indicated that these amounts will also be securitized. Consumers, on behalf of the SPE, will be responsible for calculating, billing, collecting, and remitting the securitization charge revenues received from customers. In turn, because the SPE is a separate legal entity from Consumers, the utility will be paid a servicing fee by the SPE for the administrative costs of servicing the securitization bonds, which is included in the securitization charges. Mr. Harry described how the charges are remitted to the trustee.

Mr. Harry indicated that Consumers specifically seeks the authority needed to record on its books all financial transactions necessary to undertake securitization, including those between Consumers and the proposed SPE. Mr. Harry stated that this set of authorizations is similar to those granted by the Commission in Case Nos. U-12505 and U-17473 and forms the basis for the accounting currently being followed by Consumers. The authority being requested would permit all accounting entries needed to record: (1) the securitized qualified costs, including the establishment of regulatory assets; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire debt and equity existing at the time of issuance of the bonds; (4) the receipt of revenues arising from the proposed securitization charge; (5) the payment of principal, interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; and (7) the amortization of securitized qualified costs. Id., p. 48. According to Mr. Harry, consistent with Consumers’ prior securitizations, the amount securitized will be recorded as a financing of the SPE for financial reporting purposes; and, because the SPE will be consolidated with Consumers for financial reporting purposes, the amounts financed will also appear as a financing in Consumers’ consolidated financial statements.

Scott A. Hugo, Director of Electric Asset Strategy, testified regarding the capital expenditures that Karn Units 1 and 2 will require until their May 2023 retirement in order to operate safely and in compliance with all laws, and maintain their energy and capacity value for customers. Exhibit A-6. He characterized these as critical reliability investments necessary to maintain operability of the units. Mr. Hugo described the use of net energy value (NEV) to quantify the customer benefit accruing from generating units that produce energy, stating that the NEV of a generating unit is the difference between the market value of energy for the generating unit and the cost of producing and supplying energy from the generating unit, expressed in dollars. Mr. Hugo testified that from 2015 through 2019, Karn Unit 1 had an NEV of $27.5 million and Karn Unit 2 had an NEV of $18.9 million. 2 Tr 56. Turning to capacity, Mr. Hugo indicates that the annual capacity value for Karn Unit 1 based upon the settlement price for Local Resource Zone 7 in the 2020-2021 Midcontinent Independent System Operator, Inc. planning resource auction is $20.96 million, and the capacity value for Karn Unit 2 is $21.24 million. Id.

Mr. Hugo stated that Consumers intends to invest a total of $13.527 million in the units in the period beginning January 1, 2020 and ending April 30, 2023, which includes $9.687 million in non-environmental expenditures and $3.840 million in environmental expenditures, and will fund a total of 27 projects. He explained that these projected amounts are not the same as the amounts included in Case No. U-20697 due to certain adjustments. Id., p. 58. Mr. Hugo provided a description of the four environmental projects and 23 non-environmental projects slated to be carried out prior to the retirements, and the projected costs associated with each one.

Heidi J. Myers, Executive Director of Revenue Requirements and Regulatory Affairs, testified regarding the company’s compliance with the statutory requirements of Act 142. She sponsored Exhibit A-9, which compares the net present value (NPV) of the estimated annual revenue requirements for the qualified costs to be securitized under conventional financing methods to the NPV of the estimated annual revenue requirements associated with the securitization bond payments, with both revenue requirement streams being discounted at Consumers’ current authorized pre-tax cost of capital of 7.40% from Case No. U-20134. Ms. Myers stated that Consumers’ requested securitization amount is less than the amount to be recovered over the remaining life of the qualified costs under conventional financing methods, with the difference being approximately $126 million. 2 Tr 144. She stated that she did not include the $11.6 million in Other Qualified Costs in computing the NPV of conventional financing. According to Ms. Myers, the exhibit demonstrates that customers will receive tangible and quantifiable benefits from securitization, and thus demonstrates compliance with the requirements of MCL 460.10i(1). She stated that she calculated the revenue requirement for conventional financing through 2031 because these units were planned to be operated until 2031.

According to Ms. Myers, Consumers expects the weighted average interest rate for the securitization bonds to be 1.776% based upon current market conditions, which will be lower than the company’s pre-tax cost of capital of 7.40% from its most recent rate case, and she opined that this demonstrates compliance with the requirements of MCL 460.10i(2)(b). She also stated that Exhibit A-10 shows that the proposed transaction will comply with the requirements of MCL 460.10i(2)(d), and the amount recovered through securitization cannot exceed $702.8 million. Finally, she testified that any securitization bond interest rate lower than 6.829% will comply with MCL 460.10i(1). Id., pp. 146-147. Ms. Myers explained that under conventional ratemaking, the costs that are proposed to be securitized would be recovered on a gross basis; therefore, she did not compute the qualified costs net of any federal or state income tax amounts.

Ms. Myers explained that actual charges will be determined as described by Mr. Lunde, after the bonds are priced, and customer rates will be reduced by a bill credit reflecting the costs related to Karn Units 1 and 2 included in retail rates, until such time as rates are adjusted in a rate case. The company will submit revised tariff sheets to the Commission reflecting the actual charges and bill credits. She stated that Exhibit A-12 provides the calculation of the value of the bill credit based upon amounts included in Case No. U-20697, the pending (as of the date of the application) rate case. Ms. Myers added that the securitization charge will be placed on customers’ bills beginning with the first billing cycle after the bonds are issued and will remain unchanged until the first true-up, similar to Case No. U-17473. Ms. Myers explained that savings result from the substitution of low-cost securitization debt for conventional financing which usually involves a mix of higher cost debt and equity, and the total savings associated with this application have an NPV of about $126 million. 2 Tr 151.

Ms. Myers discussed the factors that necessitate the periodic adjustment of securitization charges. She noted that charges are based on forecasted sales and the estimated Ongoing Other Qualified Costs of the securitization bond issuer, which are unlikely to ever match actual sales and actual costs exactly. Thus, the revenues collected are unlikely to ever exactly match the cash required by the SPE for the purposes of making the scheduled principal and interest payments on the bonds and covering the SPE’s ongoing operating costs, thus the need for true-ups. Ms. Myers further explained that the next period’s charges must reflect not only the costs attributable to the upcoming period, but also the impact of any over- or undercollections from the previous period. Even absent any over- or undercollections from the prior period, however, Ms. Myers noted that these charges must be adjusted to reflect changes in such things as forecasted sales, expenses, and customer payment patterns for the upcoming period. Ms. Myers proposed that a true-up mechanism similar to that adopted in Case No. U-17473 be adopted in this proceeding. She testified that, consistent with other securitizations, the Commission’s review should be completed within 45 days of the date that the true-up is filed, and be limited to confirming the mathematical computations contained in the proposed true-up adjustment. Exhibit A-13. Ms. Myers set forth the proposed tariff in new Rule C9.2, contained in Exhibits A-14 and A-15. Finally, Ms. Myers explained that the company provides information on a 14-year bond issuance, as well as the proposed 8-year bond issuance. Exhibits A-16, A-17.

Mr. Lunde, a Director in the Global ABS Financing and Securitization Group in Citigroup Global Markets Inc., described the securitization process, provides an overview of Consumers’ proposal, and explained how Consumers proposes to achieve the highest possible credit rating and lowest possible financing costs for the securitization. As explained by Mr. Lunde, securitization separates the credit quality of the issued bonds from that of the company in order to achieve higher credit ratings and lower financing costs. In order to accomplish this, he stated, Consumers proposes to sell the revenue stream and other entitlements and property created by the financing order (i.e., the securitization property) to a bankruptcy remote SPE, which sale, consistent with Act 142, will constitute a “true sale” for bankruptcy purposes. MCL 460.10l(1) and (2); 2 Tr 94-95. This “true sale” is designed to insulate the securitization property from creditors of Consumers and, thereby, from the credit risk of the company. According to Mr. Lunde, a trustee will also be appointed to: (1) act on behalf of the bondholders; (2) remit payments to the bondholders; and (3) ensure that the bondholders’ rights are protected in accordance with the terms of the financing documents. The securitization property and certain other related collateral will be pledged to the trustee, and the SPE will then issue bonds supported by the underlying collateral to investors. Consumers will perform the routine billing, collection, and reporting duties as the servicer for the issuer of the bonds, pursuant to a servicing agreement between Consumers, the issuer, and the trustee.

Mr. Lunde explained that, in addition to the bankruptcy remote status of the SPE, credit enhancements such as the true-up mechanism will be used to obtain the desired triple-A rating for the securitization bonds. He explained that the securitizations that resulted from Case Nos. U-12505 and U-17473 worked the same way. The issuer will receive the right to impose, collect, and receive from Consumers’ customers the amounts necessary to pay the principal and interest on the bonds, as well as the issuer’s Ongoing Other Qualified Costs, timely and in full. 2 Tr 96. Although he does not believe it will be needed in this case, Mr. Lunde stated that Consumers would like to be authorized to use a letter of credit and/or an overcollateralization subaccount, which may later be deemed necessary as additional credit enhancement in the context of the credit ratings review process, the optimal bond structure, and market conditions. Id., pp. 97, 99-100.

Mr. Lunde testified that the securitization property that is sold to the SPE is composed of the rights and interests of Consumers under the financing order, including the right to impose, collect, and receive from Consumers’ customers amounts necessary to pay principal and interest on the bonds, as well as the SPE’s Ongoing Other Qualified Costs, including the right to adjust the amounts of securitization charges through the periodic use of a true-up mechanism. 5 In this case, Ongoing Other Qualified Costs refers to certain qualified costs arising from the issuance of securitization bonds that will be payable from securitization charge collections on an ongoing basis over the transaction’s life. These primarily include servicing fees, trustee fees and expenses, auditor expenses and administrative fees, rating agency fees, independent manager fees, SEC reporting expenses, and other operating expenses incurred by, or on behalf of, the SPE. The Ongoing Other Qualified Costs, which are set forth on Exhibit A-20 and in Mr. Wehner’s testimony, are estimated at about $750,000 per year.

Mr. Lunde further explained that, when put into effect, Consumers’ proposal is designed to establish a nonbypassable securitization charge expressed in cents per kilowatt-hour (kWh), which will appear as a separate charge on customers’ bills. Consumers proposes a system of periodic true-up adjustments to the securitization charges intended to ensure that the dedicated revenue stream from the securitization charge is adequate to make all scheduled payments of the principal and interest on the bonds, as well as all other qualified costs. Initially, Consumers will act as the servicer for the SPE. In that capacity, Consumers will bill and collect the securitization charge, perform the periodic true-ups, and calculate any necessary adjustments to that charge.

5 As stated in MCL 460.10j(2), securitization property shall constitute a present property right even though the imposition and collection of securitization charges depends on further acts of the electric utility or others that have not yet occurred. Moreover, pursuant to MCL 460.10m(2) and MCL 460.10m(4), the lien and security interest of the trustee in the securitization property shall attach automatically once value is received for the bonds, shall constitute a continuously perfected lien and security interest, and shall not be impaired by any later modification of the financing order or by the commingling of funds arising from securitization charges with other funds. As stated in MCL 460.10n(2), the State of Michigan pledges not to take or permit any action that would impair the value of the securitization property or that would reduce or alter (except as allowed in the context of a true-up procedure undertaken pursuant to MCL 460.10k(3)) or otherwise impair the securitization charges approved in this financing order (nonimpairment pledge). Finally, as set forth in MCL 460.10m(8), any changes to either the financing order or the securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

Mr. Lunde stressed that any financing order approving Consumers’ proposal must contain certain elements. 2 Tr 117-127. He stated that among the most significant of these are: (1) irrevocability of the financing order and a reaffirmation by the Commission of the state’s nonimpairment pledge; (2) nonbypassability of the securitization charges among the retail electric distribution customers of Consumers and its successors, irrespective of the source of generation provided to customers, with limited, predefined exceptions; (3) an annual true-up mechanism (with semi-annual or more frequent true-ups if needed) subject only to mathematical review by the Commission; and (4) securitization charges to customers for all such transactions which do not exceed levels likely to result in stress. He asserted that the financing order should specifically reserve to Consumers the sole discretion as to whether and when to issue securitization bonds, which he says is critical to Consumers achieving the lowest financing cost possible. Likewise, he requested that Consumers be authorized to refinance outstanding securitization bonds if indenture provisions so provide and if refinancing would allow for the creation of sufficient additional savings.

With regard to satisfying the requirements of MCL 460.10i(2)(c), Mr. Lunde provided a description of the securitization bond marketing plan. He anticipates that this transaction will have three tranches. 2 Tr 106; Exhibit A-7. He recommended that the bonds pay fixed rates. Mr. Lunde explained that he has structured the scheduled final payment to be in April 2031 in order to align the payments with the timeline of the previously anticipated retirement date for Karn Units 1 and 2. 2 Tr 109. He noted that:

. . . the interest rates, credit enhancement, payment dates, maturity date, cash flow requirements, frequency of principal payments, terms, number of tranches, and tranche sizes are estimates, and may vary at the time of pricing to ensure optimal pricing and ratings. Market conditions and rating agency considerations leading up to the marketing of the transaction will determine the final amortization structure, and market conditions for these securities at the time of pricing will determine the final interest rates.

2 Tr 112-113.

Mr. Lunde stated that all of the infrastructure necessary for Consumers to act as servicer is already in place as a result of the two previous securitizations, “and has worked well.” Id., p. 114. Mr. Lunde explained the critical elements required to appear in this order, which are necessary to achieving a triple-A ratings level, and offers a proposed financing order as Exhibit A-8. He indicated that the following steps would be used to minimize Consumers’ securitization charges: (1) the bonds will be rated by at least two rating agencies; (2) the final payment date will be approximately eight years from the date of issuance; (3) an extensive investor education program will be provided by the company and the underwriters of the bonds; (4) one or more underwriters will be used to market the bonds, who will have specific experience in the marketing of utility securitization bonds; (5) the book-running lead underwriter may adjust the prices and coupon rates to ensure maximum distribution of the bonds at the lowest bond yields consistent with a fixed price offering; and (6) taking into account the actual demand for the securitization bonds on the day of pricing, the underwriters will agree to purchase the bonds at specified prices and coupon rates. Id., pp. 119-121.

Mr. Lunde stated that the precise terms and conditions of the securitization will not be known until just prior to the time of the sale, which Consumers anticipates will take place around April 1, 2023, with a final payment date in April 2031, and a legal final maturity date around April 2033. Exhibit A-7. He explained that the final maturity date was selected in order to provide time for charges to be collected to make up for any shortfall. He stated that partial payments made by customers should be allocated among the 2014 securitization payment (resulting from the 2013 order), this securitization payment, and other billed amounts, based on the ratio of each component to the total bill.

Mr. Lunde reiterated that the most important elements of the order are irrevocability, nonbypassability, true-ups, and reaffirmation of the nonimpairment pledge. He testified that collection of the charge must be ensured, even in the face of reductions in usage or increases in payment delinquency or self-generation. 2 Tr 123, 126-127. Mr. Lunde opined that a different securitization charge for each customer, where a uniform per-kWh charge is applied within each rate class, would be acceptable to the rating agencies “as long as the mechanics for determining such charges are pre-defined and specific.” Id., p. 127. Like Ms. Myers, he proposed that Consumers, as the servicer, be authorized to modify the allocation among rate classes used in the true-up mechanism in order to reflect whatever is the Commission-approved production capacity allocation at the time of the true-up. Mr. Lunde noted that the 2014 securitization (resulting from the 2013 order) currently appears on customers’ bills. He stated that the combination of the 2014 securitization charge and the proposed securitization charge in this case will account for approximately 2.8% of the total monthly bill for an average residential customer (using 658 kWh per month). Id., p. 128. Mr. Lunde testified that he expects the servicing agreement for this transaction to be quite similar to the servicing agreements used for the 2001 and 2014 securitizations, and that the compensation for the servicer will be a fixed fee up to 0.05% of the original principal amount of the bonds. Id., p. 131.

IV.

POSITIONS OF THE PARTIES

A.	Direct and Rebuttal Testimony

1.	The Michigan Department of Attorney General

Sebastian Coppola, an independent business consultant, testified on behalf of the Attorney General about: (1) the amount of qualified costs and the inclusion of forecasted capital expenditures, (2) the amount of upfront costs to issue the bonds and on-going administrative service costs, (3) the role of Citigroup as the company’s transaction advisor, (4) the verification and debt service costs to be recovered from customers, (5) the term of the bonds and the amortization period for the qualified costs,x (6) the appropriate proportion of debt and equity capital to be removed from the company’s capital structure from proceeds received from the bonds, (7) the inclusion of the applicable cost savings in the calculation of the bill credit on customer bills, (8) the application of the securitization surcharge to customer groups and the allocation of future cost savings, and (9) accounting entries between the company and the SPE.

Mr. Coppola stated that Consumers included $13.5 million in forecasted capital expenditures for routine and major maintenance items for the units during the 2020 to 2023 period ($3.8 million for environmental remediation and $9.7 million in other expenditures). 2 Tr 233; Exhibit A-6. According to Mr. Coppola, these expenditures are not intended to extend the useful life of the units but are instead to keep the units operating until they are retired and should thus be considered, in accordance with generally accepted accounting principles (GAAP), as operations and maintenance (O&M) expenses, with the amounts expensed as incurred beginning in 2020 through the retirement of the units in May 2023. Mr. Coppola stated:

Although in prior years, the Company may have capitalized similar expenditures under its regulatory accounting practices to extend the useful life of the generating units, the Company’s declaration that these units will be retired in the near future changes the nature of the expenditures from long-term capital improvements to short-term operating costs.

2 Tr 234. Mr. Coppola further asserted that O&M costs do not fall under the definition of qualified costs under MCL 460.10h(g) and thus recommended that the $13.5 million in forecasted expenditures be excluded from the company’s amount of qualified costs. In the alternative, should the Commission find these expenses to be capital additions instead of O&M expenses, Mr. Coppola recommended $6,459,310 of the $13.5 million in forecasted expenditures be removed for those non-environmental expenditures for 2020 through 2023 that are not adequately supported, are unnecessary for the short period before retirement of the units, or are overstated. Id., pp. 235-242; Exhibits AG-2, AG-5. And, although not proposing any adjustments for environmental expenditures, Mr. Coppola also asserted that the Commission should take the company’s inaction surrounding these expenditures into consideration in determining whether the environmental expenditures should be included in qualified costs. 2 Tr 235-236; Exhibit AG-5.

With forecasted bond issuance costs in the amount of $11.6 million also included in qualified costs (approximately $8.6 million related to the issuance of new bonds and $3 million to retire existing bonds on the books), 6 Mr. Coppola took issue with significantly large items related to issuance, specifically with regard to legal fees, auditor fees, SPE organizational costs, Commission costs, and miscellaneous costs. Largely based on prior expenses in Case No. U-17473, Mr. Coppola recommended that the Commission remove $2,621,000 from these forecasted costs, approving the difference. 2 Tr 243-246; Exhibits A-10, AG-6, AG-7. According to Mr. Coppola, “This is a reasonable amount that will provide an incentive to the Company to control and minimize issuance costs. Any small variation to this amount can be determined near or at the time the bonds are issued and the subsequent cost true-up reconciliations.” 2 Tr 246.

6 Mr. Coppola opined the retirement costs for existing bonds reasonable as a placeholder at this time. 2 Tr 246-247.

With regards to forecasted on-going bond servicing costs, Mr. Coppola recommended that the Commission not approve Consumers’ proposed $351,400 in annual servicing fees until the company presents evidence that, based on actual costs to service its outstanding bonds in 2014, the proposed amount is reasonable. Exhibits A-20 and AG-11. And for other proposed annual costs by the company, based on a table comparing the proposed costs with actual costs incurred in 2019 for administering the bonds issued in 2014 in connection with Case No. U-17473, Mr. Coppola asserted an overstated forecasted amount in this case by as much as $225,000. As stated by Mr. Coppola, “Although trustee fees and rating agency fees may be higher due to the higher amount of bonds issued, the other expenses should be comparable to the bonds issued in 2014.” 2 Tr 249. Mr. Coppola thus recommended that the Commission reduce these other proposed annual costs by at least $200,000.

Mr. Coppola stated that Consumers engaged Citigroup as the financial advisor on this transaction but had not yet appointed the underwriters and did not intend to undergo a competitive bidding process in its selection. Exhibit AG-8. To avoid a conflict of interest, Mr. Coppola recommended that the Commission direct the company to separate these roles and not allow Citigroup to be an underwriter in this matter.

Mr. Coppola testified that Consumers presented two financing options for the securitization bonds to be issued in April or May 2023—one with a final term of 8 years and the other with a final term of 14 years. Contrary to the company’s preferred term of 8 years, Mr. Coppola recommended a final term for the securitization bonds of 14 years. Mr. Coppola stated that the NPV of the 14-year financing term is 45% (or $56.5 million) better than the 8-year financing term and that, even though customers will pay more nominal interest over the 14-year period, the longer financing term of the bonds will increase customer affordability. Highlighting pages 1 and 3 of Exhibit A-1, Mr. Coppola testified that “the amount of securitization surcharge that would be billed to customers during the first five years would be $187 million less under the 14-year term than the 8-year term.” 2 Tr 251. Mr. Coppola further stated that the company’s tie of its preferred financing term to the retirement of the units in 2031 “should not be determinative in this case,” because that retirement date was never firm and was abandoned by the company in Case No. U-20165. Id., p. 252. In further support of the 14-year term, Mr. Coppola pointed to current interest rates at very low levels and the 14-year term previously chosen by the company in Case No. U-17473.

Mr. Coppola testified that Consumers was asked in discovery to provide calculations to allow for validation of amounts in Exhibit A-7 but “refused to provide the calculations stating that the model used to perform the calculations is very complex and proprietary.” Id., p. 253; Exhibit AG-10. Mr. Coppola further stated that the accelerated schedule in this case does not allow for the filing of a motion to compel disclosure of this information. Arguing validation “necessary to render an opinion on the accuracy of the calculations for both approval of the securitization application and also for the final determination of the billing amounts at time of issuance of the bonds and the subsequent true-up reconciliations,” Mr. Coppola recommended that without such validation the Commission reject the company’s application. Id.

Mr. Coppola next testified about the retirement of debt and equity capital in this case. Characterizing discrepancies between retirement ratios set forth in testimony and exhibits on behalf of Consumers, along with the equity ratio approved in the company’s recent rate case settlement agreement in Case No. U-20650, as “troubling” and “disingenuous,” Mr. Coppola recommended that the order in this case “clearly state that it expects the Company to use the proceeds from the issuance of securitization bonds to pay down debt and equity in the permanent capital structure in the same proportion approved in the most recent rate case before the issuance of the bonds.” Id., p. 254.

Mr. Coppola stated that Consumers provided Exhibit A-12 to show the general rate decrease that will occur after the securitization bonds are issued and the units are removed from rate base; however, this only shows savings from the return on the removed rate base expense, along with the removal of depreciation, not including O&M and property tax expenses. Mr. Coppola testified that the company was asked about this in discovery, specifically why these other expenses were not included in the calculation in Exhibit A-12, to which the company replied the exhibit simply being an illustration with the intention of all costs pertaining to the units being included in the calculation of the bill credit at the time the bonds are issued. Unfortunately though, according to Mr. Coppola, “Exhibit A-12 does not indicate that the calculations are illustrative and there is no indication in the Company’s testimony that other cost savings included in base rates would be included in the calculation of revenue requirement savings to be returned to customers through the bill credit.” 2 Tr 256. Mr. Coppola thus recommended that the Commission address this in its order by making clear the expectation that all cost savings from the removal of rate base and operating costs for the units be included in the bill credit calculation, along with, discussed next, the lower overall cost of capital benefit of securitization.

Discussing the allocation of the benefit from paydown of debt and equity, Mr. Coppola testified:

The removal of the remaining net asset balance of the Karn 1 and 2 units from the Company’s rate base and the paydown of debt and equity capital from the proceeds received from the securitization bonds will lower the Company’s overall cost of capital. The Company’s calculation of the reduction in general rates in Exhibit A-12 does [not] reflect this benefit, nor is it reflected in other exhibits and testimony filed by the Company in this case.

2 Tr 256. Mr. Coppola stated that he calculated this benefit to customers at approximately $6.2 million, as set forth in Exhibit AG-15 and based on the company’s filed rate base and capital structure in Case No. U-20697, and asserted that this benefit, calculated at the time of issuance,should also be reflected in the bill credit to customers. Mr. Coppola, however, raised a concern about this benefit in the bill credit when rates are reset. According to Mr. Coppola:

[O]nce a new rate case takes effect the bill credit ends and the Company will reduce rate base, remove any O&M and other costs pertaining to the Karn units 1 and 2 facilities from the revenue requirement and will use the updated overall cost of capital rate reflecting the paydown of debt and equity capital from the securitization bonds. With regard with this last item, the problem arises when the updated overall cost of capital is applied to the entire electric rate base of the Company adjusted for the removal of the Karn 1 and 2 net book value. Without an appropriate adjustment, the benefit of the lower cost of capital shown in Exhibit AG-15 would also be passed on to ROA [retail open access] customers who should not receive that benefit because they are not paying a share of the Karn securitization costs. This inequity needs to be corrected in rate design. It appears that in Case No. U-17473, this inequity was not corrected.

2 Tr 258. To correct this inequity, Mr. Coppola proposed that Consumers:

calculate the amount of financial benefit from the lower cost of capital at the time that the Karn securitization bonds are issued. The Company should first include this cost saving in the calculation of the bill credit. In conjunction with the filing of a rate case subsequent to the issuance of the securitization bonds, the Company should also use this same cost saving and allocate it entirely to full-service customers in the rate design and zero to ROA customers.

The portion of the $6.2 million cost saving, or whatever final amount the Company calculates, applicable to ROA customers should be a reduction in the revenue requirement to be billed to full-service customers and an addition to the revenue requirement to be billed to ROA customers. This adjustment will remove the inherent inequity of allocating a portion of the benefit of the lower cost of capital to ROA customers by following the conventional cost of service allocation and rate design procedures.

Although this cost savings is a permanent benefit, I propose that the rate design adjustment be done for only the period that the securitization surcharge is in effect.

Id., pp. 258-259.

Lastly, Mr. Coppola testified about accounting entries and the purpose of Exhibit AG-16 to supplement the record with an expanded version of Exhibit A-5 obtained during discovery showing all pertinent accounting entries that will be recorded by Consumers and the SPE in this transaction.

In rebuttal, Mr. Hugo expressed concern with Mr. Coppola’s recommendations. Mr. Hugo testified that, aside from projected capital expenditures for the Karn Retention and Separation Plan, all 2020 and 2021 projects were presented in Case No. U-20697, with no disallowance recommendations from Mr. Coppola for any capital expenditures associated with these projects nor any different accounting treatment proposals (capital vs. O&M) in that case. 7 Mr. Hugo further stated that many of these projects were previously considered and pre-approved in Consumers’ IRP in Case No. U-20165 and that the company “has been proceeding with these projects in good faith and any disallowance of these costs or accounting of these costs as O&M at this point in time would be unreasonable.” 2 Tr 67. Mr. Hugo asserted that Consumers could not practically avoid 2020 capital expenditures for any of the capital projects, testifying that it would be unreasonable to disallow such costs at this point in time, given that calendar year 2020 is nearly complete and no showing of unreasonableness or imprudence has been made. Mr. Hugo reiterated the retirement of Karn Units 1 and 2 in May 2023 being fully explained in the company’s approved settlement agreement in Case No. U-20165, to which the Attorney General was a signatory, and argued Mr. Coppola’s additional attempt at disallowances in this proceeding is unreasonable. 8 Mr. Hugo then proceeded to separately address each of Mr. Coppola’s recommended capital expenditure disallowances.

7 Mr. Hugo noted additional discussion on treatment of these project costs as O&M by Ms. Myers in her rebuttal testimony.

8 Mr. Hugo noted further discussion about disallowing capital expenditures in this proceeding versus an electric rate case by Ms. Myers in her rebuttal testimony.

First, with capital expenditures associated with the Karn Retention and Separation Plan, Mr. Hugo, disagreeing with Mr. Coppola, stated that Mr. Coppola misinterpreted the company’s discovery response in Exhibit AG-2. According to Mr. Hugo:

Mr. Coppola concluded that because the Company did not include any capital expenditures in its current electric rate case that it was now changing its position regarding cost recovery of a portion of the Karn Retention and Separation Costs. That conclusion is incorrect. Due to the late identification of both O&M and capital costs associated with [the] Karn Retention and Separation Plan, the Company only included O&M expense so as to not impact the case filing schedule. The projected capital expenditures of $3,579,310 are completely separate from, and not duplicative of, the requested O&M expense in the Company’s Electric Rate Case No. U-20697 and, therefore, should not be excluded from the securitization amount in this proceeding.

2 Tr 68.

Next, as to employee wages and salaries, Mr. Hugo again disagreed with Mr. Coppola and stated that these expenses are accounted for based on the type of work performed by the employees, with a portion of time and compensation for capital work at the plant recorded as capital rather than O&M. Mr. Hugo thus asserted Mr. Coppola’s disallowance unjustified and stated that the company expects to properly include these capital expenditures in future rate cases.

Mr. Hugo next rebutted Mr. Coppola’s recommended disallowance of $354,000 for capital expenditures for major motor and pump overhauls. According to Mr. Hugo, while Mr. Coppola’s recommendation is based upon an accurate five-year average capital expenditure of $423,000 for the units, recent trend projects an increase in annual spending. Mr. Hugo testified, “The average capital expenditure for the last three years is $590,000, which is above the projected amounts for both 2021 and 2022. In addition, it is unrealistic to assume that no work would be required in 2023.” 2 Tr 69. Mr. Hugo added that approval of these projected capital expenditure amounts in this proceeding does not necessarily result in Consumers actually making the investment or in the amount of qualified costs to ultimately be securitized. Mr. Hugo stated:

The Company continuously performs condition-based assessments on plant equipment to identify work that must be performed to maintain its reliability. To the extent that the investment does not ultimately make economic sense for its customers, especially in 2023, the Company will make the decision to forego that expenditure.

* * *

To the extent that the Company does not actually incur the projected capital expenditures, they will not be included in the Qualified Costs. Company witness Myers discusses this topic in more detail in her rebuttal testimony.

2 Tr 70.

Mr. Hugo next indicated his disagreement with Mr. Coppola’s proposed disallowance for capital expenditures for mill wheel replacements based upon replacement history. Mr. Hugo testified that Karn Unit 1 has six mills that require exhauster wheel replacements on a regular interval, with most recent replacements performed during the period from 2016 through 2018. 2 Tr 70; Exhibit AG-2. Mr. Hugo further stated that there is high probability of failure of one or more exhauster wheels if not replaced before May 2023, that cost history does not reflect all capital work performed as these replacements were historically performed as part of mill overhauls and not separately identified, and that this replacement work should continue, as a failure will result in a unit derate of approximately 30 MW. Mr. Hugo testified, “As discussed previously, to the extent that the Company does not make the requested investment for mill exhauster wheel replacement, the amount to be securitized will not reflect it.” 2 Tr 71. Mr. Hugo thus asserted that Mr. Coppola’s disallowance recommendation should be rejected.

Mr. Hugo asserted that Mr. Coppola’s disallowance recommendation for the Karn Unit 1 boiler feed pump (BFP) and feedwater control value should also be rejected. According to Mr. Hugo, “Projects with a low to medium probability of failure have as much as a 70% chance of failure.” Id. Mr. Hugo asserted that it would be unreasonable to prematurely remove these expenditures from consideration and stated that these projects were included and reviewed in Case No. U-20165 and that no disallowance recommendation was made in Case No. U-20697. Mr. Hugo repeated that the company will continue to assess equipment and will take appropriate action considering cost and that if the projected investment is not made, the projected costs will not be included in the final amount to be securitized.

Mr. Hugo next addressed Mr. Coppola’s disallowance recommendation for balance of plant (BOP) equipment replacements and recommended that this also be rejected. Mr. Hugo testified that Mr. Coppola ignored the five-year annual average expense of $850,000 to suggest that, based on recent history, $250,000 is the correct amount; however, according to Mr. Hugo, this decline in BOP was by design. Mr. Hugo explained:

The Company’s current practice of forecasting projected capital expenditures for BOP equipment is to provide typical spending in the years leading up to the investment year and identify specific BOP equipment projects in the year prior to investment. This leads to a lower total cost for the BOP equipment project but additional costs for other individual projects. This is the reason that no capital expenditure amounts have been reflected for 2020, as the BOP spending has already been converted into individual projects for specific equipment. The BOP projects were both included in and reviewed in the IRP and, as previously discussed, to the extent that the capital investments are not necessary or do not make economic sense for the Company’s customers, the decision will be made to not make the investment.

Id., p. 72.

Mr. Hugo next addressed, and recommended rejection of, Mr. Coppola’s $500,000 disallowance proposal regarding the replacement of the element and re-machining of the barrel for the Karn Unit 2 BFPs 2A and 2C. Mr. Hugo testified that a medium probability of failure is 40-70% and will cause a derate of approximately 60 MW for the unit, thus impacting customer costs. Mr. Hugo again discussed how the company will monitor the condition of the equipment and will only perform work that is economically beneficial for customers. Mr. Hugo also stated that this project was included and reviewed in Case No. U-20165 and that, to the extent capital investment is not necessary or economical, “the decision will be made to not make the investment.” Id., p. 73.

Next, Mr. Hugo addressed Mr. Coppola’s $286,000 disallowance recommendation for capital expenditures for fuel handing railroad replacements and recommended that this proposal too be rejected. Mr. Hugo testified, “All of the remaining fuel handling railroad replacements that are necessary through plant retirement are planned for 2021 in order to achieve maximum benefit of the replacements; no replacements are planned in 2022 or 2023.” Id. Mr. Hugo further iterated the necessary or economical standard that the company employs in making its decision to make capital investments or not.

Mr. Hugo then addressed Mr. Coppola’s $450,000 disallowance proposal concerning capital expenditures for fuel handling infrastructure replacement. According to Mr. Hugo:

Fuel handling belts are an item which wear during operation and require periodic replacement. Replacement of worn belts is necessary once they become thin and reach the point that repairs are ineffective and are not long term (greater than one month). The failure of a belt will cause the fuel path to be out of service for both Karn Units 1 and 2, potentially resulting in a forced outage for both units. Because the average unit start-up cost averages approximately $75,000, a single belt failure will result in incremental Power Supply Cost Recovery expense of $150,000, not including potential replacement power costs. The belts are replaced based on periodic condition assessments.

Id., p. 74. Here, Mr. Hugo again reiterated the necessary or economical standard applied by the company during its decisional process regarding capital investments.

Mr. Hugo next addressed, and recommended rejection of, Mr. Coppola’s proposed exclusion of $203,500 of capital expenditures for Karn small tools, equipment, pumps, motors, valves, and instrumentation. Mr. Hugo stated, “Mr. Coppola based his disallowance on actual spend for 2019 alone and assumed no capital expenditure for 2023. The three-year average of $239,184 (reflected on Exhibit AG-3, page 4 of 4), along with a prorated amount of investment in 2023, better approximates the projected amount.” 2 Tr 75. Mr. Hugo further noted that projected costs for projected investments not made will not be included in the final amount to be securitized in this case.

Mr. Hugo lastly addressed Mr. Coppola’s recommended disallowance of $289,333 of capital expenditures for security and firewall replacement and upgrades and asserted that this recommendation should be disregarded. Mr. Hugo testified:

The Company clearly identified the basis for performing this work in its response to discovery request U20889-AG-CE-028, which Mr. Coppola included as Exhibit AG-4. The Company identified that this equipment is at end of life, and its operability is necessary to maintain its North American Electric Reliability Corporation Critical Infrastructure Protection (“NERC CIP”) compliance. NERC CIP is a set of requirements designed to secure the assets required for operating North America's bulk electric system. The Company also identified that it would be subject to fines of up to $1,200,000 per day per event should it fail to comply with NERC CIP. It would be both negligent and irresponsible for the Company to not perform this work . . . .

Id., pp. 75-76.

Mr. Lunde also provided rebuttal testimony, to address statements made by Mr. Coppola regarding the inability to validate the annual amounts to be billed to customers to recover securitization costs. Mr. Lunde testified that Citi used its “very detailed and highly complex propriety cash flow model” to create Total Cash Requirements and Estimated Billings Under Securitization in Exhibit A-7 and that, to the best of his knowledge, Citi has not shared this model in the past with any person in regulatory proceedings or otherwise. Id., p. 136. That said, however, Mr. Lunde noted:

that the cash flows and associated footnotes in Exhibit A-7 (SL-1) provide sufficient detail to perform an analysis of the annual amounts to be billed to customers. Total Cash Requirements (column (F) can be determined by adding columns (B) (fixed amount), (C) (principal outstanding times the interest rate provided) and (E) (fixed amount). The Total Cash Requirements in the Exhibit A-7 (SL-1) are further adjusted for certain items such as write-offs and collection curve impacts for the applicable customer classes in order to derive the annual amounts to be billed to customers. It should be emphasized that these adjustments do not change the timing or cash amount of customer payments - only the billing required to generate the necessary cash flows is adjusted - so they will accordingly have negligible impact on any of the statutory tests in this case.

Id., p. 137.

Ms. Myers rebutted Mr. Coppola’s adjustments to qualified costs, the bill credit calculation, and the allocation of capital structure benefits.

Ms. Myers testified that Consumers continues to support its $13.5 million of projected capital spending as appropriately included in qualified costs. Ms. Myers stated that the company follows the Uniform System of Accounts (USOA) for guidance on capitalization including on the use of retirement units as set forth in Item 10 under the Electric Plant Instructions of the USOA. In this regard, Ms. Myers asserted Mr. Coppola is wrong in his assumption that once retirement is announced capitalization is no longer possible. Per Ms. Myers, “[c]apital work performed will extend the life of the retirement unit assets. It is not correct to assume that any spending at Karn Units 1 and 2 is required to extend the retirement date past May of 2023 in order to be capitalized.” 2 Tr 163.

Ms. Myers further testified that this is not the appropriate case to have the company expense items that are planned to be capitalized. Ms. Myers asserted such a decision could be punitive, based on current rates and those proposed in Case No. U-20697, leaving Consumers “with no way to collect for the 2020 and 2021 spending.” Id. In Case No. U-20697, which Ms. Myers asserts is the more appropriate place to make this type of proposal, Ms. Myers also noted that Mr. Coppola did not make a recommendation for capital spending for Karn Units 1 and 2 to be recorded as O&M expense, treatment the company does not agree with but which would have at least provided a means for rate relief for the recovery of such spending.

Ms. Myers also disputed Mr. Coppola’s alternative proposal to remove $6.5 million of the $13.5 million in projected capital spending from qualified costs. Ms. Myers referenced Mr. Hugo’s rebuttal testimony addressing each adjustment proposed by Mr. Coppola and also testified that there is no need for granular scrutiny of the projected capital spending in this case, as the company is requesting to securitize up to $691.2 million in remaining net book value and if Consumers “does not spend the full $13.5 million of projected capital spending, then it will not be included in the actual remaining net book value that will be securitized at the time the bonds are issued.” Id., p. 164. Likewise, according to Ms. Myers:

if the Commission were to make a disallowance of capital spending in the pending or a future rate case, the disallowed capital would not be included in the actual remaining net book value and would not be securitized. Making any reductions to the Company’s supported $13.5 million of projected capital spending only serves to create the likely possibility that the actual remaining net book value will be in excess of the amount approved for securitization, leaving the balance to be recovered through base rates.

Id.

With the bill credit, Ms. Myers asserted that Mr. Coppola mischaracterized the company’s response during discovery. Here, Ms. Myers highlighted the difference in his testimony versus that provided in the company’s actual discovery response and stated that “O&M and property tax expense should continue to be collected through base rates and should not be included in the bill credit.” Id., p. 165. Ms. Myers explained the intent behind the bill credit—to remove amounts collected through base rates that would be duplicative in the securitization charge (i.e., the net book value and depreciation expense associated with the units), not to cover expenses (i.e., O&M and property tax expense) that will not be collected through the securitization surcharge. Ms. Myers further stated that “base rates will have been set to include the proper amount of O&M expense and property tax expense for the test period of the rate case with the understanding that Karn Units 1 and 2 will retire in May of 2023.” Id., p. 166. Ms. Myers thus maintained it inappropriate to include any O&M or property tax expense in the bill credit. Ms. Myers further disputed the inclusion of the cost of capital benefits in the calculation of the bill credit. Ms. Myers reiterated the intention of the bill credit, which will only be in place until base rates are subsequently reset. Ms. Myers testified:

As explained on page 14 of the direct testimony of Company witness Todd A. Wehner, the pay down of debt and equity may take up to 15 months. It is likely that the bill credit will terminate prior to the completion of recapitalization process. Therefore, it would not be appropriate to build these benefits into this temporary bill credit. To do so would result in providing benefits to customers that have not yet been realized by the Company.

Id.

Ms. Myers then addressed, and disagreed with, Mr. Coppola’s proposal on how capital structure benefits should be allocated to customers. According to Ms. Myers, Mr. Coppola’s proposal would penalize customers that subsequently switch to retail open access by having them pay the securitization charge along with the increased revenue amount for the calculated cost structure benefit. Ms. Myers also stated that she does “not agree with essentially creating a separate or adjusted capital structure for choice customers,” highlighting that such an adjustment was not made in Case No. U-17473. Id., p. 167.

Mr. Wehner also rebutted certain aspects of Mr. Coppola’s direct testimony and sponsored Exhibit A-24, Company’s Response to Discovery Request 20889-AG-CE-40. First, Mr. Wehner disagreed with the benefits asserted by Mr. Coppola of a 14-year securitization versus an 8-year securitization. Mr. Wehner stated that the company’s 8-year securitization matches the original expected life of the units until 2031 and, also discussed below in response to Mr. Pollock’s direct testimony, provides significant customer savings of $62.2 million (or 53% less) in total interest payments compared to a 14-year securitization. Mr. Wehner continued:

On page 30 of his direct testimony, Mr. Coppola tries to draw a comparison to a 30-year mortgage versus a 15-year mortgage. In so doing, he makes the same mistake as Mr. Pollock. The analogy is a false one, as it only works if you have the same customers throughout the entire 30-year life of the mortgage – and in this case, we know that we will have new customers in years 9 through 14 that certainly would not benefit from Mr. Coppola’s recommended approach.

2 Tr 199. Mr. Wehner further disputed Mr. Coppola’s discussion on interest rates currently at low levels and the advantage per debt financing acumen to issue bonds for the longest term possible to lock in the low interest rate for a longer period. Mr. Wehner argued that Mr. Coppola did not specify who this would be advantageous for, as it would certainly not benefit or help Consumers, nor did he cite or support his referenced financing acumen. According to Mr. Wehner, Consumers “does not believe low rates should dictate, for example, that all debt issuances be extended to the maximim [sic] length allowed by the market, and low interest rates should not dictate that the Commission adopt Mr. Coppola’s recommended securitization structure either.” Id., pp. 199-200.

Mr. Wehner further disagreed with Mr. Coppola’s recommended downward adjustments to the company’s initial other qualified costs, arguing the basis for the same based “on a number of unsupported speculations and assumptions about what the final expenses may be.” Id., p. 200. Mr. Wehner stated Consumers endeavored to keep the structure of this proposed financing as straightforward as possible but that total costs will be impacted by complexities raised by intervenors, including those of Mr. Coppola. Mr. Wehner, in this regard, asserted a lack of basis for Mr. Coppola’s proposed adjustments for legal costs, auditor fees, SPE organizational costs, Commission costs, and miscellaneous items, specifically citing Commission costs as an expense the company neither manages nor controls and one that could possibly overrun actual costs from Case No. U-17473. Mr. Wehner stated that any expenses exceeding estimation would be shouldered entirely by the company, that it is in Consumers’ best interest to save customer costs by managing expenses, and that estimates should be reasonable “but not so low that this sort of scenario will become an issue for this securitization or call to question the viability of securitizations as reasonable solutions for companies going forward.” Id., p. 201. Further, according to Mr. Wehner, “the Company has no desire to, and would not propose to, securitize any more of the initial qualified costs than are certain at the time of financing.” Id. If actual initial other qualified costs are ultimately lower than projected at the time of bond issuance, Mr. Wehner testified that customers would benefit from savings in the principal amount securitized. Thus, as stated by Mr. Wehner, “no negative impact on customers would result if the Company’s projected costs are higher than actuals. If Mr. Coppola’s proposed reductions are intended to protect customers, they are not necessary.” Id., pp. 201-202.

Mr. Wehner next addressed the topic of servicing fees raised by Mr. Coppola and testified that many individuals through different functional areas of the company are involved in securitization responsibilities, which represents hours dedicated to servicing the 2014 securitization, although never specifically tracked individually. Mr. Wehner discussed the 2014 securitization, to put servicing costs into perspective, and testified that, “[w]hile the Company has not commissioned a study of the total servicing expenses and associated labor hours, doing so would only increase the costs of a securitization, and it would not change the fact that the servicing fee is not a source of revenue for the Company,” as all referenced labor hours are included in rates. Id., p. 203. Here, Mr. Wehner referenced Exhibit A-24, which he asserted Mr. Coppola did not recognize, and stated:

This discovery response explains that the servicing fee paid to the Company would be included as a reduction in Operating and Maintenance expense in the Company’s rate cases following the issuance of the securitization bonds. Therefore, even if the servicing fee were increased to a level in excess of the actual expenses, the Company does not profit from it. On the other hand, making the servicing fee artificially low would shift the cost of servicing from the securitization charge to base rates.

Id. Mr. Wehner further illustrated servicing fee data dating back to 2007 to provide additional support for the company’s requested servicing fee of 0.05% in this case. Id., pp. 203-204.

Mr. Wehner similarly disagreed with Mr. Coppola’s adjustments to the company’s ongoing other qualified costs estimates, which Mr. Wehner likewise asserted were without any support.

According to Mr. Wehner:

[Mr. Coppola] did not account for auditor and trustee fees, which increase from time to time. He did not account for Securities and Exchange Commission reporting expenses which have generally continued to rise over time. He did not account for rating agency fee increases despite a much larger principal amount of bonds. Similar to the Initial Other Qualified Costs, my estimates strike an appropriate balance, and the Commission should disregard Mr. Coppola’s recommendation on this topic in favor of my initial estimates.

Id., p. 204. Mr. Wehner further asserted the securitization charges, through the true-up mechanism, will be adjusted for any differences between actuals and estimations, thus again averring any proposed reductions to protect customers as unnecessary in this case.

Mr. Wehner also disputed any conflict if Citigroup were to act as both the financial advisor and underwriter for this case. Mr. Wehner asserted that a competitive bid process would not deliver the desired outcome given the specialized nature of this transaction with “few knowledgeable market players.” 2 Tr 205. Mr. Wehner went on to say:

The financial advisor learns a great deal about the company and its customers, the regulatory framework supporting the Financing Order and the financing structure – all knowledge that is critical for the successful execution and placement of the bonds. The fee arrangement provides a significant rebate if Citigroup also acts as an underwriter thereby providing additional customer cost savings. Additional time, resources, and expense would need to be incurred if a lead underwriter other than the financial advisor was selected. Because of these factors, having the financial advisor act as an underwriter on the securitization financing serves to lower overall customer costs – the very opposite effect of what Attorney General witness Coppola conjectures in his testimony. A financial advisor would not negotiate with underwriters on behalf of the Company – the Company is very knowledgeable and capable when it comes to interfacing with bond underwriters. As a result, a negotiated process has been used in almost all utility securitizations. The financial advisor has acted as underwriter in a significant majority of utility securitizations for the very reasons described above, and Citigroup acted as both the financial advisor and an underwriter in the Company’s most recent 2014 Securitization. Therefore, I see no validity to Mr. Coppola’s position.

Id., pp. 205-206.

As to access to Citigroup’s proprietary model to validate billing calculations, Mr. Wehner disagreed with Mr. Coppola. Mr. Wehner mentioned the securitization work Citigroup has done around the entire nation and expressed concern about the possible negative impact sharing its proprietary could have not only on Citigroup’s business but on future securitizations in the state of Michigan, “since such an action will erode utilities’ ability to retain professional services in the pursuit of securitizations.” Id., p. 206. Mr. Wehner further asserted such access to be unnecessary. Mr. Wehner testified:

Company witness Steffen Lunde’s Exhibit A-7 (SL-1) does not form the basis of a request for recovery of any specific cost in this case. Rather, it provides reasonable estimated annual cash flow requirements, which Company witness Myers used to compare the net present value (“NPV”) of the estimated annual revenue for the qualified costs to be securitized under conventional financing methods to the NPV of the estimated revenue requirements associated with the securitized bond payments. Ms. Myers’ analysis demonstrates that customers will receive tangible and quantifiable benefits from securitization because the NPV of the estimated revenue requirements collected under the securitization financing order is less than the NPV of the estimated revenue requirements that would be recovered over the remaining life of the qualified costs using conventional financing. The savings to customers (relative to existing ratemaking treatment) that Consumers Energy expects customers to realize as a result of this Application are $126.0 million. Mr. Coppola was free to propose his own alternative methodology for cash flow projections, but he did not. However, even if he had, I cannot imagine that Mr. Coppola’s analysis would vary in any significant degree from Mr. Lunde’s, or that it would have a significant impact on any conclusion to be reached in this case.

Id., pp. 206-207.

And lastly, Mr. Wehner disagreed with Mr. Coppola’s characterization that the company’s commitment to retire 50/50 debt and equity is troubling. Mr. Wehner stated that this ratio, illustrated in Exhibit AG-13, is consistent with company testimony in Case No. U-18250 and is what he expects for the use of proceeds in this matter. Mr. Wehner reiterated, however, that Consumers would not plan a 50/50 pay down of debt and equity if a longer securitization term were preferred by the Commission.

2. The Association of Businesses Advocating Tariff Equity

Jeffry Pollock, an energy advisor and President of J. Pollock, Incorporated, testified on behalf of ABATE about the scheduled life of the bonds and how associated costs should be allocated and recovered from bundled service customers.

Mr. Pollock stated that there is no policy reason to constrain the life of these bonds to just eight years, as chosen by Consumers. Mr. Pollock averred that there is significant experience with utilities issuing longer-term securitization bonds, including 10 years or longer, which financial markets clearly support. 2 Tr 350-351; Exhibit AB-2. Mr. Pollock testified that the annual securitization charges required for 14-year bonds in this case versus 8-year bonds are projected to be 38% lower and that longer-term bonds would result in lower rates for the benefit of all customers and would be cost-effective based on an NPV benefit comparison. 2 Tr 351-352; Exhibit AB-3. Based on demonstrable benefits to customers, Mr. Pollock thus recommended that the bonds be for up to 14 years, provided that they are shown to be cost-effective at the time they are marketed.

Raising cost allocation and rate design concerns, Mr. Pollock asserted that Consumers’ proposal to structure the securitization charges by customer group would result in cost shifting— meaning that, contrary to the Commission’s policy of aligning rates to reflect costs, “the allocation and recovery of the bond servicing costs would not be consistent with the allocation and recovery of other production capacity costs that are currently recovered in base rates.” 2 Tr 353. Mr. Pollock stated:

Each customer group reflects a major customer class, except for Primary, which would be comprised of three separate groups differentiated only by delivery voltage. This means that all Rate GP, Rate GPTU, Rate GPD and Rate EIP customers would pay the same securitization charges by voltage level. However, there are significant differences in the amount of production capacity costs recovered in the base rates charged to Rates GP, GPD, and EIP. This is shown in Exhibit AB-4.

* * *

. . . [B]y consolidating all of the individual Primary rates into one Primary customer group, differentiated only by voltage level, Rate GPD and Rate EIP customers would subsidize Rate GP/GPTU customers. In other words, production capacity costs would be shifted from Rate GP/GPTU to Rate GPD and Rate EIP.

Id.

Mr. Pollock asserted additional cost-shifting based on Consumers’ proposal to recover the bond serving costs in kWh charge, within the primary customer group and the GPD rate class. Id., p. 354; Exhibit AB-4. Mr. Pollock averred that, to the greatest extent possible, allocation and recovery of bond servicing costs should parallel how production capacity costs are allocated and recovered in the company’s base rates. Mr. Pollock thus recommended the following two changes to Consumers’ proposal:

First, the costs allocated to the Primary customer group should be separated both by rate (i.e., GPD, GPTU, GPD, and EIP) and by delivery voltage. Consumers’ electric class cost-of service studies provide more than ample information to develop production capacity cost allocation factors at this more granular level.

Second, the production capacity costs allocated to Rate GPD are recovered from Rate GPD customers primarily through demand charges. Therefore, to avoid further cost-shifting, the annual securitization surcharges applicable to Rate GPD customers should be recovered in a demand (i.e., a $ per-kW [kilowatt]) charge, rather than a per-kWh charge.

2 Tr 354-355.

Mr. Pollock raised further concern about Consumers’ design of the annual securitization surcharges, specifically with regard to production capacity cost allocation factors and the potential harmful effect of loss of load that might occur between rate cases. As an example, Mr. Pollock stated, “[I]f subsequent to a rate case, 50% of the GPD class were to install self-generation, engage in affiliate wheeling, or shut down operations, the securitization surcharges for the remaining GPD customers would double,” and “would remain in effect until the allocation factors are reset in a subsequent rate case.” Id., p. 355. To mitigate this rate shock possibility, Mr. Pollock recommended that the Commission:

adopt a non-standard true-up procedure, similar to the procedure adopted in Texas. Specifically, the increase in the securitization surcharge to any customer group that experiences a 10% or higher loss of load should be capped. The cap would be 11.1% (one divided by 10%). The loss of load should be measured relative to the projected test-year sales used to determine the production capacity cost allocation factors. Any remaining revenue shortfall should be allocated to the unaffected customer groups. This will mitigate the rate impact for the remaining customers in the same customer group, while ensuring that all bond servicing costs are fully recovered.

Id., p. 357; see also, id., p. 356; Exhibit AB-5.

In rebuttal, Ms. Collins testified that Consumers agrees that further allocating the primary costs by rate schedule is a better reflection of how the production capacity costs are allocated in base rates, supporting Mr. Pollock’s recommendation. 2 Tr 34. Ms. Collins sponsored Exhibit A-21 and explained that it provides an illustration of primary charges, following the same methodology presented by the company in its initial filing but breaks the primary class charges by rate schedule as discussed above. Ms. Collins further explained that the cost allocations in the exhibit are based on those approved in Case No. U-20134, where Rate GPTU was combined with Rate GPD; however, if Rate GPTU was broken into its own cost class in an approved cost of service, Ms. Collins stated that this rate could be allocated costs separately from Rate GPD. Ms. Collins did, however, disagree with Mr. Pollock’s proposal for securitization charges applicable to rate GPD customers be recovered in a demand charge, rather than a per-kWh charge, as discussed in further detail below. 2 Tr 36.

Ms. Myers rebutted, and recommended rejection of, Mr. Pollock’s proposed non-standard true-up procedure. Ms. Myers compared Mr. Pollock’s proposal to that presented by Consumers (i.e., a routine true-up) and testified that a non-standard true-up, as set forth in the Texas example cited by Mr. Pollock, requires a contested case for full review of calculations pertaining to the cap and reallocation and would result in a longer process than that proposed by the company. Ms. Myers additionally stated that, with a non-standard true-up, “the resulting change in the allocation would mean that the securitization charge would be different from the production capacity allocation approved for the Company’s then current general rates.” 2 Tr 160. Conversely, Consumers’ proposed routine true-up, according to Ms. Myers, “will use the most recently approved production capacity allocation, does not require a contested proceeding, and will ensure that the securitization charge allocation will remain consistent with the Company’s general rates.” Id. Ms. Myers explained the rationale behind Mr. Pollock’s proposal and testified that the company made a proposal in its filing in this case to help mitigate the risk to customers left in a rate group if there is loss of load within that rate group. Ms. Myers stated:

The Company has proposed that each time a routine true-up is completed, the calculation would incorporate the most recently approved production capacity allocation factors. This isolates any loss of load risk to a scenario where the required annual true-up happens after load loss has occurred and before the approved production capacity allocation factors have been updated to reflect the loss of load.

Id., p. 161. In this regard, Ms. Myers maintained support for the company’s proposed true-up process.

Douglas B. Jester, Partner of 5 Lakes Energy LLC and appearing on behalf of the Attorney General and CUB, 9 provided testimony to rebut certain testimony filed by Mr. Pollock above and to express support for Mr. Coppola’s direct testimony on behalf of the Attorney General. More specifically, in his rebuttal, Mr. Jester stated disagreement with Mr. Pollock’s proposal to cap securitization rate changes due to loss of load, arguing that the proposal is one-sided and selectively considers effects on securitization revenue.

Put simply, according to Mr. Jester, Mr. Pollock’s proposal “does not protect other customer classes from over-paying due to load increases.” 2 Tr 286. Mr. Jester cited the current COVID-19 epidemic and the change in electricity sales to residential, commercial, and industrial customers during this time as an example to show that, “[i]n these circumstances, residential customers would have paid more than their allocated share of securitization charges, but Mr. Pollock does not propose that the non-standard true-up would reduce subsequent residential securitization charges in this circumstance.” Id. And, as to selective consideration, Mr. Jester testified:

Mr. Pollock proposes to apply a cap to securitization surcharge increases within, for example, the Primary customer group due to loss of load without considering the myriad ways in which such loss of load would shift costs onto other classes. If, as he posits, the Primary class experienced significant loss of load, the Commission’s past practices would lead to other customer classes paying for embedded generation plant costs and distribution system costs that were incurred specifically to serve that lost load. Mr. Pollock does not concern himself with those effects of the loss of load in the Primary class but instead focusses [sic] on the rate increase for securitization cost recovery that would affect the Primary class.

9 Neither Mr. Jester nor CUB filed direct testimony in this case. See, 2 Tr 284; Case No. U-20889, filing #U-20889-0042.

Id. Mr. Jester further disputed Mr. Pollock’s rate shock justification by proclaiming that the small securitization charge portion of total rates cannot possibly cause such an effect on rates paid by primary customers and concluded by recommending that the Commission reject Mr. Pollock’s proposal to cap securitization surcharge changes due to loss of load.

Mr. Wehner also rebutted certain aspects of Mr. Pollock’s direct testimony, initially asserting that an 8-year bond, as opposed to a 14-year bond, remains the best option for customers, specifically with total payments 53% (or $62.2 million) lower with an 8-year bond issuance. Mr. Wehner further asserted that Mr. Pollock’s testimony does not justify a 14-year bond issuance. First, according to Mr. Wehner, financial markets just as clearly support the issuance of an 8-year securitization as they do 14-year bond issuances. Mr. Wehner argued, “The existence of longer-dated precedent securitizations does not justify a change from the Company’s recommended 8-year securitization, nor does it mean that the financial markets would not be equally or even more supportive of an 8-year securitization.” 2 Tr 198. Second, as asserted by Mr. Wehner, Mr. Pollock failed to qualify his assertion that annual securitization charges for 14-year bonds would be 38% lower based on Exhibit AB-3. Mr. Wehner stated:

Exhibit AB-3 only addresses the difference in securitization charges in years 1 through 8 and ignores years 9 through 14. An apples-to-apples comparison cannot be done, because the charges are increasing from zero, so the customer increase in years 9 through 14 is so large it cannot be meaningfully characterized in terms of percentages. Mr. Pollock asserts that lower rates benefit all customers, but his statement assumes that all customers are the same throughout the entire life of a 14-year securitization. In fact, lower interest payments that last 14 years would not benefit customers that enter the service area in years 9 through 14, compared to interest payments made on the Company-recommended 8-year securitization.

2 Tr 198. Thirdly, according to Mr. Wehner, a 14-year securitization would increase the company’s leverage; with Moody Investor Services specifically, securitization debt does not get excluded from the balance sheet; and with a longer securitization, Consumers would not plan a 50/50 paydown of debt and equity.

3. Hemlock Semiconductor Operations LLC

Amanda M. Alderson and Michael P. Gorman, consultants with Brubaker & Associates, Inc., testified on behalf of HSC on securitization surcharge and rate design issues as they relate to HSC and the use of securitization financing for the Karn assets. 10

Ms. Alderson testified that Consumers proposed a long-term industrial load retention rate (LTILRR) in its base rate proceeding (Case No. U-20697), which no party opposed and the administrative law judge in that case recommended be approved, 11 but that there is no mention of the LTILRR rate in the utility’s filing in the instant case. Ms. Alderson stated that, under the LTILRR under a negotiated HSC contract (LTILRR contract), the rates are developed based on a single designated resource (the Zeeland unit), which, if approved, HSC would begin taking service under beginning January 1, 2021, continuing for a term of 20 years. Ms. Alderson testified that Consumers subsequently made clear, during discovery, that the securitization charge for the Karn units will be applied to HSC taking service under the LTILRR starting in 2023 but the bill would not. 2 Tr 297-298; Exhibits HSC-1 and HSC-2.

Against this backdrop, Ms. Alderson asserted that the Karn securitization charges are not appropriate to apply to HSC under the LTILRR for the following reasons:

[10]	The direct testimony and exhibits of Ms. Alderson, bound into the record, were revised. 2 Tr 288.

[11]	Case No. U-20697, filing #U-20697-0503, pp. 331-333.

1.     The power supply costs included under the bilaterally negotiated contract between HSC and Consumers under the LTILRR are based on the Zeeland combined cycle generating unit. Securitization charges related to the Karn asset are not applicable charges under the HSC contract.

2.     The HSC load will be excluded from the development of each production cost allocator that will be approved by the Commission during the maximum 15-year term of the Karn securitization charges. As proposed by Consumers, it is appropriate to allocate the Karn securitization costs to ratepayers on the basis of the then-approved production capacity allocator, therefore HSC would be excluded from this allocation.

3.    Consumers’ proposal to assess Karn-related costs to HSC under the LTILRR would not occur under conventional financing and cost recovery methods for Karn abandoned plant costs. Therefore, Karn securitization charges should not apply under the unconventional cost recovery method, i.e., securitization.

4.    Consumers’ proposal to apply the Karn securitization charges, but not apply a Karn securitization bill credit, does not satisfy the benefit test of the Customer Choice and Electric Reliability Act (“CCERA”). HSC will incur an additional cost of approximately $42 million as a result of Consumers’ proposed securitization, indicating substantial harm to this ratepayer as a direct result of Consumers’ chosen financing method. This financial impact will in turn create a substantial shift of Karn costs between ratepayers, providing an undue benefit to all other bundled customers at the expense of HSC.

Id., p. 298.

Ms. Alderson described, in further detail, that the LTILRR contract is based on a single designated power supply resource permitted by Section 10gg of 2018 PA 348 (Act 348), MCL 460.10gg. Id., p. 299; Confidential Exhibit HSC-3. Given this statutory authorization and rate development for power supply and capacity costs under the LTILRR contract specifically based on the Zeeland unit only, Ms. Alderson argued any costs associated with the Karn units should not be charged to HSC under the contract. Ms. Alderson testified that the LTILRR contract specifically addresses securitization charges and requires the payment of such charges but in terms of charges with associated electric service to the customer, which Karn securitization charges are not. Ms. Alderson added that HSC and Consumers bilaterally agreed under the LTILRR contract that HSC would continue to pay the securitization charges as applied to a Rate GPD customer approved in Case No. U-17473; however, HSC is currently paying this charge, which was approved by the Commission prior to the LTILRR going into effect, in contrast to the Karn securitization charge which will not go into effect until two years after HSC would begin taking service under the LTILRR. Ms. Alderson acknowledged that, pursuant to MCL 460.10k(2), securitization charges are nonbypassable (i.e., to be paid regardless of a customer’s electric generation supplier); however, as recalled by Ms. Alderson, the Commission in Case No. U-17473 determined that the securitization charges in that case should not be applied to then-current choice customers, congruous with the requirements of Act 348 and MCL 460.11. 2 Tr 301.

Ms. Alderson stated that Consumers intends the same in the instant case (i.e., consistent methodology, using the most recently approved production cost allocator at time of issuance, and not assessing Karn charges or credits to choice customers) and asserted that “[w]hile HSC will not be taking service under the LTILRR at the time the Commission is expected to issue an order in the instant proceeding, there is no ongoing future risk of uncertain load migration from full service to the LTILRR involving HSC.” Id., p. 302 (footnote omitted). Given the simultaneous expected orders in this case and Case No. U-20697, the 14-day difference between when HSC will begin taking service under the LTILRR, and the carryover of securitization charges from Case No. U-17473, Ms. Alderson argued that her proposal aligns with the Commission’s intent in Case No. U-17473, along with the cost-based requirements of MCL 460.11. Ms. Alderson noted that the aggregate impact of this charge to HSC, if applied, will be either $41.5 million for 8-year bonds or $44.6 million for 14-year bonds. Id., p. 304; Confidential Exhibits HSC-4 and HSC-5.

Ms. Alderson next testified about Consumers’ production cost allocator. Ms. Alderson stated that the company’s filing reflects use of the production cost allocator approved in Case No. U-20134 for illustrative purposes, which includes HSC load as taking service under Rate GPD at the time, but that Consumers’ own proposal for HSC to be served under the LTILRR in Case No. U-20697, which excluded HSC load from test year sales and the production cost allocator, supports securitization charges in this case not applying to HSC under the LTILRR. Ms. Alderson further noted that, if the LTILRR is approved, HSC load will be excluded in the development of all production cost allocators until 2041, three years past the maximum term possible for the securitization charges in this case, assuming bond issuance in 2023.

Ms. Alderson provided additional testimony about conventional financing, if securitization were denied, and stated that, “[i]n this scenario, [which Consumers admits during discovery,] HSC would not pay the cost of the early retirement of the Karn units, because the HSC LTILRR contract includes power supply costs associated only with the Zeeland unit.” Id., p. 306; Exhibit HSC-2. In this regard, Ms. Alderson argued it inappropriate to assess these costs in this case to HSC and asserted that the resulting rate would no longer be based on Zeeland, the generating resource under the contract. Ms. Alderson further described how Consumers’ proposal to apply the securitization charges to HSC will result in a cost shift between ratepayers, where the company’s bundled customers (other than HSC) would receive an undue revenue credit directly from the securitization revenue collected from HSC itself. According to Ms. Alderson, “The mere act of Consumers utilizing securitization bonds to finance the abandoned plant costs would create this significant cost shift. Securitization financing should not result in a substantial shift in cost responsibility among the various rate classes.” 2 Tr 307. On this topic, Ms. Alderson also asserted that other customers will not be harmed, nor Consumers’ ability to obtain AAA-rated bonds, if HSC is not assessed the Karn securitization charges, as appropriate rate design would provide for equal allocation of charges and credits and recovery of all qualified securitized costs.

Ms. Alderson next testified as to why Consumers’ proposal violates the benefit test of the CCERA. Per Ms. Alderson, “MCL 460.10i(2)(b) states that the Commission must find that securitization provides tangible and quantifiable benefits to customers of the electric utility.” Id., p. 308. Ms. Alderson stated that, because HSC will be singularly and substantially harmed under the company’s proposal, particularly because of the significant cost shift that is unreasonable and wholly avoidable, the Commission should find that Consumers’ proposal does not pass the benefit test under the CCERA as it relates to HSC. Ms. Alderson mentioned errors in the company’s calculation of a net benefit to ratepayers of $126 million, addressed by Mr. Gorman, in addition to a misleading presentation of the cost impact. According to Ms. Alderson:

Costs recovered from HSC will go up by approximately $28 million as shown in Confidential Exhibit HSC-5 (AMA-5), which on a NPV basis is approximately $28 million. As costs to HSC are increased, all other bundled customers will benefit by an additional $28 million more than the $126.0 million NPV calculated by Consumers. In other words, all other ratepayers will benefit from Consumers’ proposals by approximately $154 million, while HSC is harmed by approximately $28 million, for [a] net benefit of $126 million. Clearly, Consumers’ proposal does not benefit all customers.

More egregiously, Exhibit A-2 (LMC-2) leads the reader to believe that each of the 36 rate classes served by Consumers will be better off, or unchanged (indifferent) by Consumers’ proposed Karn charges and credits. This exhibit lists, for every rate class, the average per-kilowatt-hour rate paid before securitization, the illustrative Karn bill credit, first year Karn securitization charge, and the resulting average rate after including the Karn rates. The LTILRR rate class is not listed in this exhibit. If it were listed, it would show a dramatic cost increase in average rate paid, as a result of assessing the Karn securitization charge, but not the bill credit.

2 Tr 309-310. In conclusion, Ms. Alderson asserted that the Commission should reject Consumers’ proposal to assess the securitization charge in this case to HSC under the LTILRR because doing so “would violate Act 348, be unreasonable, not [be] cost-based, [be] inconsistent with the HSC LTILRR contract, and create unjust and unreasonable rates for all ratepayers by creating a significant cost shift between ratepayers.” Id., p. 310.

If the Commission conversely finds that HSC should be assessed the securitization charge under the LTILRR in this case, Ms. Alderson provided an alternative HSC proposal—for the Commission to “instruct Consumers to develop and apply a Karn bill credit to HSC over the full term of the securitization charge to avoid the significant cost shift that would occur under Consumers’ proposal.” Id. In further detail, Ms. Alderson stated:

To produce this credit in a balanced and non-discriminatory manner, I propose two cost of service adjustments that are designed to ensure both Consumers and all of its customers are not harmed by the use of securitization bonds to fund the Karn qualifying costs. First, I recommend the regulatory asset that Consumers proposes to record for the abandoned Karn plant costs be included in its cost of service for ratemaking purposes over the period securitization charges are imposed. Second, I recommend that Consumers record a regulatory liability to fund a cost of service credit that offsets the increase in its cost of service due to the Karn regulatory asset. This will neutralize the impact on Consumers’ cost of service by the Karn regulatory asset.

To neutralize the impact on customers’ bills due to the securitization charges, I recommend the regulatory asset be allocated across rate classes based on the approved production capacity allocator. The regulatory liability should be allocated across rate classes based on the same allocation of the regulatory asset. This will ensure that customers’ bills are not increased by the securitization charge. Both the regulatory asset and regulatory liability will be amortized over the term of the securitization bonds and related charges.

Id., pp. 310-311. Ms. Alderson asserted that her proposed bill credit is similar to that proposed by Consumers aside from duration—as her proposed bill credit would continue for the entire term that securitization bond charges are imposed on customers versus ending when Karn costs are removed from base rates. Ms. Alderson averred that her alternative proposal would equitably share among ratepayers the costs and benefits of securitizing.

Lastly, on the topic of rate design for the securitization charges, Ms. Alderson argued that Consumers’ proposed voltage-differentiated per-kWh surcharge and credit is not reflective of cost causation and is inconsistent with the cost-based rate mandate of MCL 460.11. More specifically, as stated by Ms. Alderson:

The Karn abandoned plant costs would have been recovered from primary customers through demand-based rates under conventional financing and cost recovery methods. As such, if the securitization proposal is approved, the securitization charges and credits assessed to primary service customers, and other customers whose base rates recover production capacity costs through a demand charge, should be a per-kilowatt charge (demand-based) instead of per-kilowatt-hour (energy-based).

Id., pp. 312-313. Ms. Alderson did, however, indicate agreement with Consumers’ proposal to develop initial securitization charges using the then-current approved production capacity allocator and to update the production capacity allocator and forecast billing demands and sales at the time of each annual true-up. Ms. Alderson testified that these last two proposals by Consumers align with cost recovery under conventional financing, with the latter also protecting customers in the event of load loss in a rate class in subsequent periods.

Mr. Gorman testified about whether Consumers’ proposals meet the statutory requirements in MCL 460.10i(1) and (2)(c), along with the time of the utility’s filing and the utility’s estimated customer credit.

Mr. Gorman asserted that use of securitization bonds to finance the units’ abandoned plant costs in this case does not meet the requirement set forth in MCL 460.10i(1). First, Mr. Gorman argued bias in Ms. Myers’s NPV analysis favoring securitization. Mr. Gorman stated that “Ms. Myers assumes that [the] securitization bonds’ revenue requirement will start in 2024, but revenue requirements under conventional utility financing will begin in 2023,” with her analysis thus overstating the claimed NPV savings attributable to the bonds. 2 Tr 325. Mr. Gorman also asserted that Ms. Myers’s analysis did not consider alternative lower-cost conventional utility financing options, possibly considering only the most expensive type of such option. Mr. Gorman stated:

Another lower-cost form of conventional utility financing [that Consumers should consider as an alternative to securitization] involves a dedicated issuance of new utility debt and the use of the ADIT [accumulated deferred income tax] balances that are created by writing off the qualified costs, or the abandoned Karn Units 1 and 2 plant costs. Consumers witness Daniel Harry states that Consumers plans to record the qualified costs to a regulatory asset which will then be amortized over the same period as the securitization bonds.

The alternative conventional utility financing includes the use of both a dedicated issuance of new utility debt, and the ADIT balance that is created by the tax write-offs of the Karn Units 1 and 2 plant costs.

Id., pp. 325-326; see also, id., pp. 44-45. During discovery, Mr. Gorman testified that Consumers estimated the amount of this ADIT balance to be an overall net deferred tax liability change of $57.5 million. Id., p. 326; Exhibit HSC-6, pp. 2-3. After separating costs and considering a corporate tax rate of 21%, Mr. Gorman claimed $55 million related just to abandoned plant costs and $2.5 million to the cost of issuing the bonds.

In comparing the net present value revenue requirement of his alternative conventional utility financing option to that of the securitization bonds proposed in this case, Mr. Gorman stated:

The results of this analysis, as shown on my Exhibit HSC-7 (MPG-2), using an incremental debt cost for Consumers of 3.15%, and the same discount factor used by Consumers would produce a net present value of this alternative conventional financing of $563.0 million. In this analysis, I also correct for the bias included in Consumers’ analysis by assuming the revenue requirements for both conventional utility financing and securitization bonds take place over the same time period. This conventional financing option is cheaper than the net present value revenue requirement of securitization bonds of $565.2 million as estimated by Consumers witness Myers.

2 Tr 327. With this, Mr. Gorman explained that his 3.15% incremental cost of debt is based on the cost of debt for an A-rated utility bond, estimated to reflect today’s very low utility bond interest rates, along with an additional cost related to bond issuance. Id., pp. 327-328; Exhibit HSC-8.

Mr. Gorman further explained, in his alternative option, the separation of the incremental utility debt and regulatory asset ADIT balance from the capital used to measure Consumers’ weighted average cost of capital (WACC) in the company’s rate case—to “ensure that the utility is able to fully recover its financing cost on the regulatory asset, and on its rate base utility investments.” 2 Tr 328. Based on these evaluations, Mr. Gorman contended that Consumers’ proposed use of the securitization bonds should not be approved in this case.

Mr. Gorman next testified about the requirements of MCL 460.10i(2)(c) and asserted that Consumers’ proposed securitization charges, to finance 100% of the qualified costs versus the after-tax amount of these costs in this case, does not result in the lowest securitization charges required by statute. Rather, according to Mr. Gorman, “securitizing the after-tax balance of securitized costs[ ] and amortizing the amount of qualified costs that can be carried with ADIT balances . . . is lower cost than Consumers’ proposal to finance 100% using securitization bonds.” 2 Tr 329. Further explaining his proposed alternative securitization structure, Mr. Gorman stated:

I developed the net present value revenue requirement of this alternative securitization structure, and compare it to the net present value revenue requirement of the securitization structure proposed by Consumers. This alternative securitization structure will produce a lower cost to customers.

This alternative securitization structure provides Consumers full recovery of qualified costs in two separate recovery methods. First, the amount of the qualified costs equal to the regulated asset ADIT balance, or $57.5 million, will be carried at a zero carrying charge rate and amortized over eight years in base rates at an annual expense of $7.19 million.

The second component of this securitization structure includes a securitization bond issue that covers the after-tax balance of qualified costs, or $634.0 million ($691.5 million less $57.5 million). I would expect the securitization bond issuance costs of $11.1 million would also be scaled down to reflect a smaller securitization bond issue, and the need to retire less debt and equity capital.

As shown on Exhibit HSC-9 (MPG-4), this alternative securitization structure results in a net present value revenue requirement of $560.5 million, which is a savings of $4.7 million to the net present value revenue requirement of securitization bonds estimated by Consumers of $565.2 million.

Id., pp. 329-330. Mr. Gorman further stated that, if his alternative securitization structure was employed, an adjustment should be made to ADIT balances used to measure Consumers’ WACC.

Mr. Gorman testified that the company’s filing in this case is also premature, highlighting Consumers’ plan to abandon the plants in March 2023, with bond issuance in April 2023—two and a half years into the future. Mr. Gorman asserted there is plenty of time to more accurately estimate the abandoned plant costs and to more accurately gauge what securitization bond costs will be at the time of issuance, particularly the applicable interest rate which could be considerably higher than forecasted by the company in this case. Mr. Gorman continued:

The projected interest rates of the securitization bonds are a key aspect of the net present value analysis needed to comply with Michigan statute MCL 460.10i(1). Also of significance is the relative spread between these securitization bond interest rate projections and conventional utility financing. It is generally assumed that securitization bond interest rates will be lower than the carrying charge using conventional utility financing. However, an important aspect is not just a lower carrying charge, but the spread or difference in carrying charge for securitization bonds versus conventional utility financing.

In Consumers’ filing, it is assuming a securitization bond interest rate of 1.776% and a 2.175% interest for a 14-year securitization bond. The current interest rate on a conventional utility debt is approximately 3.07% for the first nine months of 2020. The Company’s assumed interest rates for securitization bonds represent approximately a 130 basis point and 110 basis point spread, respectively. Consumers projected spread in carrying charge for securitization charges is abnormally large in relationship to conventional utility financing.

As shown on my Exhibit HSC-8 (MPG-3), the spread reflected in 2020 for AAA-rated corporate bonds and A-rated utility bonds is around 54 basis points. The long-term historical spread, as shown on page 2 of this exhibit, is around 65 basis point. The largest spread between an A-rated utility bond and AAA-rated corporate bond over the last ten years has only been around 90 basis points, and that was only during the very turbulent capital markets of 2008 and 2009 where the Lehman Brothers bankruptcy was recorded, and the corporate bond market went into severe distress.

In Consumers’ net present value studies, it is assuming a spread between the carrying charge in securitization bonds and incremental utility debt in the range of 130 to 110 basis points. This is far in excess of the largest spread we have seen over the last ten years, and between two to three times the normal spread between an AAA corporate bond and a utility A-rated bond. This abnormally large spread favors the finding that securitization bonds will produce lower net present value revenue requirements in comparison to conventional utility financing.

2 Tr 332-333 (footnotes omitted).

Mr. Gorman testified about Consumers’ rationale, provided during discovery, as to its filing for approval of a financing order at this time versus closer in time to bond issuance 12—rationale which Mr. Gorman opined to be unpersuasive to support the timing of this case. Mr. Gorman stated that the settlement agreement in Case No. U-20165 set forth Consumers’ commitment to filing an application for a financing order for the units before May 31, 2023, but did not require such filing to be made in 2020, and that the company’s commitment to retire the units did not depend on the outcome of this financing order proceeding, nor does its depreciation study which “will likely reflect the Karn Units 1 and 2 to be retired and abandoned in year 2023, a determination that has already been made.” 2 Tr 334. Mr. Gorman asserted that, based on the retirement of the units more than two years ago and Consumers estimation of requiring approximately four months from the time of an order to issue securitization bonds and receive proceeds, the company “could comfortably delay its filing for a year to 18 months and still be able to initiate the underwriting of the securitization bonds, and more accurately estimate the benefits and net present value revenue requirements of these bonds and meet its statutory obligations under Michigan law.” Id., p. 335.

12 Specifically, Consumers stated:

The Company has filed this case as agreed to in the settlement agreement in the last integrated resource filing, Case No. U-20165. The case has been filed now because the outcome of this case will inform other regulatory filings that will be made in 2021. For example, the Company is required to file an electric depreciation case by March 1, 2021 and the Company will be filing its next IRP in 2021. Also, the next opportunity for the Company to file an electric general rate case application is March 1, 2021.

Exhibit HSC-6, p. 5.

Lastly, Mr. Gorman addressed Consumers’ proposed bill credit developed by Ms. Myers in Exhibit A-12 which he stated only reflected the plant in-service balance for the units projected over an average period in calendar year 2021 but should instead reflect all costs related to the units that would either be abandoned or avoided if the units discontinue operation. Mr. Gorman asserted:

This would include the abandoned plant costs which would be rolled into the regulatory asset and no longer should be recovered in base rates. However, it should also include fixed O&M expenses that will no longer be incurred, but included in base rates, and also working capital components of the Karn Units’ cost of service that are included in base rates. Working capital will include both fuel inventories, and materials and supplies inventories. Finally, there should be recognition of property taxes that may be reduced or eliminated by the retirement of these units. For these reasons, Ms. Myers’ estimated customer credit shown on her Exhibit A-12 (HJM-4) understates the Karn Units 1 and 2 cost included in Consumers’ cost of service currently, and does not represent an appropriate full credit to customers if the Karn Units are abandoned, recorded in a regulatory asset, and operations discontinue.

Id., p. 336.

In rebuttal, Ms. Collins indicated disagreement with Ms. Alderson’s recommendation that the securitization charges for primary service customers be developed as a per-kW demand rate.

Ms. Collins testified:

Ms. Alderson states that Karn abandoned plant costs would have been recovered from primary customers through demand-based rates under conventional financing and cost recovery methods. This is only true for Rate GPD customers. For Rates GP, GPTU, and EIP, these costs are recovered via per kilowatt hour charges. Therefore, the development of a per kilowatt demand rate for the Karn Units 1 & 2 charges could only be applicable to Rate GPD, not for all of the primary class.

2 Tr 35. Ms. Collins further disputed the development of securitization charges for Rate GPD customers as a per-kW demand charge, asserting the use of demand charge is not a traditional approach in this setting, would be inconsistent with the company’s previous securitization cases, and “would make the charges inconsistent with the manner in which charges are established for the other Primary voltage customers where forecasted energy is used to determine the securitization charge.” Id., p. 36. For these same reasons, Ms. Collins asserted that Mr. Pollock’s proposal for securitization charges applicable to Rate GPD customers to be recovered in a demand charge, rather than a per-kWh charge, should also be rejected.

Michael P. Kelly, Director of Corporate Strategy at Consumers, also provided testimony, specifically rebutting Ms. Alderson’s recommendation that HSC not be assessed the Karn securitization charges during the time HSC takes service under the HSC LTILRR contract as proposed in Case No. U-20697. Mr. Kelly also sponsored Confidential Exhibit A-22, Calculation of HSC Contract Revenues from Case No. U-20697.

In his rebuttal testimony, Mr. Kelly disagreed with Ms. Alderson’s position that the proposed securitization charges in this case should not apply to HSC under the LTILRR. Mr. Kelly stated that the securitization charge is a nonbypassable amount charged for the use or availability of electric service from the company pursuant to Act 142. Per Mr. Kelly, “HSC is a full-service electric customer of the Company and will continue to be one under the HSC Contract. The LTILRR and HSC Contract require HSC to pay applicable surcharges, which include securitization charges.” 2 Tr 81. Mr. Kelly further disagreed with Ms. Alderson’s analysis of the Commission’s intent in Case No. U-17473 by highlighting that the Commission in that case excluded current choice customers from securitization in order to harmonize the requirements of Act 142 and 2008 PA 286. Id.; 2013 order, pp. 53-54.

Mr. Kelly likewise disagreed with Ms. Alderson’s statement regarding securitization costs under conventional financing. According to Mr. Kelly:

The proposed LTILRR provides that HSC will remain a full-service customer and receive bundled electric service from the Company at a rate calculated using costs based on the Zeeland Combined Cycle Gas Turbine (“CCGT”). HSC is not paying directly for this designated resource. HSC remains a full-service customer of the Company and like all bundled customers receives service from the entirety of the Company’s electric supply portfolio. The revenue the Company will receive under the proposed HSC Contract contributes to the Company’s total revenue requirement (including for Karn Units 1 and 2), as is the case with revenue that it receives from all other bundled service customers. To clarify, in the Company’s discovery response to HSC in 20899-HSC-CE-068, Exhibit HSC-2 (AMA-2), Company witness Heidi J. Myers only mentions how HSC is billed under the LTILRR and the HSC Contract and not how the payment made by HSC contributes to the Company’s total revenue requirement.

2 Tr 81-82. Mr. Kelly further disputed Ms. Alderson’s statement that the assessment of securitization charges on HSC would violate Act 348. Mr. Kelly testified that the securitization charge is not based on the designated power supply resource under MCL 460.10gg(1)(e) and that applying the securitization charge to HSC under the LTILRR is authorized by MCL 460.10gg(2).

As stated by Mr. Kelly:

Under the LTILRR and the HSC Contract, HSC’s rate is calculated based on the designated power supply resource, and that rate is analogous to the power supply rates and charges paid by other full-service customers under Commission-approved tariffs. The application of the Karn securitization surcharges to HSC under the HSC Contract is analogous to the application of those securitization surcharges to the Company’s other bundled customers in addition to their power supply charges contained in base rates and power supply cost recovery charges.

Id., p. 82. Mr. Kelly further explained that the rate development for power supply in the LTILRR is not specifically based on Zeeland. More specifically:

Under the proposed LTILRR, HSC is also provided with an Interruptible Credit, an Excess Capacity Charge, and an Excess Energy Charge, none of which are based on the Zeeland CCGT.

•	The credit provided under the Interruptible Service Provision is equivalent to the credit provided to customers receiving an Interruptible Credit under the Large General Service Primary Demand Rate GPD, Interruptible Service Provision (GI). HSC is provided with the same credit to interrupt their service as other industrial customers. The credit is based on how the Company determines the value of capacity in the Midcontinent Independent System Operator, Inc. market which is currently 75% of the Cost of New Entry;

•	The Excess Capacity Charge is a $/kW-month fee charged when the HSC’s Maximum Monthly Demand exceeds the Maximum Contracted Capacity. The charge is based on the Power Supply Demand Charges (for Capacity and Non-Capacity) per the Large General Service Primary Demand Rate GPD Rate Schedule at the customer’s applicable Customer Voltage Level; and

•	The Excess Energy Charge is a $/kWh charge for energy used in excess of the Maximum Contracted Capacity. The charge is based on the Power Supply Energy Charges per the Rate GPD Rate Schedule at the customer’s applicable Customer Voltage Level, including the applicable non-transmission Power Supply Cost Recovery Factor charges.

Id., p. 83.

Mr. Kelly further disagreed that the assessment of securitization charges would be inconsistent with the HSC LTILRR contract. Mr. Kelly stated that, pursuant to Section 4.2.7 of the contract, HSC will pay applicable surcharges included in the company’s rate book associated with the provision of electric service to it and that the securitization charge in this case is considered applicable because it is a nonbypassable charge per Act 142, thus required to be applied to all full-service customers and hence why Consumers has requested Commission approval in this case to add this surcharge to tariff sheets associated with service under the LTILRR. Furthermore, according to Mr. Kelly, HSC has already agreed, as part of the contract, that charges of this kind (i.e., securitization surcharges for the company’s Classic 7 units) are applicable surcharges.

Mr. Kelly went on to say:

Ms. Alderson acknowledges that HSC has agreed to pay surcharges of this kind on page 9, lines 7 through 9, of her direct testimony, although she attempts to distinguish HSC’s agreement to that charge by suggesting that the Classic 7 securitization charges were approved by the Commission before the LTILRR is expected to go into effect. But, nothing in Section 4.2.7. of the HSC Contract limits “applicable” surcharges to those that are approved before the LTILRR goes into effect. Even if it did, however, HSC overlooks the fact that the securitization surcharges in this case would also be approved by the Commission before the LTILRR goes into effect. In any case, as I already discussed, securitization surcharges are a kind of surcharge specifically contemplated as part of the HSC Contract to be included in HSC’s bills and are clearly applicable surcharges because Act 142 requires them to be applied.

2 Tr 84.

Mr. Kelly confirmed Consumers’ intention to apply the securitization charge in this case to HSC. Id.; Exhibit HSC-1. Mr. Kelly explained that the company did not include the LTILRR in the proposed tariff in its filing in this case because the HSC LTILRR contract is still pending approval in Case No. U-20697 and approved rates from Case No. U-20134 were used as the basis for the illustrative securitization surcharges in the application in the instant case—approved rates wherein HSC is, and continues to be at the present time until an order in Case No. U-20697, a full-service customer subscribed to rate GPD.

Disagreeing with Ms. Alderson’s cost allocator argument, Mr. Kelly clarified that allocation factors approved in Case No. U-20134 were also used as the basis of the illustrative securitization surcharges in the company’s filing in this case and that:

In Case No. U-20697, costs are still being allocated to HSC, but in a direct form as a result of the LTILRR contract. Accordingly, the Company proposed a methodology to account for HSC’s direct allocation of costs in the development of the proposed Demand Response Reconciliation Surcharge and the proposed Electric Rate Case Deferral Surcharge in Case No. U-20697. On an ongoing basis, the allocation of the Karn securitization charge will follow this same direct allocation methodology.

2 Tr 85. Mr. Kelly testified that the proposed DR reconciliation surcharge and electric rate case deferral surcharge were not included in the HSC LTILRR contract at the time of execution but were included in the request for approval of the contract in Case No. U-20697. Id., p. 86; Confidential Exhibit A-22, p. 2, lines 17-18; Case No. U-20697, filing #U-20697-0017, Confidential Exhibit A-73. Mr. Kelly highlighted that HSC did not oppose the assessment of these surcharges or the methodology to develop them in Case No. U-20697.

Mr. Kelly also disagreed with Ms. Alderson’s claim that Consumers’ proposal violates the benefit test of the CCERA because one customer (i.e., HSC) will allegedly be harmed. Considering MCL 460.10i(2)(b), Mr. Kelly testified that the company’s customers “collectively will receive tangible and quantifiable benefits as a result of the proposed securitization in this case,” stating that the benefit test “does not require that each individual customer of the electric utility must benefit from securitization or even that the benefits must be strictly financial.”

2 Tr 87. According to Mr. Kelly:

The decision to retire and securitize Karn Units 1 and 2 was part of a comprehensive review of the Company’s plans for its generation portfolio looking forward for many years, which considered cost, reliability, and environmental issues, among other things. The decision to retire and securitize Karn Units 1 and 2 includes a balance of many different benefits to all of the Company’s customers and not solely the financial impact to a single customer.

Id.

Mr. Kelly further disputed no harm, set forth by Ms. Alderson, to other customers if HSC is not assessed securitization charges, declaring that “non-HSC customers will pay more for the securitization if the charge is not assessed to HSC, but the bill credit will remain constant.” Id., p. 88. On this, Mr. Kelly further confirmed that HSC will not receive a bill credit if securitization charges to HSC under the HSC LTILRR contract is approved. Per Mr. Kelly:

The power supply charges under the HSC Contract were negotiated based on the requirements of Act 348 and apply for the term of the contract. There is no provision for a bill credit associated with the application of securitization charges. This is consistent with the treatment of the Classic 7 securitization charges under the HSC Contract.

Id.

Ms. Myers, in her rebuttal testimony, addressed the alternate bill credit proposal presented by Ms. Alderson, along with Mr. Gorman’s critique of Consumers’ NPV calculation, bill credit calculation, and timing of this filing. Ms. Myers also sponsored Exhibit A-23, Hemlock Semiconductor LLC discovery responses related to an alternate bill credit proposal.

With Ms. Alderson’s alternate bill credit proposal, Ms. Myers asserted the following concerns:

Ms. Alderson proposes to pull the regulatory asset for Karn Units 1 and 2 into the cost of service study and create a regulatory liability to offset the inclusion of the regulatory asset. The regulatory asset for Karn Units 1 and 2 is created by a balanced accounting entry that debits the regulatory asset and Karn Units 1 and 2 accumulated depreciation and credits Karn Units 1 and 2 plant in service. This entry is designed to remove Karn Units 1 and 2 accumulated depreciation and plant in service from the books. It is unclear how Ms. Alderson plans to create her proposed regulatory liability. Every accounting entry requires offsetting debits and credits. When asked in discovery to describe the accounting entry for the creation of the liability, Ms. Alderson responded that the accounting entries may follow a similar method as Consumers Energy would employ for its proposed temporary bill credit. However, the Company’s proposed temporary bill credit does not require any special accounting entries. The intent of the Karn Units 1 and 2 bill credit is to remove amounts being collected from customers through base rates that would be duplicative of amounts that will be collected through the securitization charge to avoid double recovery for the same costs. The securitization charge will be recovering the net book value of Karn Units 1 and 2, making it duplicative to collect the return on the net book value and depreciation expense associated with Karn Units 1 and 2 as included in base rates. The Karn Units 1 and 2 bill credit will be a credit on customer bills. This credit will reduce billed revenues. It is clear that the accounting entry needed to create Ms. Alderson’s regulatory liability cannot be informed by the accounting for the temporary Karn Units 1 and 2 bill credit proposed by the Company and it is also still unclear how Ms. Alderson’s regulatory liability would be created.

2 Tr 168-169. Ms. Myers also stated that it would not be possible to add Ms. Alderson’s proposed regulatory liability to the company’s proposed true-up of securitization charges and would rather require a contested case proceeding because the bill credit would be funded by other customers through base rates. Ms. Myers testified that, on an NPV basis, HSC would also achieve a $6.3 million benefit from Ms. Alderson’s proposed bill credit—being a greater financial benefit to HSC than if it did not pay the securitization charge.

As to Mr. Gorman’s testimony about the company’s NPV calculation, Ms. Myers stated that she does not agree there is bias. Ms. Myers testified that Consumers completed its NPV calculation in accordance with MCL 460.10i(1) and consistent with prior Commission orders.

Ms. Myers further stated:

Mr. Gorman indicates that a bias is created because the securitization revenue requirement does not begin until 2024. This is false. The revenue requirement for the securitization financing does begin at the time the bonds are issued. The revenue requirement for the securitization financing is zero for the first year, whereas it would not be zero during that time period under conventional financing.

2 Tr 171. Ms. Myers testified that per the directive in the 2000 order, p. 18, Consumers’ NPV analysis in the instant case included both conventional financing and securitization financing, with the NPV analysis using the regulatory capital structure of the utility, which the Commission has agreed with as being conventional financing in Case Nos. U-12505, U-17473, and U-18250. Ms. Myers asserted that “[a]ny deviation from this would not be ‘conventional’” and that “[e]ntertaining alternative methods of conventional financing would endanger all future securitization filings,” in that “[i]t would always be possible for parties to securitization cases to manufacture alternate financing proposals that would result in a securitization not meeting the NPV test.” 2 Tr 173.

Ms. Myers also indicated disagreement with Mr. Gorman’s alternative NPV calculation itself. Ms. Myers reiterated that revenue requirements under both conventional and securitization financing both begin at the time the securitization bonds are issued, but with the revenue requirement for the securitization bonds being zero for the first year, thus making Mr. Gorman’s adjustment inappropriate and contrary to prior Commission orders. Ms. Myers also disagreed with the use of Mr. Gorman’s proposal to fund the remaining net book value of the units with deferred taxes and a dedicated debt issuance. Ms. Myers repeated that revenue requirements for the conventional financing NPV calculation should be based on traditional rate recovery, asserting that “Mr. Gorman’s proposal does not present conventional rate making practices and should not be considered conventional financing for purposes of the NPV calculation.” Id., p. 174.

Ms. Myers took further issue with Mr. Gorman’s proposal. Ms. Myers testified:

Mr. Gorman’s proposal is presented as if it provides more benefits to customers than securitization when in fact it would not. Mr. Gorman’s proposal uses $55 million of zero cost deferred taxes to fund a portion of the net book value of Karn Units 1 and 2 that would otherwise be included in the utility capital structure used to fund rate base. Shifting the use of these deferred taxes from the utility capital structure to dedicating them to Karn Units 1 and 2 net book value does not provide any value to customers. He then funds the remainder of the Karn Units 1 and 2 net book value with a utility debt issuance estimated to have an interest rate of 3.15% when securitization financing is estimated to have a lower interest rate at 1.776%. Again, this does not provide value to customers.

Id., pp. 174-175. Ms. Myers further disagreed with Mr. Gorman that Consumers’ proposed securitization should not be approved. As described above, according to Ms. Myers, Mr. Gorman’s analysis is flawed and driven by a mere shift of deferred taxes that would not provide any customer benefits, and Consumers’ presented calculation complies with MCL 460.10i(1) and prior Commission orders and demonstrates that securitization financing provides a $126 million NPV benefit over conventional financing.

As to timing, Ms. Myers disagreed that the filing of this case is premature. Ms. Myers stated:

This filing has been made at this time to inform other regulatory filings. The Company must file an electric depreciation case by March 1, 2021, has the opportunity to file its next electric rate case in the first quarter of 2021, and will be filing its next integrated resource plan in mid-2021. The Company has filed this securitization case based on the settlement agreement in the Company’s last integrated resource plan, Case No. U-20165. If this securitization application is not approved, the Company would seek Commission approval for an alternate recovery path of the remaining net book value of Karn Units 1 and 2 in another regulatory proceeding. If needed, this request would be made in one or all of the regulatory filings listed and scheduled to be filed in 2021.

2 Tr 175. Ms. Myers further disagreed that the amount of the remaining net book value is not accurately estimated. Here, Ms. Myers referenced support for capital spending included in this amount by Mr. Hugo and reiterated that Consumers will securitize the actual remaining net book value at the time the securitization bonds are issued, including only projected capital spending actually spent and taking into account any disallowances of capital spending in Case No. U-20697 or a future rate case, thus rendering Mr. Gorman’s precision concern over net book value unwarranted. Ms. Myers further asserted that “[t]he interest rate spread between securitization bonds and utility debt does not have an impact on the NPV analysis.” Id., p. 176. More specifically, as stated by Ms. Myers:

As previously discussed, conventional financing is the utility capital structure, not a specific utility debt issuance. Furthermore, any concern over changes in the securitization bond interest rates between now and when the bonds are issued are addressed by the Company’s break-even interest rate calculation. The Company would not issue securitization bonds at an interest rate higher than the break-even interest rate. This break-even calculation is presented on Exhibit A-11 (HJM-3).

Id., pp. 176-177. Ms. Myers further relayed that, contrary to Mr. Gorman’s testimony, Consumers would not be comfortable delaying this filing for 18 months. Ms. Myers stated that the company needs a decision on the securitization path to determine if the amount requested in this case will be securitized or if recovery needs to be requested elsewhere and that scrapping this case for a similar filing in 18 months would be unnecessary and wasteful. According to Ms. Myers, “This filing provides adequate support and protections,” thus negating any reason to delay this filing. Id., p. 177.

Lastly, Ms. Myers expressed disagreement with Mr. Gorman’s proposed calculation of the bill credit for reasons previously discussed—namely, the intent of the bill credit and what will be collected through the securitization surcharge versus base rates.

Also, in response to certain portions of Ms. Alderson’s direct testimony above, Nicholas M. Revere, Manager of the Rates and Tariff Section at the Commission, provided rebuttal testimony on behalf of the Staff. 13

Mr. Revere testified that the Staff at this point neither agrees nor disagrees with Ms. Alderson’s claim that HSC should not be subject to securitization charges resulting from this case but that the Staff, discussed more later on in his rebuttal testimony, does disagree with several arguments that she uses to support her claim. 14 According to Mr. Revere:

Staff finds that there are two competing arguments regarding whether or not HSC should be subject to the securitization charges, both of which are well-reasoned. The first, put forward by HSC witness Alderson, is that, as HSC would not have paid for the costs being securitized in the instant case if the Long-Term Industrial Load Retention Rate (LTILRR) is approved (absent a case such as the instant case in which the Company requests that they do), HSC should not be required to pay the securitization charges resulting from the instant case. Effectively, absent a request by the Company to subject HSC to the costs being securitized in the instant case, normal ratemaking processes would have exempted HSC from paying for those costs through the LTILRR, which is based on the Zeeland combined cycle generating unit (Zeeland). Therefore, HSC being exempt from these securitization charges is consistent with what would have occurred through normal ratemaking processes. The argument is that this is the appropriate result and that the outcome of the securitization case should result in what would have resulted absent the securitization case or some other filing; that HSC not pay the costs being securitized. The second argument is that the costs being securitized are associated with a plant that benefitted those customers who were served by it while it was in service, and, to the extent possible, it is those customers who should pay for the costs. Effectively, the plant should have been paid for over its useful life, but was not, and now those customers who would have paid for it had that been the case should be the ones to pay for it now. This group of customers would include HSC. Both of these arguments are reasonable, and lead to a result that is reasonable. The question becomes what the Commission determines is more appropriate; that the result reflect what would have occurred absent the securitization filing or that the customers who should have paid for the plant during its useful life as they were served by it pay for it.

13 On October 30, 2020, the Staff submitted a letter advising that it would not be filing direct testimony in this matter.

14 Mr. Revere later emphasized that, though responding to arguments in support, this “should not be interpreted to mean that Staff disagrees with HSC witness Alderson’s proposal that HSC not be subject to [the securitization] charges . . . .” 2 Tr 215.

2 Tr 214-215.

Mr. Revere stated that the rest of his testimony assumes that the LTILRR will be approved by the Commission in Case No. U-20697; however, should the LTILRR not be approved, Mr. Revere stated that the rest of his arguments as to whether and how HSC pays for securitization charges would be moot, as HSC would then remain a member of its current rate class and would be treated (for ratemaking purposes) as such.

That being said, Mr. Revere first disagreed with Ms. Alderson’s claim that, since the HSC LTILRR contract is based on Zeeland and because Zeeland costs are not being securitized, HSC should not pay for the securitization costs in this case. Mr. Revere testified that, while Act 348 outlines how a rate requested under the statute shall be calculated based on one or more designated supply resources, it also allows for other terms and conditions, such as Section 4.2.7 of the HSC LTILRR contract which states that HSC shall pay “‘applicable surcharges included in the Rate Book associated with the provision of electric service to the Customer . . . .’” Id., p. 216. In this regard, Mr. Revere stated:

HSC witness Alderson claims that the costs to be securitized are not associated with electric service to HSC. This is incorrect. HSC is not actually served by Zeeland, the costs on which the LTILRR is based are merely calculated based on Zeeland. Service to HSC under the LTILRR will still be provided by the Company utilizing all power supply resources used to serve any customer. Absent securitization, costs associated with retired plants that are no longer in use, such as Karn 1 & 2, effectively become general costs of power supply. As HSC will still be served by the Company’s standard power supply, these costs will still be costs associated with providing service to HSC. Therefore, the Commission should not consider this argument as supporting HSC witness Alderson’s requested relief.

Id.

Mr. Revere next disagreed with Ms. Alderson’s claim that HSC’s treatment in the instant case should be considered analogous to the treatment of choice customers in Case No. U-17473. Mr. Revere testified that issues regarding migration under choice considered in Case No. U-17473 are not analogous to the LTILRR, which HSC will be served by Consumers under, and thus asserted that the Commission should not consider this argument in support of Ms. Alderson’s requested relief.

Mr. Revere further disputed with Ms. Alderson’s claim that applying the securitization charges in this case to HSC would conflict with the requirement that rates be cost-based pursuant to MCL 460.11. As stated by Mr. Revere:

As discussed earlier, HSC will still be served by the Company’s overall power supply resources, only the rates paid under the LTILRR will be based on Zeeland. Therefore, the LTILRR is not based on the power supply costs associated with serving HSC. In effect, Act 348 created an exception to the cost-based requirement under MCL 460.11. Therefore, HSC witness Alderson’s argument regarding MCL 460.11 should not be considered as supporting HSC witness Alderson’s requested relief.

2 Tr 217.

Mr. Revere also disagreed with Ms. Alderson’s claim regarding the exclusion of HSC from future production cost allocator calculations. According to Mr. Revere:

The future exclusion of HSC from cost allocation calculation calculations in rate case [sic] is not evidence that HSC should not be subject to securitization charges. Instead, it is evidence that, should the Commission determine that securitization charges should apply to HSC under the LTILRR, the production allocator used to determine responsibility for securitization charges will need to be modified from those approved in rate cases to include HSC. Should the Commission determine that securitization charges should apply to HSC under the LTILRR, Staff recommends that the otherwise-applicable production allocator be recalculated including HSC’s determinants under the LTILRR as a separate class for the purposes of calculating the cost responsibility as a result of this case as well as in future securitization true-ups.

Id., pp. 217-218.

Mr. Revere next disagreed with Ms. Alderson’s bill credit claim as it relates to HSC. Mr. Revere testified that, because HSC would not be paying the base rate impact of the costs to be securitized in this case under the LTILRR, “including HSC in the bill credits associated with removing the base rate impact would effectively double-count the benefit to HSC. It would be inappropriate to remove costs from HSC’s rates that are not there to begin with.” Id., p. 218. For this same reason, Mr. Revere also disagreed with Ms. Alderson’s alternative proposal to apply the bill credit to HSC if the Commission determines securitization charges should apply to HSC. Id., p. 219.

Mr. Revere also disputed Ms. Alderson’s claim that applying securitization charges to HSC under the LTILRR would violate the benefit test under the CCERA. As stated by Mr. Revere:

The relevant portion of the CCERA is found in MCL 460.10i(2)(b) and requires that “securitization provides tangible and quantifiable benefits to customers of the electric utility.” The Commission has previously found this portion satisfied when the overall NPV of securitization is lower than that of conventional financing. This implies the Commission has interpreted the statute to refer to customers as a whole, rather than each individual customer, which fits with the plain language of the statute. Therefore, the Commission should reject HSC witness Alderson’s claim that the impact to HSC would violate MCL 460.10i(2)(b).

Id., pp. 218-219; 2017 order, p. 70.

And lastly, Mr. Revere disagreed with Ms. Alderson’s claim that Consumers’ proposed rate design violates MCL 460.11. Mr. Revere testified:

MCL 460.11(1) only requires that rates be cost-based by class. This does not apply to the granularity of individual rate elements. It only requires that, overall, a classes’ rates are designed to produce the appropriate revenue requirement. This disagreement, however, should not be read as Staff opposition to the rate design request made by HSC witness Alderson to charge certain customers based on demand rather than energy.

2 Tr 219 (footnote omitted).

B. Initial and Reply Briefs

1. Consumers

In its initial brief, Consumers maintains that its request in this case meets the requirements for issuance of a financing order under MCL 460.10i(1) and (2) and should be approved.

Following an introduction and procedural overview of the matter, Consumers details the structure of its proposed securitization transaction in this case, specifically addressing and recalling direct testimony on its behalf regarding the company’s qualified costs, the structure of the securitization transaction, the true-up mechanism, the nonbypassable charge, and the use of proceeds. Consumers’ initial brief, pp. 3-24.

With the true-up mechanism, Consumers asserts that the Commission should approve its requested true-up mechanism, consistent with Case No. U-17473, and reject ABATE’s proposed non-standard, unnecessary, and procedurally complicated true-up procedure. Consumers reiterates that Mr. Pollock’s approach would result in a longer review process that would require a contested case filing and would result in increased costs, along with a resulting change in allocation for the securitization charge being different from the production capacity allocation approved for the company’s then-current general rates. According to Consumers:

Because the Company’s proposed true-up calculation would incorporate the most recently approved production capacity allocation factors, it would isolate any loss of load risk to a scenario where the required annual true-up happens after load loss has occurred and before the approved production capacity allocation factors have been updated to reflect the loss of load. 2 TR 161. Therefore, as Ms. Myers explained, the Company’s proposed true-up process mitigates a majority of the loss of load risk while preventing the need to complicate the true-up process with a contested case filing. Id.

Consumers’ initial brief, pp. 10-11.

Consumers asserts that its proposed nonbypassable charge meets the requirements of Act 142 and prior Commission orders and should be approved. Consumers reiterates the significance and importance of nonbypassability for the successful structuring, rating, and marketing of the securitization bonds, along with its requirement for securitization charges pursuant to MCL 460.10k(2). Id.; 2 Tr 118, 124; MCL 460.10h(f). The company recalls the 2013 order and company testimony that its proposed nonbypassable charge structure for the instant case is consistent with the 2013 order as it pertains to ROA customers.

Consumers argues that HSC’s position that HSC be excused from the nonbypassable charge is contrary to Act 142 and the pending HSC LTILRR contract and should be rejected as without merit. Consumers asserts that both Act 142 and the pending contract require HSC to pay charges approved in this case. The company states that, consistent with MCL 460.10gg(2), Section 4.2.7 of the contract requires HSC to pay applicable surcharges included in the rate book associated with the provision of electric service to it, including the applicable Karn Units 1 and 2 securitization charges approved in this case. Consumers recalls:

As Mr. Kelly explained, the Karn Units 1 and 2 securitization charges are “applicable” within the meaning of Section 4.2.7 because, pursuant to Act 142, they are “payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.” Id. Thus, the Karn Units 1 and 2 securitization charges are mandatory under Act 142, and therefore clearly “applicable” under the HSC Contract. The Company would add the securitization charges to its tariff sheets applicable to service under its new LTILRR. 2 TR 83-84.

Consumers’ initial brief, pp. 14-15 (footnote omitted). Here, the company further avers that the 2013 order provided a limited exception that has no applicability to HSC, because HSC is neither an ROA customer now or under the contract, but rather a full-service electric customer currently and under the contract. Consumers additionally asserts that application of the surcharges in this case to HSC are consistent with the Classic 7 securitization charges HSC has already agreed to pay under the contract. In this vein, the company avers Ms. Alderson’s attempt to distinguish the Classic 7 charges to those in this case of no relevance since nothing in Section 4.2.7 of the contract limits applicable surcharges to those in effect before the effective date of the contract and the LTILRR. In any event, according to Consumers, “the Karn Units 1 and 2 securitization charges would be approved by the Commission before the LTILRR and HSC Contract go into effect.” Id., p. 16. The company additionally contends, for reasons already stated, that the Commission should also reject Ms. Alderson’s claim that excusing HSC from the securitization charges in this case meets the intent of the 2013 order. Consumers further disputes Ms. Alderson’s cut-off argument meeting this intent and aligning with the 2013 order. The company states:

First, as discussed above, the plain terms of the HSC Contract require HSC to pay securitization charges. Thus, the Company is not relying on the Commission’s order in this case to serve as a “cut-off” to lock-in HSC’s obligation to pay the securitization charges.

Nothing in the December 6, 2013 Order supports Ms. Alderson’s position, and in fact, the order refutes it. Her testimony acknowledged (2 TR 302-303) that the December 6, 2013 Order’s “cut-off” took away bundled customers’ ability to switch to ROA service to avoid the Classic 7 securitization charges, which would have created securitization surcharge revenue instability and undermined the feasibility of bond issuances. That same rationale – avoidance of surcharge revenue instability – supports application of the nonbypassable Karn Units 1 and 2 securitization charges to HSC, rather than to carve out an exception for HSC. Ms. Alderson’s contention that “there is no ongoing future risk of uncertain load migration from full service to the LTILRR involving HSC” (2 TR 302), does not further her position, as acceptance of her position would have the same effect – fewer customers supporting the bonds. Staff witness Nicholas M. Revere likewise recognized that Ms[.] Alderson’s analogy was false, stating that “HSC will still be served by the Company under the LTILRR, so the issues regarding migration under choice contemplated in U-17473 are not analogous to the LTILRR. 2 TR 217. As Company witness Lunde testified, “[a]n assured customer base to pay securitization charges is essential for the triple-A securitization rating analysis.” 2 TR 124. Thus, to “align with” the December 6, 2013 Order, the Commission should reject HSC’s request to be excused from securitization charges.

Consumers’ initial brief, pp. 17-18. Consumers reiterates the authority for other terms and conditions for the LTILRR under MCL 460.10gg(2) and recalls Staff testimony that Act 348 created an exception to the cost-based requirement under MCL 460.11 to further assert that the instant case does not involve the same statutory tension in the 2013 order nor does the 2013 order support an exception for HSC. Id., p. 18; 2 Tr 217. Consumers further contends that Ms. Alderson’s single designated power supply resource (Zeeland) and conventional financing argument should too be rejected. According to Consumers:

The argument is a distraction, as HSC’s obligation to pay the Karn Units 1 and 2 securitization charges is required under Section 4.2.7 of the HSC Contract and the LTILRR. Further, the argument does not align with either the facts or the law. The Company’s proposed LTILRR provides that HSC will receive bundled electric service from the Company at a rate calculated using costs based on the Zeeland CCGT. 2 TR 81-82. However, as Mr. Kelly testified, HSC would not pay directly for this designated resource. Rather, like all other full service customers, HSC will receive service from the entirety of the Company’s electric supply portfolio. 2 TR 82. Likewise, HSC’s payments under the HSC Contract would contribute to the Company’s total revenue requirement (including for Karn Units 1 and 2 before their retirement), as with all other bundled service customers. Id. Staff witness Revere testified similarly, stating that “HSC is not actually served by Zeeland, the costs on which the LTILRR is based are merely calculated based on Zeeland. Service to HSC under the LTILRR will still be provided by the Company utilizing all power supply resources used to serve any customer.” 2 TR 216.

Consumers’ initial brief, p. 19 (footnote omitted). 15 Here, Consumers also notes additional terms and conditions in the proposed LTILRR and contract, authorized by MCL 460.10gg(2), that are not based on Zeeland. The company further argues that Ms. Alderson’s assertions regarding its cost allocator proposals also fail to support HSC’s position, as the allocation of the securitization charge in this case will follow, on an ongoing basis, the same direct allocation methodology for HSC as set forth in Case No. U-20697 for the development of the proposed demand response reconciliation surcharge and the proposed electric rate case deferral surcharge. Moreover, according to Consumers, Ms. Alderson’s position that other customers will not be harmed if HSC is not assessed the securitization charge was refuted, as the company’s remaining full-service customers would then have to pay for the qualified costs that should have been allocated to HSC.

15 The footnote omitted discusses Staff testimony about a plant’s useful life and plant costs not paid during that time being paid by those customers who would and should have paid for it during that time, in this case including HSC as it relates to the Karn 1 and 2 units. Id., n. 4; 2 Tr 215.

For these reasons, Consumers states that its proposed nonbypassable securitization charges would apply to HSC under the terms of the HSC LTILRR contract and the LTILRR, and, thus, HSC’s claims to the contrary should be rejected.

Consumers next argues that HSC’s alternative proposal for a bill credit should also be rejected. The company states that nothing in the HSC LTILRR contract nor Act 348 provide for this proposal, no bill credit is consistent with the Classic 7 securitization charges under the contract, and the Staff testified that HSC’s rates under the LTILRR also do not entitle it to a bill credit. Consumers’ initial brief, p. 22; 2 Tr 88, 219. Consumers reiterates the problems with Ms. Alderson’s proposed accounting as it relates to the initial securitization transaction and the company’s proposed routine true-up process. Consumers’ initial brief, pp. 22-23; 2 Tr 168-170; Exhibit A-23. Consumers additionally reasserts that HSC’s proposal, to avoid cost shifts, would end up benefiting HSC by $6.3 million on an NPV basis funded by other customers. Consumers’ initial brief, p. 23; 2 Tr 170-171; Exhibit A-23. The company avers that the Commission should make clear that securitization charges are nonbypassable per statute and should reject HSC’s requests to be excused from the charges and its alternative proposal.

Consumers next recalls testimony on its behalf about use of proceeds in this case and declares that it “will use the proceeds from the issuance of the securitization bonds to pay down [its] debt and equity, as required by Act 142, which will produce cost savings that will ultimately be passed on to utility customers.” Consumers’ initial brief, p. 25; 2 Tr 193, 198; Exhibit A-18; MCL 460.10i(2)(a).

From there, Consumers addresses the categories of qualified costs that make up its request to securitize up to $702.8 million of such costs in this case, beginning with unrecovered investment in Karn Units 1 and 2 which, pursuant to MCL 460.10h(g), the company asserts it would be unlikely to collect in a competitive market. Consumers states:

In a competitive market, the capital costs for these units would be wholly unrecoverable after cessation of operations. As a result, the unrecovered book balance of the respective units as of the planned retirement date should be considered the absolute minimum amount of qualified costs in this case. It would be appropriate for the Commission to authorize the securitization of the Company’s unrecovered book balances reflected as of the most recent month end prior to the date of issuance of the securitization bonds. Classifying the presently unrecovered costs as regulatory assets would be appropriate in order to allow the realization of significant customer savings. 2 TR 184.

Consumers’ initial brief, p. 26. In this regard, Consumers recaps the basis and rationale for classifying these costs as regulatory assets, asserting such classification as appropriate and consistent with FERC Uniform System of Accounts, along with Case No. U-12505. Id., pp. 26-28; 2 Tr 184-185. The company avers that its unrecovered investment in Karn Units 1 and 2 are “a significant investment made in order to meet [its] obligations to serve customers residing in this state” and that this unrecovered investment meets all three criteria applied by the Commission in the 2000 order, p. 13. Consumers’ initial brief, p. 28. Here, Consumers also reasserts consistency with the qualified costs and regulatory asset treatment in Case No. U-17473. According to Consumers:

. . . the Company has reasonably and prudently invested a significant amount of capital in Karn Units 1 and 2 for the benefit of its customers. A substantial portion of that capital remains unrecovered and regulatory changes and market conditions beyond the Company’s control have made it economically impossible to recover the remaining investment under normal ratemaking practices. As Mr. Wehner’s testimony and Mr. Harry’s testimony demonstrated, these investments clearly qualify as costs that the Company is unlikely to collect in a competitive market and they also fit the classic case for treatment as regulatory assets. Either circumstance appropriately renders them “qualified costs” as defined in MCL 460.10h(g).

Id., p. 29.

Consumers argues that the Attorney General’s challenges to certain unrecovered investment costs should be rejected. In this regard, the company recalls support and details for the projected capital expenditures required for the units through their planned retirement in May 2023. Id.; 2 Tr 54-64; Exhibit A-6. Consumers highlights that these $13.527 million in capital expenditures “are targeted to meet the remaining life objective, providing safe and regulatory compliant units until retired,” and do include critical reliability investments but not those targeted to only improve reliability in general. Consumers’ initial brief, p. 30; 2 Tr 55-56. The company reiterates that Ms. Myers refuted Mr. Coppola’s proposal to record this entire amount as O&M expense, specifically as set forth under the uniform system of accounts for guidance on capitalization including the use of retirement units, maintaining it is incorrect “to assume that any spending at Karn Units 1 and 2 is required to extend the retirement date past May of 2023 in order to be capitalized.” Consumers’ initial brief, p. 32; 2 Tr 162-163. Further, according to Consumers, the more appropriate place to have addressed the expensing of items intended to be capitalized was in Case No. U-20697, not the instant case. The company reiterates that all 2020 and 2021 projects, with the exception of projected capital expenditures for the Karn Retention and Separation Plan, were presented in Case No. U-20697, wherein Mr. Coppola presented no testimony for the capital expenditures to be recorded as O&M or recommending any disallowances. Even if Mr. Coppola’s O&M argument had validity, which Consumers states it does not, the company avers that Case No. U-20697 would have at least allowed rate recovery for the O&M expenses. Consumers states that current rates and those proposed in Case No. U-20697 do not reflect 2020 and 2021 capital spending as O&M; “[t]herefore, deciding in this case that the capital spending should be recorded as an expense would leave the Company with no way to collect for the 2020 and 2021 spending and, therefore, could be punitive.” Consumers’ initial brief, p. 32. The company further recalls detailed testimony by Mr. Hugo explaining why Mr. Coppola’s alternative recommendation to remove $6.459 million from projected capital expenditures should be rejected. Id., p. 33; 2 Tr 66-76. For the reasons directly above, Consumers states these disallowances need not be reviewed because they were not timely raised. Further, as reiterated by the company, many of these projects were previously considered in Case No. U-20165 and pre-approved as part of its proposed course of action; thus, any removal of the same in this case would be unreasonable. Consumers additionally repeats the lack of practical avoidance of 2020 capital expenditures since 2020 is nearly complete and no showing of unreasonable or imprudent investment has been made. Moreover, per Consumers, “The fact that the Company was retiring Karn Units 1 and 2 in May 2023 was fully elucidated in the Company’s approved IRP Settlement Agreement, to which the Attorney General was a signatory.” Consumers’ initial brief, pp. 33-34. Here, the company also recalls testimony by Ms. Myers refuting Mr. Coppola’s attempt to remove certain qualified costs in the instant case, specifically reiterating there being no purpose for doing so and the likely possibility that actual remaining net book value exceeds the amount approved in this case, “leaving the balance to [then] be recovered through base rates.” Id., p. 34; 2 Tr 164.

Consumers maintains that the Commission should approve the company’s approximate $11.6 million in initial other qualified costs necessary to structure the transaction and issue the securitization bonds under MCL 460.10h(g). Consumers’ initial brief, p. 35; 2 Tr 186; Exhibit A-19. The company recalls Mr. Wehner’s testimony detailing the costs, which are based Case Nos. U-12505 and U-17473, with modifications for more recent market transactions, and subject to adjustment pursuant to the first true-up if less than anticipated or to be addressed in a subsequent general rate case if more. Consumers’ initial brief, pp. 35-36; 2 Tr 186-190. In this regard, Consumers asserts that Mr. Coppola’s proposed $2.6 million reduction should be rejected as lacking merit and serving no purpose, as “no negative impact on customers would result if the Company’s projected costs are higher than actuals.” Consumers’ initial brief, p. 36. With regards to Mr. Coppola’s $2.1 million proposed disallowance for legal work, the company asserts this to be an assumption, without proof, that legal work can simply be duplicated without proper due diligence, and the company does not believe the legal work in the instant case will be any less than that performed in Case No. U-17473. Id.; 2 Tr 200, 243-244. Further, according to Consumers and as set forth in testimony, if cost projections are too low “it could call into question the viability of securitizations as reasonable solutions for companies going forward. 2 TR 201. The Company has no desire to securitize any more of the initial qualified costs than are certain at the time of financing.” Consumers’ initial brief, p. 37. Moreover, as indicated above, if the cap in the amount that the company can securitize is lowered and costs turn out to be higher than projected, the company would be required to recover the stranded costs in rates.

Consumers likewise asserts that the Commission should reject the Attorney General’s proposed $200,000 reduction to ongoing other qualified costs as also without merit. The company states that Mr. Wehner fully supported these cost projections in his direct and rebuttal testimony— costs that, contrary to Mr. Coppola, rise over time, account for a much larger principal bond amount from that in Case No. U-17473, and will be adjusted through the true-up mechanism if higher than actuals. Consumers’ initial brief, p. 37; 2 Tr 190-193, 204-205, 248-249. Consumers further reiterates that Mr. Coppola’s proposed reductions for auditor fees, SPE organizational costs, costs of the Commission, and miscellaneous items also lacked support, particularly noting Commission costs being outside the company’s control and an unaddressed issue by Mr. Coppola if these expenses exceed estimates. With the servicing fees, the company again recalls testimony in support and highlights that the requested fee of 0.05% “is at the low end of the market observed range.” Consumers’ initial brief, pp. 38-40; 2 Tr 191, 202-203, 247-248. Consumers reiterates that, while it has not commissioned a study of total servicing expenses and associated labor hours, doing so would only increase securitization costs and would not change the fact that the servicing fee is not source of revenue. Additionally, as stated by the company:

. . . the servicing fee paid to the Company would be included as a reduction in O&M expense in the Company’s rate cases following the issuance of the securitization bonds. Therefore, even if the servicing fee were increased to a level in excess of the actual expenses, the Company would not profit from it. On the other hand, making the servicing fee artificially low would shift the cost of servicing from the securitization charge to base rates.

Consumers’ initial brief, p. 39; 2 Tr 203.

Consumers also contends that the Commission should approve the company’s request for regulatory asset treatment for the qualified costs in this case, as fully explained by Mr. Harry and illustrated in Exhibit A-5. Consumers’ initial brief, p. 40; 2 Tr 44-47.

In detail, Consumers next explains why its securitization proposal in this case satisfies the requirements of MCL 460.10i and should be approved. Consumers’ initial brief, pp. 41-50.

Consumers recalls its net present value comparison demonstrating a $126 million net present value benefit of securitization over conventional financing, as shown in Exhibit A-9 for 8-year bonds and thus satisfying the requirement in MCL 460.10i(1) and prior Commission orders. Id., pp. 41-43; 2 Tr 144-147, 199; Exhibit A-11. Here, Consumers also reiterates its rebuttal in response to Mr. Gorman’s positions on the company’s calculations under this statutory requirement, asserting that the Commission should reject his “flawed calculations attempting to show that conventional financing has a lower NPV of revenue requirements than securitization financing.” Consumers’ initial brief, pp. 43-46; 2 Tr 171-175, 320-328.

In accordance with MCL 460.10i(2)(a), Consumers reasserts that it will utilize the proceeds resulting from this case to retire company debt and equity and reiterates that it will use the same reporting systems used in Case No. U-17473. Consumers’ initial brief, pp. 46-47; 2 Tr 192-195; Exhibit A-18. The company further recalls rebuttal in response to Mr. Coppola’s debt and equity allocation, maintaining its expectation “to pay down debt and equity in a proportion approximately equal to [its] capital structure’s mix of debt and equity at the time of the issuance of securitization bonds, taking into consideration any premiums that may have to be paid with the redemption of certain debt.” Consumers’ initial brief, p. 47; 2 Tr 193.

Consumers asserts that it met the requirement of MCL 460.10i(2)(b) and that HSC’s contentions regarding the same are without merit. The company recalls Exhibit A-9 demonstrating tangible and quantifiable benefits to customers from securitization, specifically highlighting the lower weighted average interest rate of 1.776% on the securitization bonds over the pre-tax cost of 7.40% on conventional financing and the benefits to customers as a whole, as opposed to customers individually. Consumers’ initial brief, pp. 48-49; 2 Tr 87, 145-146, 151, 218.

With MCL 460.10i(2)(c), Consumers states its intention “to comply with this statutory provision by engaging financial advisors, underwriters, and attorneys with wide experience in financing asset-backed securities and utility securitization, including the investment banking firm, Citigroup Global Markets, Inc., and the international law firm, Pillsbury Winthrop Shaw Pittman LLP.” Consumers’ initial brief, p. 49. Consumers further recalls testimony on this requirement to ensure the lowest possible securitization charges. Id., p. 50; 2 Tr 105-106, 116, 119-121.

Consumers recalls Exhibit A-10 to show compliance with MCL 460.10i(2)(d) and that the securitized amount in this case cannot exceed $702.8 million. Consumers’ initial brief, p. 50; 2 Tr 146.

Consumers next asserts that the Commission should reject the Attorney General’s and ABATE’s 14-year securitization proposals, maintaining an 8-year bond issuance is the best option for customers. Consumers reiterates that an 8-year term matches the tenor with the original expected life of the units and provides significant customer savings. The company asserts that none of the reasons provided by Mr. Pollock justify a 14-year term. Consumers reiterates that financial markets support an 8-year term and longer-dated precedent securitizations do not justify a change to its recommended 8-year term nor impact financial market support. The company recalls critical flaws in Mr. Pollock’s position and in Exhibit AB-3, along with Mr. Coppola’s position. Consumers’ initial brief, pp. 51-52; 2 Tr 198-200, 251, 351. Consumers also reiterates the increase in leverage it would incur with Moody Investor Services with a 14-year term, in addition to its changed 50/50 paydown of debt and equity plan with the longer term over its preferred 8-year term. The company further states that an 8-year term is not novel, pointing to Case No. U-18250.

Consumers contends that the Commission should reject the Attorney General’s conflict of interest position on the company’s hiring of an underwriter in this case. Consumers reiterates that a competitive bid process would not deliver the desired outcome of minimized costs given few knowledgeable market players in this area. The company further recalls the benefit of knowledge that a financial advisor obtains and the fee arrangement that provides a significant rebate if Citigroup also acts as an underwriter. According to Consumers, “Additional time, resources, and expense would need to be incurred if a lead underwriter other than the financial advisor was selected.” Consumers’ initial brief, p. 54. The company further reiterates that a financial advisor would not negotiate with underwriters on its behalf, that it is very knowledgeable and capable when it comes to dealing with underwriters, that it has used a negotiated process in almost all utility securitizations, that the financial advisor has acted as an underwriter in a significant majority of utility securitizations, and that Citigroup acted as both in Case No. U-17473.

Moving on, Consumers asserts that the Commission should approve the company’s securitization charge design based on a different rate per-kWh to each rate class, consistent with Case No. U-18250, and using the most recently approved production allocator for the charge and bill credit calculations. Id., pp. 54-55; 2 Tr 28-32; Exhibits A-2, A-3. The company discusses the implementation of the bill credit at the same time of the initial securitization charge for a timely realization of benefits for customers, with the bill credit in place until new base rates that exclude securitized Karn Units 1 and 2 costs are established. Consumers’ initial brief, p. 55; 2 Tr 148-150; Exhibit A-12. Consumers reiterates that the securitization charge will appear as a separate line item on customers’ bills, beginning with the first billing cycle after the securitization bonds are issued, and would remain unchanged until true-up. The company states that, upon approval in this case, it would incorporate into its tariffs and rules the requirements of the financing order, and then, after bond issuance, it will submit tariff sheets reflect the securitization charge and bill credit, with the tariff sheets applicable to the LTILRR including the securitization charge. Consumers’ initial brief, p. 56; 2 Tr 148, 154-155; Exhibits A-14, A-15. Here, the company restates support for Mr. Pollock’s recommendation that costs allocated to the primary customer group be separated by both rate and delivery voltages, as set forth in Exhibit A-21. Consumers’ initial brief, p. 57; 2 Tr 354-355. Consumers, however, maintains that the Commission should reject HSC’s proposed changes to rate design. The company states that a per-kW demand rate could only be applicable to Rate GPD, not for all of the primary class, but that this is not a traditional approach for collecting securitization costs nor consistent with prior securitization cases, and “the use of demand charges to collect the Karn Units 1 and 2 securitization costs for just Rate GPD would make the charges inconsistent with the manner in which charges are established for the other Primary voltage customers where forecasted energy is used to determine the securitization charge.” Consumers’ initial brief, p. 57; 2 Tr 36. Consumers contends that the Commission should likewise reject Mr. Pollock’s demand charge for Rate GPD customers recommendation for the same reasons.

Consumers’ initial brief, p. 58; 2 Tr 354-355.

Consumers argues that the Commission should not adopt the Attorney General’s positions regarding the company’s proposed bill credit. The company recalls rebuttal testimony provided by Ms. Myers explaining why O&M and property tax expenses are not appropriate to include in the bill credit. Consumers’ initial brief, pp. 58-59; 2 Tr 165-166. Consumers further reiterates why the bill credit should not include cost of capital benefits. The company states:

Ms. Myers explained that the Karn Units 1 and 2 securitization bill credit will only be in place until base rates are reset in a subsequent rate case to reflect the removal of these costs from base rates. 2 TR 166. As explained by Company witness Wehner, the pay down of debt and equity may take up to 15 months, and it is likely that the bill credit will terminate prior to the completion of the recapitalization process. 2 TR 166; 2 TR 194. Therefore, it would not be appropriate to build these benefits into this temporary bill credit. To do so would result in providing benefits to customers that have not yet been realized by the Company.

Consumers’ initial brief, p. 59.

Consumers asserts that the Commission should also reject Mr. Gorman’s recommendation to adjust the company’s bill credit calculation. As previously explained, Consumers states that “the intent of the bill credit is to remove amounts being collected from customers through base rates that would be duplicative of amounts that would be collected through the securitization charge to avoid double recovery for the same costs;” that securitization charges do not include O&M, working capital, or property tax expenses; and that “base rates will have been set to include the proper amount of O&M expense, working capital, and property tax expense for the test period of the rate case understanding that Karn Units 1 and 2 will retire in May of 2023.” Id., pp. 59-60; 2 Tr 178.

Consumers argues that the Commission should reject the Attorney General’s proposed allocation of capital structure benefits. The company reiterates that Mr. Coppola’s proposal would penalize customers that later switch to choice by having them pay the securitization charge in addition to the increased calculated cost structure benefit and would essentially create a separate, adjusted capital structure for ROA customers that, as noted by Mr. Coppola, was not applied in Case No. U-17473.

Consumers asserts that the Commission should reject Mr. Gorman’s claim that this proceeding is premature. The company recalls Ms. Myers’s testimony about this case informing other upcoming regulatory filings, and its projected capital spending included in the remaining net book value was fully supported. Further, as stated by Consumers, only amounts spent and not disallowed will be included in actual remaining net book value to be securitized at the time the bonds are issued. Consumers’ initial brief, p. 61; 2 Tr 176. As to Mr. Gorman’s concern over the abnormally large spread between the securitization interest rates and interest rates of utility debt, Consumer reiterates that this spread does not have an impact on the NPV analysis. Consumers states:

Conventional financing is the utility capital structure, not a specific utility debt issuance. 2 TR 176-177. Any concern over changes in the securitization bond interest rates between now and when the bonds are issued are addressed by the Company’s break-even interest rate calculation. Id. The Company would not issue securitization bonds at an interest rate higher than the break-even interest rate. See Exhibit A-11 (HJM-3).

Consumers’ initial brief, pp. 61-62. The company further recalls its disagreement with Mr. Gorman that it could wait 18 months and still initiate the underwriting of the securitization bonds, referencing its need for a decision in this case to determine if the remaining net book value of the units will be securitized or if recovery needs to be requested elsewhere, along with the adequate support and protections in this proceeding. Id., p. 62.

In its reply brief, Consumers reiterates that both Act 142 and Section 4.2.7 of the HSC LTILRR contract require HSC to pay the securitization charges approved in this case, contrary to HSC’s claim otherwise. Consumers states:

HSC’s Initial Brief, page 21, acknowledges that under MCL 460.10gg(2), the LTILRR “may contain other terms and conditions proposed by the electric utility,” but HSC claims that applying that provision to require a LTILRR customer to pay securitization charges would render nugatory the requirements of MCL 460.10gg(1)(a) and MCL 460.10gg(1)(e), which provide that capacity costs are to be based on one or more designated power supply resources. The argument is meritless. HSC’s argument attempts to manufacture a conflict between statutory provisions where none exists. “Statutory provisions that relate to the same subject are in pari materia and should be construed harmoniously to avoid conflict.” Kazor v Dep’t of Licensing & Regulatory Affairs, Bureau of Prof Licensing, 327 Mich App 420, 427; 934 NW2d 54 (2019). In this case, no conflict exits [sic] between Subsections 10gg(1)(a) and (e) on the one hand, and Subsection 10gg(2) on the other. Together, these provisions set forth the elements that comprise the LTILRR. Subsections 10gg(1)(a) and (e) provide that the LTILRR is based on one or more designated power supply resources, and Section 10gg(2) provides that the “rate may contain other terms and conditions.” Section 10gg(2) is in addition to, not in conflict with, Sections 10gg(1)(a) and (e), and thus does not in any way render them “surplusage” or “nugatory.” The HSC Contract implements these provisions in a straightforward manner, and HSC agreed to its terms.

Consumers’ reply brief, p. 2 (footnote omitted). Consumers argues that HSC would not have agreed to pay the Classic 7 securitization charges or to Section 4.2.7 of the contract if it believed that its position in this case was correct and additionally recalls other charges and credits applicable to HSC under the contract that are not based on Zeeland. The company asserts that, contrary to HSC, these charges are relevant “as they demonstrate that HSC’s proposed limited application of Subsections 10gg(1)(a) and (e) is contradicted by the fact that HSC has already agreed to pay such charges.” Id., p. 3. Consumers declares that it is not advocating for limitless costs to be imposed on HSC; reiterates that, while the contract rate was calculated based on Zeeland, HSC will receive service from the company’s entire electric supply portfolio, just like all other full-service customers; and asserts HSC’s electricity flows argument to be without merit, given no evidence from HSC disputing evidence provided by the company and the Staff. Id.; 2 Tr 81-82, 216. Consumers states that the Commission’s prior orders speak for themselves; that the company’s application in this case was prepared to be consistent with such orders; that HSC is not currently, nor will be under the contract, a choice customer; and that unlike choice customers, HSC agreed to pay applicable surcharges in the contract. Consumers further repeats that, contrary to HSC’s total system production cost argument relative to the LTILRR customer as disputed by Mr. Kelly, “the Company will use the same allocation methodology to determine HSC’s securitization charge that the Company used to determine HSC’s Demand Response Reconciliation Surcharge and the proposed Electric Rate Case Deferral Surcharge in Case No. U-20697.” Consumers’ reply brief, p. 4. Per Consumers, it will not overrecover any costs, as its securitization charges will be based on an allocation of HSC’s load, and HSC’s conventional recovery of qualified costs argument is also without merit, as HSC’s obligation to pay the securitization charges in this case is based on Section 4.2.7 of the contract. For reasons set forth in its initial brief, Consumers also maintains that HSC’s alternative bill credit proposal should be rejected. Id., p. 5; Consumers’ initial brief, pp. 21-24.

Consumers argues that the Attorney General’s and ABATE’s proposed 14-year securitization should be rejected. Contrary to the Attorney General’s arguments, Consumers declares that it “would expect to retire the units in 2031 but for its agreement in the IRP settlement to retire and securitize the two units,” and that its initial brief provides a full demonstration that an 8-year securitization term benefits customers. Id., p. 5. Consumers further disputes ABATE’s opportunity costs argument, asserting the same speculative and as failing to consider the impact on all customers. Consumers also again notes the approval of an 8-year securitization in Case No. U-18250.

Consumers asserts that the Commission should reject ABATE’s non-standard true-up procedure for the reasons provided in the company’s initial brief and states that it “has not had such a cap for its prior securitizations, and none is needed here.” Id., p. 6; Consumers’ initial brief, pp. 10-11.

Consumers argues that the Commission should reject the Attorney General’s position on qualified capital costs as without merit, that the same conflicts with the Uniform System of Accounts, was not presented nor raised in the correct proceeding or in Case No. U-20697, and would effectively be punitive against the company.

Consumers asserts that the Commission should reject ABATE’s and HSC’s arguments that the company’s proposed cost allocation and recovery mechanism require modification. Consumers points to its initial brief disputing their proposed demand-based securitization charge for Rate GPD but notes the company’s agreement with ABATE that “a further allocation of primary costs by rate schedule is a better reflection of how the production capacity costs are allocated in base rates.” Id., p. 7; Consumers’ initial brief, pp. 56-58; Exhibit A-21. Per Consumers, HSC’s rate design violation claim under MCL 460.11 is meritless and unsupported. The company states that its securitization rates in this case were designed to produce the appropriate revenue requirement by class and are consistent with prior securitization proceedings. Consumers also notes the Staff’s disagreement with HSC’s claim. Consumers further disputes ABATE’s interpretations of the June 7 order, stating that the “interpretations are incorrect as the statements ‘in the public interest’ and ‘will result in significant savings to ratepayers’ do not in any way suggest that recovery for Rate GPD in this proceeding should involve a demand-based charge.” Consumers’ reply brief, p. 8.

Consumers maintains that the Commission should reject the Attorney General’s conflict of interest position on the company’s underwriter in this case for the reasons set forth in the company’s initial brief. Id.; Consumers’ initial brief, pp. 53-54. Consumers also states that the Attorney General’s “‘common sense’” assertion is speculative and lacks any evidentiary support.

Consumers’ reply brief, p. 9.

Consumers avers that the Commission should reject the Attorney General’s position on retirement of debt and equity capital as without legal support and unnecessary. Per the company, Act 142 does not require any specific paydown ratio of debt and equity, and as previously explained, the company “plans to pay down debt and equity in a proportion approximately equal to Consumers Energy’s capital structure’s mix of debt and equity at the time of the issuance of securitization bonds, taking into consideration any premiums that may have to be paid with the redemption of certain debt.” Id.; Consumers’ initial brief, pp. 24-25, 47.

According to Consumers, the Attorney General’s and HSC’s bill credit issues also lack merit for the reasons set forth in the company’s initial brief. Consumers’ reply brief, p. 10; Consumers’ initial brief, pp. 58-60. Consumers reiterates:

The Company’s proposed bill credit calculation, presented in Consumers Energy’s Exhibit A-12 (HJM-4), removes the appropriate Karn Units 1 and 2 costs being collected from customers through base rates that would be duplicative of amounts that would be collected through the securitization charge, thereby avoiding any double recovery of the same costs. Further, the Company’s remaining costs, such as O&M expense and property taxes, will be adequately addressed in the Company’s rate case proceedings and should not be included in the proposed bill credit. These items will be included in base rates knowing that Karn Units 1 and 2 will retire in 2023 and will be set at an appropriate level. It would not be appropriate to remove items from base rates that are included to cover costs that will be incurred and will not be covered by the securitization charge. As such, HSC’s claim of over-collection is entirely speculative and unsupported.

Consumers’ reply brief, p. 10.

Consumers argues that the Attorney General’s position on the allocation of benefits from the paydown of debt and equity likewise lacks merit, recalling the company’s dispute of the same in its initial brief. Id., pp. 10-11; Consumers’ reply brief, pp. 58-60. Further addressing the Attorney General’s initial brief, Consumers states:

The Attorney General’s assertion on page 18 that the Company “never explained what happens when the Company realizes the benefit or whether the customers will ever receive this benefit,” is without merit. As Consumers Energy explained in its Initial Brief, page 59, it would not be appropriate to build any benefits from the pay down of debt and equity into the temporary bill credit given that the bill credit will terminate prior to the completion of the recapitalization process. That is not to say, as incorrectly deduced by the Attorney General, that such benefits are not ultimately realized if not reflected in the temporary bill credit. To be clear, the Company will reflect any benefits from the pay down of debt and equity in a future rate case proceeding upon the completion of the recapitalization process.

Consumers’ reply brief, p. 11.

In replying to other issues raised by HSC, Consumers first asserts that the Commission should reject HSC’s position on MCL 460.10i(1). Referencing its initial brief, Consumers recalls that Mr. Gorman’s bias claim was based on inaccurate conclusions and that his recommended alternative financing approach “was flawed, inconsistent with previous Commission proceedings, and specifically designed to favor HSC’s interest in seeking a denial of the Company’s Application.” Consumers’ reply brief, p. 12; Consumers’ initial brief, pp. 41-46. Consumers repeats that its NPV calculation is consistent with Commission direction in Case No. U-12505 and argues that no valid reason was presented by HSC as to why the Commission should depart from its long-standing practice of calculating the NPV under conventional financing to match traditional rate recovery using the regulatory capital structure, which, according to Consumers, the Commission has rightfully determined. Consumers reiterates that a finding otherwise by the Commission would endanger all future securitization filings and states that “HSC’s alternative approach presents several modifications that are simply inaccurate, and which do not include the customer benefits they allege to contain.” Consumers’ reply brief, p. 13; Consumers’ initial brief, pp. 44-46.

Consumers next asserts that the Commission should reject HSC’s position on MCL 460.10i(2)(c) for the reasons set forth in its initial brief. Consumers’ reply brief, p. 13; Consumers’ initial brief, p. 13. The company repeats that HSC’s alternative securitization structure deviates from long-standing practice and is a “a flawed attempt to derail the Company’s securitization by creating a scenario of a lower securitization charge based on an inaccurate analysis.” Consumers’ reply brief, p. 14. Consumers further recalls no actual customer benefits with juggling/shifting costs and additionally argues that it is “inappropriate for Mr. Gorman to fund the remainder of the net book value with a utility debt issuance estimated to have an interest rate of 3.15% when securitization financing is estimated to have a lower interest rate at 1.776%.” Id.; 2 Tr 174-175.

Lastly, Consumers asserts that the Commission should reject HSC’s premature filing position as incorrect and without merit. The company references its initial brief and argues that HSC’s stance “is unnecessary and wasteful, would not properly inform the Company’s upcoming regulatory filings, fails to recognize that those projected capital expenditures not ultimately spent will not be securitized, and fails to consider the Company’ break-even interest rate calculation.” Consumers’ reply brief, p. 15; Consumers’ initial brief, pp. 61-62.

2. The Commission Staff

In its initial brief, the Staff articulates general support for Consumers’ request in this case. The Staff further expresses concerns with several elements of HSC’s position.

The Staff maintains that both outcomes (whether HSC is subject to securitization charges or not) are reasonable, given arguments in support for each provided by Consumers and HSC. The Staff reiterates that the decision boils down to whether the result should reflect what would have occurred without the securitization filing or who should have paid for the units during their useful life, noting that, if the LTILRR is not approved, the decision is moot, “as HSC would be subject to the securitization charges applied to the rate classes HSC is currently a member of.” Staff’s initial brief, p. 10; 2 Tr 215.

While the Staff repeats that it is not advocating for one result over the other, the Staff reiterates that Ms. Alderson made several arguments in support of HSC not being subject to the securitization charges that should be rejected. The Staff recalls that Act 348, as it pertains to the LTILRR, allows for terms and conditions, which the HSC LTILRR contract contains, specifically requiring HSC to pay applicable surcharges included in the rate book associated with the provision of electric service. Staff’s initial brief, p. 10; 2 Tr 216, 299-300. The Staff further repeats that, while the LTILRR is calculated based on Zeeland, HSC will continue to be served by all of Consumers’ power supply resources. Staff’s initial brief, p. 10; 2 Tr 216, 300. The Staff additionally states that, contrary to Ms. Alderson’s arguments otherwise, issues regarding migration of choice customers considered in Case No. U-17473 do not apply here, as HSC will still obtain power supply service from the company under the LTILRR, and no violation of MCL 460.11 exists if HSC was subject to the securitization charges resulting from the instant case.

Staff’s initial brief, p. 11; 2 Tr 217, 302-304. The Staff states:

As HSC will not be served directly by the plant on which the LTILRR is based, the LTILRR acts as an exception to the cost-based requirement in MCL 460.11, meaning the requirement cannot be further violated by the application of securitization charges. (2 TR 217.) HSC witness Alderson further claims that the Company’s proposed rate design violates MCL 406.11 [sic] by applying kWh charges to certain customers. (2 TR 312-313.) This is incorrect. Mr. Revere explained, “MCL 460.11(1) only requires that rates be cost-based by class. This does not apply to the granularity of individual rate elements. It only requires that, overall, a classes’ [sic] rates are designed to produce the appropriate revenue requirement. This disagreement, however, should not be read as Staff opposition to the rate design request made by HSC witness Alderson to charge certain customers based on demand rather than energy. (2 TR 219.)

Staff’s initial brief, pp. 11-12. The Staff further reiterates the benefit test in MCL 460.10i(2)(b), as found by the Commission in the past and per the plain language of the statute, is based on benefits for customers in total, not any given customer like HSC. Id., p. 12; 2 Tr 218, 308-309. As to Ms. Alderson’s determinants argument, the Staff maintains this to be incorrect but notes that the argument:

. . . does, however, point out the need to modify the calculation of the power supply allocator that would otherwise be applicable for purposes of the instant case and future true-ups by including HSC’s determinants under the LTILRR as a separate class. (2 TR 217-218.) Should the Commission determine that securitization charges should apply to HSC under the LTILRR, the Commission should also order this modification.

Staff’s initial brief, p. 12. And lastly, the Staff maintains its disagreement with HSC receiving a bill credit if subject to securitization charges under the LTILRR, as HSC’s rates under the LTILRR would not include the costs that the bill credit is intended to remove, thus making there nothing to remove. Id., p. 13; 2 Tr 218-219, 307, 310-312.

The Staff asks that the Commission approve Consumers’ request in this case and adopt the Staff’s recommendations as they relate to HSC.

In its reply brief, the Staff maintains the company’s application is generally reasonable and should be approved and that the Staff’s recommendations regarding HSC’s positions should also be adopted.

The Staff reasserts that neither the applicable statutes nor the HSC LTILRR contract require a certain outcome as to the applicability of the securitization charges in this case to HSC but nevertheless contends that certain arguments made by HSC require additional responses.

First, contrary to HSC, applying securitization charges to it would not violate Act 348. Again, as stated by the Staff, the law provides for term and conditions and one such term included in the contract is for HSC to pay applicable surcharges. The Staff continues:

The question then becomes whether the surcharge resulting from the instant case should be applicable to HSC under the LTILRR. HSC claims that the surcharge cannot be applicable, as it would render the section of the law discussing how a rate under the law would be based on a designated resource or resources nugatory. (HSC initial Brief, pp. 21-22.) This is a strained reading of the statute. The Michigan Supreme Court explained that statutory provisions must be examined within their overall statutory context to produce, if possible, a harmonious and consistent enactment as a whole. People v Jackson, 487 Mich 783, 791 (2010); People v Cunningham, 496 Mich 145, 153-158 (2014). Therefore, the two provisions of the statute must be read harmoniously, meaning the allowance for other terms and conditions is an exception to the prior section on rate development. See MCL 460.10gg(2). HSC effectively acknowledged such when it signed the contract under which all rates charged are not solely based on Zeeland. (Consumers Initial Brief, pp. 15-16, 19; HSC Initial Brief pp. 24-26.)

Staff’s reply brief, p. 2. The Staff further asserts HSC’s unlimited cost argument regarding costs that could be applied to the LTILRR customer to be a “hyperbolic statement [that] ignores the role of the Commission,” in that absent specificity in the statute, the Commission makes surcharge applicability determinations and sets the limit. Id., p. 3; HSC’s initial brief, p. 22.

The Staff next argues that applying securitization charges to HSC would not violate the HSC LTILRR contract. The Staff reiterates that HSC will not be served by Zeeland but rather by Consumers’ overall power supply resources, which include general power supply costs inclusive of associated retired plant costs, just like all other power supply customers are. The Staff further disputes the possibility of all power supply costs being charged to HSC, stating that the contract is limited to applicable surcharges associated with supplying service to HSC, with applicability as determined by the Commission, and “[w]hile it is possible that the Company would attempt to place all of its costs into a surcharge, and the Commission would approve that surcharge as applicable to HSC, Staff is of the opinion that result is highly unlikely.” Staff’s reply brief, p. 3.

The Staff continues:

HSC also claims that it is impossible to show that electrons flow from Karn to HSC, and that Karn will not provide service once retired. (HSC Initial Brief, p. 27.) Neither of these arguments have any probative value, as they set up a version of Staff’s argument that was not actually made. Staff’s actual argument, as stated by Staff witness Revere, was that “[a]bsent securitization, costs associated with retired plants that are no longer in use, such as Karn 1 & 2, effectively become general costs of power supply. As HSC will still be served by the Company’s standard power supply, these costs will still be costs associated with providing service to HSC.” (2 TR 216.) HSC made no credible arguments effectively refuting Staff’s actual position.

Staff’s reply brief, pp. 3-4.

The Staff refutes that applying securitization charges to HSC would violate MCL 460.11. According to the Staff, while Act 348 changed what a customer pays under its provisions, it did not change the costs of serving them, contrary to HSC’s claims otherwise. Id., p. 4; HSC’s initial brief, pp. 31-32. Per the Staff, “As MCL 460.11 refers to the cost of providing service, and service is still provided as it was previously, Staff is correct that 2018 PA 348 is effectively an exception to the cost-based requirement.” Staff’s reply brief, p. 4.

Conversely, as set forth by the Staff, failing to apply securitization charges to HSC would also not violate the HSC LTILRR contract, as the determination of applicability of charges is within the Commission’s purview, as discussed previously. Id., p. 5; Consumers’ initial brief, pp. 13-15.

The Staff maintains that the Commission’s determinations on securitization charges as they relate to choice customers do not apply to HSC. The Staff reiterates that HSC is not analogous to choice customers; thus, HSC’s claims relying on the Commission’s decision in Case No. U-17473 should be rejected as not applicable to HSC in the instant case. Staff’s reply brief, p. 5; HSC’s initial brief, pp. 38-39; Staff’s initial brief, p. 11.

Contrary to HSC’s related claims which are misplaced and should be rejected, the Staff asserts that “[a]dding HSC to [production cost] allocators for the purpose of applying them to securitization consistent with Staff’s proposal can (and should) occur in the same contested rate cases those allocators are approved in.” Staff’s reply brief, p. 6; HSC’s initial brief, pp. 41-43;

Staff’s initial brief, p. 12.

The Staff asserts HSC’s net benefit to others resulting from the LTILRR to be in error. The Staff states that it testified in Case No. U-20697 that “though the requirements in 2018 PA 348 were met for the Commission to be required to find that a net benefit exists, the actual existence of a net benefit was not shown under the requirements in MCL 460.10gg(3) . . . .” Staff’s reply brief, p. 6.

The Staff next argues it inappropriate for HSC to speculate on the Staff’s potential positions on facts not in evidence and asserts that the Commission should disregard this speculation. Specifically, the Staff takes issue with HSC’s claims casting doubt that the Staff would take the same benefit test position, which the Staff stands by, if the proposals in the instant case affected a class other than HSC. Id., p. 7; HSC’s initial brief, p. 47; Staff’s initial brief, p. 12.

Lastly, the Staff asserts that HSC’s proposed bill credit treatment should be rejected. The Staff agrees with Consumers about the purpose of the credit, and, for that reason alone, HSC’s proposal should be rejected. Second, as stated by the Staff:

. . . given the goal is and should be to ensure no double recovery, it would be improper to view being subject to the securitization charges to amount to having Karn costs in rates to be removed, as they would only be included in HSC’s rates once, not twice. (Staff Initial Brief, pp. 12-13.) In spite of the attempted linguistic gymnastics by HSC, its proposal is inappropriate for the reasons discussed above and those in Staff’s Initial Brief, and should therefore be rejected.

Staff’s reply brief, pp. 7-8.

3. The Michigan Department of Attorney General

The Attorney General upholds that, considering their intended use and per GAAP, the proposed capital expenditures for Karn 1 and 2 during the 2020-2023 period should be considered O&M expenses, expensed by the company as incurred beginning in 2020 and through retirement of the units in May 2023. Attorney General’s initial brief, p. 11; 2 Tr 233-234. According to the Attorney General:

Even if the Company may [have] capitalized similar expenditures under its regulatory accounting practices to extend the useful life of the generating units, this treatment should change since the Company has declared that the units will be retired in the near future (Tr 234.) This declaration changes the nature of the expenditures from long-term capital improvements to short-term operating costs (Tr 234.)

Attorney General’s initial brief, pp. 11-12. Given the absence of O&M costs in the definition of qualified costs under MCL 460.10h(g), the Attorney General accordingly recommends that the Commission exclude $13.5 million of forecasted expenditures in this case.

The Attorney General reiterates the conflict of interest concern regarding compensation if Citigroup, as the financial advisor, also participated as the underwriter for this transaction, asserting that the responsibility to ensure the lowest rate possible “‘could be compromised if the financial advisor earns fees both as an advisor and as an underwriter.’” Id., p. 13; 2 Tr 249-250. Addressing rebuttal provided on behalf of the company, the Attorney General asserts that the problem with Mr. Wehner’s argument about the financial advisor also acting as an underwriter serves to lower overall customer costs “is that he provides no evidence to support the fact that the lowest interest rate for each series of bonds and the lowest underwriting discount through a competitive environment would be less than having one party act as both financial advisor and underwriter.” Attorney General’s initial brief, p. 13. Additionally, as stated by the Attorney General, “it flies in the face of common sense to assume that one party acting as both financial advisor and underwriter will act in the interests of customers since that is contrary to the premise of a competitive market.” Id. The Attorney General thus recommends that Commission separate these roles in this transaction.

The Attorney General repeats that 2031, an unfirm date since abandoned by the company in Case No. U-20165, should not be a factor in determining the term of the securitization bonds to be issued pursuant to this case, highlighting again the 14-year term selected by Consumers previously in Case No. U-17473. More importantly, according to the Attorney General, a 14-year term satisfies the requirements in MCL 460.10i, based on an NPV for the 14-year term being 45% (or $56.5 million) better, along with locking in very low interest rates at this time. Attorney General’s initial brief, pp. 14-15; 2 Tr 251; Exhibit A-9, A-16. In response to rebuttal on behalf of the company that the 8-year term saves customers more because of less total interest payments, the Attorney General argues:

Under that analysis, however, a one-year securitization term saves the most in interest payments and that is clearly not what MCL 460.10i contemplates with its language requiring a NPV analysis and tangible and quantifiable benefits to customers of the electric utility. The real reason behind Consumers Energy’s 8-year term push appears to be Mr. Wehner’s [statement] that “Mr. Coppola does not specify who this would be advantageous for, but it would certainly not benefit the Company . . . [.]” (Tr 199.) The problem with Mr. Wehner’s argument is that MCL 460.10i focuses on the benefit to the customers of the electric utility and not what is the best deal for the electric utility.

Attorney General’s initial brief, p. 15. Given the tangible and quantifiable benefits to customers, the Attorney General thus maintains her recommendation for a 14-year financing term for the securitization bonds in this case.

With the retirement of debt and equity capital, because the company’s rebuttal did not provide a definitive statement on the issue, the Attorney General recommends that the Commission make it clear that it expects Consumers “to use the proceeds from the issuance of securitization bonds to pay down debt and equity in the permanent capital structure in the same proportion approved in the most recent rate case before the issuance of the bonds.” Id., p. 16; 2 Tr 207, 254-255.

The Attorney General also recommends clarity with regard to the bill credit, recommending that the Commission clearly state “that all cost savings from the removal of rate base and operating costs for Karn 1 and 2, plus the benefit of the lower overall cost of capital from paying down debt and equity should be included in the calculation of the bill credit[.]” Attorney General’s initial brief, p. 17; 2 Tr 165, 255-256; Exhibit A-12.

The Attorney General reiterates the approximate $6.2 million benefit to customers with the paydown of debt and equity capital from proceeds received from the securitization bonds to lower the company’s cost of capital which should be reflected in the bill credit, along with other cost savings from the retirement of the Karn units. Attorney General’s initial brief, p. 17; 2 Tr 256-257; Exhibit A-15. In response to rebuttal, the Attorney General states that “Ms. Myers never explained what happens when the Company realizes the benefit or whether the customers will ever receive this benefit. She does, however, admit that there is a benefit that is not reflected because of this timing problem.” Attorney General’s initial brief, p. 18; 2 Tr 166. Given this, the Attorney General recommends that the Commission direct Consumers to “correct any inequity in the passthrough of the cost saving from lower cost of capital in future rate cases by an adjustment to ROA and full-service rates in the rate design process.” Attorney General’s initial brief, p. 18.

Lastly, 16 the Attorney General recaps ABATE’s proposal to cap securitization rate changes, along with rebuttal provided on her behalf, and maintains that the Commission should reject this proposal. Id., pp. 18-19; 2 Tr 278-287.

16 The Attorney General summarized additional testimony provided by Mr. Coppola earlier in her initial brief. Attorney General’s initial brief, p. 4.

In her reply brief, the Attorney General focuses on one issue in response to Consumers’ initial brief, specifically the term of the securitization bonds. The Attorney General argues that Consumers’ 8-year justification, that this “‘matches the tenor’” of when the company was at one time planning to retire the units, is a “red herring” and not required by statute. Attorney General’s reply brief, p. 2. The Attorney General reiterates Case No. U-17473 involving a 14-year term “which again didn’t match the ‘tenor’ of the planned retirement.” Id., p. 3. The Attorney General further disputes the 8-year term being the best option for customers in this case, given demonstration that the 14-year term is $56.5 million (45%) better than the 8-year term for customers. The Attorney General asserts preference to be the company’s only argument in support of the 8-year term, arguing that, “[i]nstead of focusing on the statutory requirements of producing the lowest securitization charges as well as tangible and quantifiable benefits to customers, Consumers Energy’s proposal appears to be more based on what financing term works best for the Company.” Id. According to the Attorney General, a 14-year term satisfies statutory requirements and is, contrary to argument otherwise, the best option for customers with regard to leveraging excellent financing rates and reducing the impact on customer bills. The Attorney General contends, “During a year of unprecedented upheaval, a proposal that helps lower the costs to customers by the greatest extent possible makes the most sense.” Id.

4. The Association of Businesses Advocating Tariff Equity

In its initial brief, ABATE maintains that Consumers made several proposals in this case that are not just and reasonable and should be rejected.

ABATE first upholds its assertion that securitization bonds with longer lives are more cost-effective and will result in lower rates. ABATE recalls the NPV benefit of 14-year bonds ($182.5 million) versus 8-year bonds ($126 million), with annual securitization surcharges for the longer bonds also projected to be 38% lower, contrary to Consumers’ misleading and unsupported claims otherwise. ABATE’s initial brief, p. 2, n. 1; 2 Tr 197, 351; Exhibits AB-3, AB-7. ABATE asserts a longer bond length is consistent with MCL 460.6i(2)(d), even with different opportunity costs of capital than the company’s current pre-tax cost of capital of 7.40%. In addition to customer benefits, ABATE further recalls examples of utilities issuing longer-term securitization bonds in the past, demonstrating financial market support. ABATE thus maintains that the Commission should require Consumers to market the bonds for up to 14 years, provided they are cost-effective at the time.

ABATE also upholds its argument that Consumers proposed cost allocation and recovery structure will result in inappropriate cost-shifting/subsidization, with the company’s approach to updating cost allocation factors also leaving customers vulnerable to significant rate increases.

In this regard, ABATE maintains that certain primary service customer groups (GP, GPTU, GPD, and EIP) should be defined by rate and delivery voltage, due to significant differences in the amount of production capacity costs recovered in base rates for these groups, and that the surcharge applicable to Rate GPD customers should be structured as a demand charge, rather than a per-kWh charge, in light of current cost recovery of production capacity costs primarily through demand charges and to reflect cost causation. ABATE’s initial brief, pp. 3-4; 2 Tr 29-30, 36, 353-354; Exhibits AB-4 and AB-7. ABATE asserts:

. . . the securitization should benefit all customers and not fundamentally change how costs are allocated between customer classes and recovered from the customers within each class, relative to conventional ratemaking. Consistent with the spirit of the Commission’s prior Order [in Case No. U-20165] there should be no cost-shifting and, to the greatest extent possible, the allocation and recovery of the bond servicing costs should parallel how Consumers allocates and recovers production capacity costs in base rates.

ABATE’s initial brief, pp. 5-6.

Here, ABATE also maintains its assertion that the Commission cap the percentage rate increase to an individual rate case from load loss in between rate cases to prevent rate shock to customers in that rate class until allocation facts are reset in a subsequent rate case. ABATE’s initial brief, pp. 6-7; 2 Tr 355-356, Exhibit AB-7. ABATE recalls its 10% loss of load example, with any revenue shortfall being spread to unaffected customer groups, based on a similar procedure adopted in Texas. Per ABATE, “[t]his process will treat the remaining customers more fairly because they would not pay significantly higher rates solely because of lost load, while also ensuring that all bond servicing costs are fully recovered.” ABATE’s initial brief, p. 8.

In its reply brief, ABATE reiterates that Consumers made several proposals and recommendations regarding the true-up mechanism, the term of the bonds, and the collection of the securitization charge from Rate GPD customers that are not just and reasonable and should thus be rejected.

ABATE maintains that establishing a cap for increases in securitization charges is the most equitable way to ensure customers are not dramatically penalized for events beyond their control. In this regard, ABATE disputes that a cap is unnecessary and procedurally complicated, rather reiterating it simple and necessary to avoid rate shock. ABATE’s reply brief, p. 2; Consumers’ initial brief, pp. 10-11; ABATE’s initial brief, pp. 6-8. Per ABATE, “A simple cap mechanism potentially accompanied by a relatively short verification process would more responsively prevent . . . inequitable rate shock with minimal inconvenience to Company operations.” 17

17 ABATE mentions a possible 90-day review process for its proposed cap mechanism. ABATE’s reply brief, p. 2, n. 1; Exhibit AB-7.

ABATE’s reply brief, p. 2. ABATE further clarifies, in response to the one-side argument on behalf of the Attorney General, that the cap would apply to all customer classes. Id., p. 3; Attorney General initial brief, pp. 18-19. More specifically, as stated by ABATE:

By design the proposed cap would apply to all rate classes. While the GPD class was used as an example, the proposed cap would also protect additional rate classes which lost a specified amount of load. (ABATE Initial Br at 6-8.) Further, the relevant cost shift at issue under the cap would be the inequitable cost shift to additional customers in the same class losing the load. As Consumers’ [sic] acknowledged, these customers would not be responsible for the loss of load or the increased costs they would be forced to bear. (Exhibit AB-7 at 2.) As such, it would be unreasonable for those customers to bear the cost shift alone. Stated differently, if none of Consumers’ customers were responsible for a cost shift attributable to lost load, there is no reason only one specific customer should be arbitrarily forced to bear that cost shift on its own.

ABATE’s reply brief, p. 3.

ABATE argues that the record demonstrates that an 8-year scheduled life for securitization bonds is not the most beneficial option for customers. More specifically, ABATE contends that the company’s original expected life of the units and hypothetical new customers in years 9-14 arguments are arbitrary and discriminatory towards current customers and that its leverage argument was not adequately supported. Id., pp. 4-5; Consumers’ initial brief, pp. 51-53. 2 Tr 198, 230, 251-252; Exhibit AB-7. ABATE further iterates the misleading benefits claimed by the company as being in nominal dollars, not NPV dollars, along with the NPV benefits of 14-year bonds and 38% less associated annual securitization surcharges.

ABATE maintains that securitization charges applicable to Rate GPD customers should be recovered through a demand charge. ABATE argues that the company’s traditional approach and consistency arguments “cannot justify unreasonable and avoidable cost shifting within Rate GPD.” ABATE’s reply brief, p. 6; Consumers’ initial brief, p. 57. ABATE asserts that, despite not being a traditional approach, Consumers provided no specific examples where the Commission or another regulatory body rejected the use of a demand charge to collect securitization costs, with the company rather acknowledging no technical reason as to why securitization charges cannot be on a demand basis for those rates that have demand charges. ABATE’s reply brief, pp. 6-7; 2 Tr 36; Exhibit AB-7. ABATE reasserts that Consumers’ proposal fails to reflect cost causation for Rate GPD and dramatically, unreasonably, and avoidably shifts costs within that class, a shift Consumers acknowledged. ABATE’s reply brief, p. 7; Exhibit AB-7.

5. Hemlock Semiconductor Operations LLC

In its initial brief, HSC reiterates its request that the Commission reject Consumers’ proposal in this case for failing to satisfy the statutory tests for approval or, if approved, that the Karn securitization surcharges not apply to HSC while taking service under the LTILRR. If the Commission incorrectly determines, however, that HSC should bear these costs under the LTILRR, HSC reasserts that the Commission should ensure that HSC also shares in the benefits of securitization, with also the bill credit adjusted to reflect all avoided or eliminated costs and with the securitization surcharges’ rate design for Rate GPD customers adjusted to reflect how the costs would otherwise be incurred under conventional ratemaking. HSC’s initial brief, p. 6.

In further detail, HSC reasserts that the company’s proposals do not meet the requirements of MCL 460.10i(1). HSC recaps testimony regarding NPV calculations and disputes rebuttal testimony on behalf of the company about the timing of the revenue requirement for the bonds issued in 2023 starting in 2024. HSC states:

Ms. Myers’ claims .. . . are from the utility’s perspective of when the special purpose entity will pay debt service on the securitizations [sic] bonds, rather than the customers’ perspective of when securitization charges are imposed on customers and revenues are collected by Consumers. The revenue requirement collections from ratepayers is not zero in the first year. Rather, securitization charges begin for the ratepayer in year one. It is Consumers’ securitization bond debt service payments that do not begin until year two. Hence, Ms. Myers has not estimated the NPV of securitization bond charges or revenue requirement costs to ratepayers.

Id., pp. 10-11; Exhibit A-1, Exhibit A-7. HSC also asserts modeling assumption inconsistencies between securitization and traditional utility financing that thus, in addition to above, results in a flawed, biased NPV analysis that “does not produce a reliable nor an accurate NPV comparison to determine whether the securitization bonds produce benefits to the ratepayer” and should be rejected. HSC’s initial brief, p. 11. HSC contends that the Commission should determine this NPV calculation “from the perspective of revenue collections from ratepayers, not from the utility perspective of when debt service payments are made.” Id.

HSC further recaps that Ms. Myers’s study did not consider alternative lower-cost conventional utility options, seeming only having considered the most conventional utility financing option. HSC states, as testified by Mr. Gorman, “another, lower-cost form of conventional financing would involve a dedicated issuance of new utility debt and the use of the ADIT balances that are created by writing off the qualified costs (the abandoned Karn Units 1 and 2 plant costs).” Id., p. 12. Using ADIT balance information provided by Consumers during discovery, HSC reiterates that this alternative conventional financing option would produce an NPV of $563 million. Id.; Exhibits HSC-6, HSC-7. Because this alternative conventional utility financing option is less than Consumers’ proposed securitization financing, HSC reasserts that the Commission must reject the company’s proposal in this case. As to rebuttal on this alternative option and the claim that the company was under no obligation to consider it when conducting its analysis, HSC argues:

While the Commission may have relied upon the utility’s regulatory capital structure in prior securitization proceedings, there is no requirement under Act 142 that the Commission is limited to only considering the utility’s capital structure when assessing whether securitization financing should be approved. The law requires a comparison to the lowest cost conventional financing option be considered in comparison to securitization bonds. Consumers has not made that required comparison.

HSC’s initial brief, p. 13. HSC further disputes the claim that deviation from past practice would not be conventional and would endanger all future securitization filings through the manufacturing of alternative financing proposals that would result in securitization not meeting the NPV test.

According to HSC:

When considering whether to approve securitization, the Commission should consider whether other conventional financing methods will result in lower costs to ratepayers and provide the utility with recovery of qualified costs. The Commission should not ignore other conventional financing options to the detriment of ratepayers. If there are legitimate and viable conventional financing options that will save ratepayers more money than securitization, then the Commission should consider those options prior to issuing a financing order.

Id., p. 14.

HSC next recaps why Consumers’ proposals do not meet the requirements of MCL 460.10i(1). HSC repeats that the company’s proposal to finance 100% of the qualified costs in this case, as opposed to the after-tax amount of such costs, does not result in the lowest securitization charges as required by statute. HSC states that the alternative securitization structure set forth by Mr. Gorman here will produce a lower cost to customers ($4.7 million in savings) and provides the company will fully recover qualified costs via two separate methods, along with lower bond issuance costs and the need to retire less debt and equity capital: “(1) the amount of the qualified costs equal to the regulated asset ADIT balance; and (2) a securitization bond issue that covers the after-tax balance of qualified costs.” Id., pp. 14-15; Exhibit HSC-9. Disputing rebuttal on behalf of the company about the use of zero cost deferred taxes not benefiting ratepayers in this alternative financing structure, HSC argues the contrary to be true based on the lower overall cost of securitization to ratepayers as shown in Exhibit HSC-9.

HSC reiterates that Consumers’ request in this case is premature resulting in speculative analyses and that the company has thus not met its burden of proving that the statutory requirements will be met. HSC therefore argues that the Commission should not approve Consumers’ request in this case at this time. Here, HSC recaps concern about the proposed bond issuance being more than two years into the future, with uncertainty about costs, including capital investments that will be made in the interim, and the interest rate at the time of issuance. HSC’s initial brief, p. 16; Exhibits A-4, A-6. HSC also reiterates concern about the abnormally large spread with the interest rate projections. Addressing rebuttal about the need for clarity with this case before making other filings in 2021, HSC asserts such rationale provided by the company to be without merit. More specifically:

HSC’s witness Mr. Gorman explained in detail why Consumers was not required to file its request for a financing order now and why Consumers’ filings in 2021 are not dependent upon the outcome of this proceeding. Mr. Gorman concluded, “None of the reasons provided by Consumers as the basis for seeking a financing order more than two years prior to the bond issuance supports the timing of Consumers’ filing.” Consumers could delay filing for a financing order to a time when it could more accurately estimate capital market conditions and the amount of qualified costs.

HSC’s initial brief, p. 17; 2 Tr 334.

If the Commission approves securitization for Karn costs in this case, HSC provides further detail as to why the Commission should make clear that the associated surcharges will not apply to HSC while taking service under the LTILRR. Here, HSC reiterates authority for the LTILRR under Act 348, which, along with the HSC LTILRR contract, is currently pending without opposition in Case No. U-20697, and if approved, as expected, HSC will begin taking service under that contract rate on January 1, 2021.

HSC maintains that application of such surcharges to HSC while taking service under the LTILRR would violate Act 348. According to HSC, “When the designated power supply resource is a utility-owned resource, as is Zeeland, Act 348 specifies that the rate must be based on the costs of that resource or any related market purchases.” HSC’s initial brief, p. 18; MCL 460.10gg(1)(e).

HSC specifically asserts that the capacity charge must be based on the utility’s leveled cost of capacity, including fixed O&M expenses, for the designated resource at the time of contract execution. HSC states:

Under the LTILRR contract, a copy of which was filed in this proceeding as Confidential Exhibit HSC-3 (AMA-3), HSC will pay a capacity charge that is set at the levelized cost of capacity for the Zeeland plant over the term of the contract, which is aligned with the remaining life of the Zeeland designated resource. The rate must also reflect the utility’s designated resource’s actual variable fuel and actual variable O&M expenses based on the customer’s actual energy consumption. Further, any costs for market purchases must be based on the customer’s actual consumption. The LTILRR contract includes a methodology by which HSC will pay for its consumption of energy. To ensure that HSC pays for the actual costs of energy provided based on HSC’s actual energy consumption, the contract includes an annual energy charge true-up reconciliation process.

HSC’s initial brief, p. 19; MCL 460.10gg(1)(e)(ii) and (iii). HSC also discusses the recovery of direct costs for transmission and distribution service to the industrial customer, which the HSC LTILRR contract also includes. Given this, HSC asserts that any capacity and O&M costs associated with the Karn units cannot be charged to it under Michigan law. In response to rebuttal with regard to MCL 460.10gg(2), HSC argues:

While subsection (2) of Section 10gg of Act 348 does permit other terms and conditions, those other terms and conditions cannot violate the express terms enumerated in subsection (1) of Section 10gg of Act 348. The Commission cannot interpret subsection (2) in a manner that would render nugatory the requirements of subsection (1) of Section 10gg of Act 348. Instead, when interpreting a statute, the Commission “must give effect to every word, phrase, and clause in a statute and avoid an interpretation that would render any part of the statute surplusage or nugatory.” If the Commission were to permit capacity costs for the Karn units to be assessed to the LTILRR customer under subsection (2) when the Karn units are not the designated resource, then the requirements of MCL 460.10gg(1)(a) and MCL 460.10gg(1)(e) limiting the capacity costs of the LTILRR to the utility’s levelized cost of capacity associated with the designated power supply resource at the time the contract is executed would be meaningless. If it were the Legislature’s intent to assess capacity costs for power supply resources other than the designated resource to the industrial customer, then it would have simply left out the MCL 460.10gg(1)(a) requirement that the cost of service for capacity is based on one or more designated resources and the MCL 460.10gg(1)(e) requirement that the rate be based on the utility’s levelized cost of capacity for the designated power supply resource. The Commission cannot lawfully adopt such an interpretation of MCL 460.10gg(2).

HSC’s initial brief, p. 21 (footnote omitted). In this vein and based on the requirements of Act 348, HSC asserts the application of surcharges in this case to the LTILRR customer is not analogous to the application of the same to other bundled service customers in addition to other customers’ power supply costs. Furthermore, according to HSC, the LTILRR was designed under the statute to be a retention rate, and if Consumers’ interpretation of MCL 460.10gg(2) is adopted, the LTILRR customer would end up paying more for power supply than other bundled service customers—“patently contrary to the very purpose of a retention rate.” Id., p. 22. HSC states that “[t]he Commission must carry out the purpose of the statute for which it was enacted and interpret the provisions in harmony with that purpose;” therefore, because it violates both the express terms and the intent of the law, Consumers’ interpretation of Act 348 must not be adopted. Id.

HSC asserts that applying the securitization surcharges in this case to HSC while taking service under the LTILRR would also violate HSC’s LTILRR contract with Consumers, which does not permit the company to assess such charges on HSC. HSC reiterates that power supply charges under the LTILRR are based on Zeeland, with HSC also paying for distribution and transmission costs, and argues that Consumers’ claims that HSC is required to pay these surcharges under the LTILRR and the contract are without merit and should be rejected. In this regard, HSC first contends that “securitization surcharges are not ‘applicable’ to the LTILRR customer by virtue of them being ‘nonbypassable,’” a decision rather for the Commission to make and a decision that the Commission has consistently determined does not pertain to all customers, or even all full-service customers. Id., pp. 23-24.

HSC next disputes Consumers’ claim that the power supply rates for the LTILRR are not exclusively based on Zeeland and argues the rate examples provided by the company (the Interruptible Credit, the Excess Capacity Charge, and an Excess Energy Charge) “are reasonable estimates of Consumers’ cost to serve the LTILRR in the unlikely event that the LTILRR customer consumes demand or energy in excess of contracted amounts,” terms and conditions HSC agreed to as part of its negotiations with the company. Id., p. 24. HSC also disputes Consumers’ argument about the Classic 7 securitization charge and HSC, as part of its contract, having already agreed that charges of this kind in this case are applicable surcharges under the contract. HSC reiterates that it currently pays the Classic 7 securitization charge as an existing Rate GPD customer and that it voluntary agreed, as part of its bilateral negotiations with Consumers, to continue paying the charge after switching to the LTILRR. HSC argues this voluntary agreement is consistent with the Commission’s application and interpretation of the nonbypassable provision under statute and protects other ratepayers from an increase in that charge due to loss of load. HSC states that its “agreement to continue paying the Classic 7 securitization charge under the LTILRR is not an agreement to pay all subsequent securitization charges that may be approved during the term of the LTILRR contract,” including the Karn securitization charge in this case which will not go into effect two years after HSC begins taking service under the LTILRR. Id., p. 25. HSC further disputes Consumers’ argument about HSC’s non-opposition to the assessment of other surcharges in Case No. U-20697 and asserts that it too is without merit and should be rejected. HSC states:

To begin, HSC took no position on the Demand Response Reconciliation Surcharge and proposed Electric Rate Case Deferral Surcharge in the pending electric rate case. HSC’s non-opposition to the proposed surcharges cannot be interpreted as agreement to those surcharges. Further, Consumers’ witness Kelly’s testimony is not relevant. HSC’s stance with respect to other surcharges does not make any more or less probable whether the Karn securitization surcharges should apply to the LTILRR customer. Additionally, the two rate case surcharges are relatively small and one surcharge is, in fact, a credit. The proposed credit and charge appear on lines 17 and 18 of Confidential Exhibit A-22 (MPK-1). Taken together the proposed surcharges amount to a net credit to the LTILRR customer in 2021. As a comparison, the proposed Karn securitization surcharge as applied to HSC over an 8-year term would be approximately $42 million. The proposed surcharges in MPSC Case No. U-20697 are neither comparable nor relevant with respect to whether the Karn securitization surcharge should apply to the LTILRR customer under the terms of the LTILRR contract.

HSC’s initial brief, pp. 25-26 (footnotes omitted). In this vein, HSC also argues the Staff’s contention as to the interpretation of Section 4.2.7 of the LTILRR contract also without merit, as such contention, if “taken to its logical conclusion,” would mean that “all of Consumers’ power supply costs could be assessed to the LTILRR customer under the surcharge provision,” a conclusion that would violate Act 348 and render statutory provisions nugatory. Id., p. 26; 2 Tr 216.

HSC further asserts that the concept of a utility’s total system supply is meaningful for rate setting, not determining power flow, and states that neither the company nor the Staff have shown any power flows from the Karn units to HSC. According to HSC, “[f]or rate setting purposes, the provision of electric service to HSC under the LTILRR contract is tied by state law to Zeeland as the designated power supply resource.” HSC’s initial brief, p. 27. Furthermore, as stated by HSC, once the Karn units in this case are retired, they certainly and necessarily will not provide it electric service under Section 4.2.7. Per HSC, “[a]bandoned generating assets do not provide electric service.” Id., p. 28.

HSC next argues that not applying the securitization charges in this case to it while taking service under the LTILRR complies with the nonbypassable surcharge requirement under MCL 460.10k(2). Here, HSC reiterates the Commission’s stance in the past that the nonbypassability mandate of Act 142 does not mean that all customers must be assessed securitization charges and recalls the Commission’s decisions on this issue as it relates to ROA customers in the June 2, 2003 order in Case No. U-13715, pp. 59-60, and the 2013 order, pp. 52-53, with a methodology addressing switching of service in the latter also adopted by the Commission in Case No. U-18250. For all the reasons described by it in its initial brief, HSC asserts that the Commission “should determine that the nonbypassability requirement of Act 142 is not violated by a decision to exempt HSC while taking service under the LTILRR from the Karn securitization change.” HSC’s initial brief, p. 31. Here, HSC also discusses MCL 460.11 and the requirements of Act 348. HSC argues that, because, like ROA customers, the LTILRR customer is not allocated a share of the utility’s total system production costs, including Karn, the LTILRR should not be allocated associated securitization costs. HSC further avers that the Staff’s contention that LTILRR is not a cost-based rate “is not an accurate assessment of the LTILRR or MCL 460.11.” Id. HSC states:

The LTILRR is a cost-based rate where the production costs are based exclusively on the cost of one or more designated resources. A rate does not have to be based on a utility’s total system supply costs to be cost based. MCL 460.11 requires that “the commission shall ensure the establishment of electric rates equal to the cost of providing service to each customer class.” The LTILRR is in a class by itself, and the Legislature prescribed that the cost of providing service to an industrial customer under the LTILRR was equal to the cost of one or more designated resources. Where the designated resource is a utility-owned resource, then the production cost is based on the levelized cost of capacity of that resource for the remaining life of the resource, plus actual fuel and variable O&M.

Id., pp. 31-32; MCL 460.10gg(1). Further, according to HSC, if it is never subject to the Karn securitization charge in this case, it cannot bypass that charge when switching service to the LTILRR, a transition which HSC reiterates was decided long ago, will begin 14 days after the order in this case, and will be more than two years before any surcharges resulting from this case are to be assessed. In response to rebuttal testimony provided on behalf of the company, HSC recalls its own testimony and argues that the Commission “should not be wedded to using the date of the Commission order as a relevant point of demarcation for applying the Karn securitization charge to HSC under the LTILRR.” HSC’s initial brief, p. 33; 2 Tr 302-303; Confidential Exhibit HSC-3. Per HSC, “[a] Commission order approving securitization surcharges in this case will not cause HSC to change its position and decide to take service under the LTILRR in the hopes of avoiding the Karn securitization surcharge.” HSC’s initial brief, p. 33.

HSC next argues that the goal of cost recovery under securitization should be to replicate as closely as possible conventional recovery of qualified costs at reduced charges, with no cost shifting as set forth by Mr. Pollock. HSC repeats:

Under conventional financing, HSC would not pay the Karn costs while taking service under the LTILRR. In the absence of securitization, the costs of Karn will be recovered in Consumers’ power supply rates. In the absence of securitization, HSC would not pay the cost of the early retirement of the Karn units, because the HSC LTILRR contract includes power supply costs associated only with the Zeeland unit.

HSC’s initial brief, p. 36. HSC asserts that Consumers’ claims that HSC while taking service under the LTILRR would pay costs related to Karn under conventional financing “is inconsistent with the requirements of Act 348, the development of the LTILRR itself, and [the company’s] position on the Karn bill credit.” Id., p. 37; 2 Tr 81-82. HSC reiterates the provisions of MCL 460.10gg(1), with Zeeland as the designated resource for the HSC LTILRR contract, and the design of LTILRR rates to recover 100% of remaining costs of Zeeland over its expected remaining life, along with both the Staff’s and Consumers’ acknowledgement that there are no Karn costs in the LTILRR.

HSC asserts that the Commission has already determined that cost recovery under securitization should reflect cost recovery that would have occurred absent such financing. HSC recalls the Staff’s testimony on this but argues that the Staff fails to recognize that the Commission has already resolved this issue, specifically in Case No. U-17473, where the Commission determined that ROA customers, that came about pursuant to Act 141, although once beneficiaries of the Classic 7 units placed into service in the 1940s and 1950s, would not be charged any Classic 7 securitization costs while taking service as ROA customers. HSC’s initial brief, p. 38; 2 Tr 214-215.

HSC asserts that the company’s proposals will result in a substantial cost shift and unlawful subsidization among its customers that should be rejected. HSC reiterates the approximate $42 million that it will be required to pay under Consumers’ proposal that it would not otherwise have been required to pay under conventional financing and cost recovery methods, also with no share in the cost savings from the removal of the abandoned plant costs from base rate recovery. HSC’s initial brief, pp. 39-40; 2 Tr 307; Confidential Exhibits HSC-4, HSC-5.

If the securitization charges in this case are applied to HSC under the LTILRR, and if, as in Case No. U-20697, HSC’s load is not included in the production cost allocators used to develop the securitization charges, HSC argues that Consumers’ cost allocation proposals in the instant case will result in a significant overrecovery of qualified costs that is not reasonable. HSC states that the Staff recognized this production allocator issue in testimony, requiring modifications to those approved in rate cases and for purposes of future securitization true-ups. HSC’s initial brief, p. 41; 2 TR 217-218. This, according to HSC, is inconsistent with the company’s proposal to utilize the last-approved production cost allocators to develop surcharges and credits in this case, the latter that HSC, while inconsistent in application, nevertheless supports. HSC states:

Using the last-approved production cost allocators has the benefit of having been vetted through a contested case process and establishes cost allocations for the Karn costs consistent with how those costs would have been recovered through base rates. In addition, as explained by Consumers, this proposal “protects customers in a particular rate class from unreasonable burden if the allocation is held at the values effective at the time of the order in this filing and load loss for a rate class is experienced in subsequent periods.”

HSC’s initial brief, pp. 41-42; 2 Tr 153. Addressing rebuttal testimony on behalf of the company that contradicts the use of the last-approved production cost allocators to develop charges, HSC argues:

If Consumers directly assigns Karn costs to the LTILRR, then Consumers will need to modify the last-approved production cost allocators to avoid an over-recovery. At this juncture, it is not clear what Consumers’ position is or what methodology it will use to develop securitization surcharges. Consumers cannot simultaneously assert that it will use the last-approved production cost allocators to set the Karn securitization charges and that it will need to directly assign Karn securitization costs to HSC under the LTILRR.

HSC’s initial brief, pp. 42-43; 2 Tr 31-32, 85.

HSC contends that Consumers’ other ratepayers will not be harmed, and will fully benefit from securitization, if the securitization surchargers in this case are not applied to HSC. Having met all the Act 348 statutory requirements, with a demonstrated net benefit to other ratepayers as a result of the LTILRR contract with HSC, as set forth in Case No. U-20697, notably without dispute, HSC avers that the Commission should approve the company’s LTILRR proposals in that case. Thus, according to HSC, “there is no dispute that there is a benefit to all other ratepayers stemming from the LTILRR even when other ratepayers pay the remaining net book plant costs of Karn,” whether through conventional financing or securitization, with the latter saving ratepayers approximately $126 million over eight years per the company. HSC’s initial brief, p. 43. As to company rebuttal on this issue, HSC disputes harm to other customers if it is not assessed allocated costs in this case. HSC states that “under conventional utility financing, other ratepayers would pay the Karn costs. If ratepayers would pay the Karn costs under conventional financing, then those customers are not harmed by paying for the same Karn costs under securitization financing.” Id., p. 44.

HSC avers that the company’s ability to obtain securitization financing will not be harmed or impaired if HSC is not assessed the Karn securitization surcharges. HSC also asserts full cost recovery of approved qualified costs is not in jeopardy with a decision to not apply such charges to the LTILRR customer. With appropriate rate design of the charges and bill credits that excludes HSC sales, HSC reiterates the result of customers paying cost-based rates equitably allocating costs and benefits securitization, along with ensured recovery of all qualified securitized costs. Per HSC, “[e]xempting the LTILRR customer from the Karn securitization charges will not create a risk of revenue instability for Consumers that could undermined the feasibility of bond issuance under favorable terms.” Id., pp. 44-45.

HSC argues that if it is subject to the Karn securitization surcharges while taking service under the LTILRR, then the company’s proposal violates the benefit test under Michigan law. Here, HSC reiterates the benefit test requirement of MCL 460.10i(2)(b) and repeats that, under Consumers’ proposal, it will be singularly and substantially harmed as a result of the significant cost shift that is, again, unreasonable and wholly avoidable--thus resulting in Consumers’ proposal not passing the benefit test. HSC recalls the approximate $42 million impact on it, which on an NPV basis is approximately $28 million, while all other ratepayers will benefit by approximately $154 million, to arrive at Consumers’ net benefit of $126 million. Id., p. 45; 2 Tr 309. HSC states:

Exhibit A-2 (LMC-2) leads the parties to believe that each of the 36 rate classes served by Consumers will be better off, but the LTILRR rate class is not listed in this exhibit. If it were listed, it would show a dramatic cost increase in average rate paid due to the Karn securitization charge, but not the bill credit.

HSC’s initial brief, p. 45; 2 Tr 309-310. In response to rebuttal provided on behalf of the company and the Staff asserting that the company’s proposal does not violate the benefits test, HSC asserts:

Never before has the Commission been confronted with whether to approve a securitization proposal knowing that it would specifically and directly harm a customer or group of customers. In every prior securitization proceeding, if there were NPV benefits from securitization, then the benefits were shared by all customers paying the securitization charge. When all customers paying the securitization charge benefit from the securitization, the Commission could easily rely on a simple NPV analysis comparing the cost of securitization to the cost of conventional financing. Those are not the circumstances presented by Consumers’ proposals in this case. Consumers is asking the Commission to issue a financing order knowing that it will singularly harm HSC.

HSC’s initial brief, p. 46. If this same rate effect were on another class of customers, HSC expresses doubt that the Staff and Consumers would take the same position as taken in this case; in fact, per Mr. Pollock, “‘[s]ecuritization should benefit all customers.’” Id., p. 47; 2 Tr 354. HSC states that it would be satisfied if it was not harmed by the company’s proposals and reiterates its primary position that it should not pay the securitization charges nor receive the bill credit. According to HSC, “This position, if adopted, places HSC in the same position that it would have been in under the LTILRR absent the securitization financing.” HSC’s initial brief, p. 47.

If, however, the Commission incorrectly concludes that HSC while taking service under the LTILRR should be subject to these securitization charges, HSC asserts that the Commission should also make clear that HSC is to share in the benefits of securitization, for the full term to avoid cost shifting as explained in testimony. Id., p. 48; 2 Tr 310-312; Exhibit A-23. Contrary to rebuttal provided by the Staff, HSC argues that if it is paying the securitization charges while taking service under the LTILRR, then the Karn costs are in fact included in its rates. HSC avers that fairness in this scenario also dictates that, if HSC is paying the securitization charges, then it should likewise share in the benefits of securitization; “Otherwise, . . . Consumers’ Karn securitization proposal is a pure detriment to HSC.” HSC’s initial brief, p. 49. Also, in response to Mr. Kelly’s opposition about there being no provision for a bill credit, HSC argues that a credit is simply a negative surcharge, and “[i]f Consumers can interpret the surcharges provision of the LTILRR contract as authorizing a securitization surcharge, then certainly the same surcharge provision can be read to provide a surcharge with a negative value, also known as a credit.” Id., pp. 49-50; 2 Tr 88. HSC contends it not possible to reconcile the company’s interpretation of the HSC LTILRR contract as authorization a securitization surcharge but not a securitization credit. And, in response to Ms. Myers’s rebuttal that the accounting for this is unclear and problematic for the proposed true-up, HSC points out that this rebuttal does not state that this alternative proposal by HSC is not possible. In fact, according to HSC, Ms. Myers, on behalf of the Staff at the time, testified about a comparable bill credit proposal in Case No. U-17473 as it related to ROA customers if subject to the securitization surcharge in that case. HSC’s initial brief, pp. 50-51; Case No. U-17473, filing #U-17473-0063, pp. 436-437. HSC continues:

Consumers’ witness Myers observes that this alternative proposal would provide HSC with a greater benefit than if HSC was exempt from the Karn securitization charge. The reason for the benefit is because the Karn securitization saves ratepayers costs as compared to conventional financing under Consumers’ analysis. Under HSC’s proposal, all bundled service ratepayers would receive an allocated share of the alleged $126 million savings over an eight-year bond issuance. To be clear, however, HSC’s primary position and the correct outcome of this proceeding is that HSC should not be charged the Karn securitization charge, nor receive a Karn bill credit, leading to a net zero impact to HSC.

HSC’s initial brief, p. 51 (footnote omitted).

HSC next argues that the Commission should adjust the company’s proposed securitization surcharges for the primary class to reflect how the Karn costs would have been recovered under conventional financing. HSC opposes the company’s proposed per-kWh surcharges and credits for primary customers, which would be the charges for HSC under the LTILRR. HSC asserts this proposed cost recovery is not reflective of cost-causation nor consistent with MCL 460.11. Under conventional financing and cost recovery methods, HSC states that the Karn costs would have been recovered from Rate GPD customers through demand-based rates (per-kW charge), which should be the same for securitization charges and credits for all customers who base rates recover production capacity costs through a demand charge, if approved. HSC recalls that ABATE likewise supports demand charges for Rate GPD customers and that the Staff does not oppose HSC’s proposal to charge and credit applicable customers based on demand rather than energy. HSC’s initial brief, p. 52; 2 Tr 219, 355. HSC asserts Ms. Collins’ rebuttal about the demand charge is without merit. As stated by HSC, “[t]raditional is not always correct and if all rates were established as they were previously there would never be any progress. HSC’s demand charge proposal is cost-based and aligns the securitization charge with how the costs would otherwise be recovered in base rates.” HSC’s initial brief, p. 53.

Lastly, HSC contends that the Commission should adjust the company’s proposed bill credit to include all avoided and deferred Karn Unit 1 and 2 costs from rates, as testified by Mr. Gorman to also include fixed O&M expenses, working capital components, and property taxes. Id., pp. 53-54; 2 Tr 36, 336; Exhibit A-12. Absent this adjustment, HSC avers that the company’s proposed credit will likely result in an overcollection of Karn costs from ratepayers. Additionally, as stated by HSC:

. . . if the Karn units are retired at any time other than when projected, either early or late, Consumers’ collection of Karn costs will not match its expenses. To avoid this result, the bill credit reflecting all avoided costs of the Karn units should go into effect in whichever month the units are retired. An appropriately calculated credit implemented upon retirement of the units ensures full cost recovery for Consumers’ while protecting ratepayers from over-paying for Karn costs.

HSC’s initial brief, p. 55.

In its reply brief, HSC responds to certain positions advanced by Consumers and the Staff, beginning with its assertion maintaining that the company’s securitization proposals do not meet the statutory requirements for approval, specifically those contained in MCL 460.i(1), (2)(b), and (2)(c).

With MCL 460.10i(1), HSC contends that, contrary to Consumers’ claims, conventional financing deals with debt and equity capital, not the utility’s capital structure, and alternative conventional financing proposals are quite limited. HSC states, “[t]he utility may finance using its weighted average cost of capital (“WACC”), all equity, all debt, and ADIT with one or more of WACC, debt or equity,” but that, in this proceeding, the company “only considered one approach to conventional utility financing to the exclusion of all others in violation of Act 142.” HSC’s reply brief, p. 2. HSC further disputes there being no value to customers in shifting deferred taxes from the utility capital structure to the net book value of Karn Units 1 and 2. HSC states:

. . . offsetting a portion of the remaining Karn net book value using the ADIT balances that are created by writing off the abandoned plant costs reduces the securitization cost. This reduction in the securitization cost guarantees that the ADIT balances are used for the benefit of ratepayers, which Consumers has not otherwise guaranteed. This reduction in securitization cost also provides substantial benefit to HSC if the Commission determines that HSC should pay the Karn securitization under the LTILRR. HSC under the LTILRR would benefit from the reduction to the securitization charges but would not benefit from any adjustment to Consumers’ WACC.

Id. HSC asserts that the requirement in MCL 460.6i(1) is clearly not met for it if subject to the charge under the LTILRR, given NPV of securitization revenue of approximately $28 million collected from it over an 8-year term versus zero collected under conventional financing under the LTILRR. Notably, according to HSC, securitization costs are set once bonds are issued; the Commission should therefore “require consideration of all legitimate and viable conventional financing options that will save ratepayers more money than securitization prior to issuing a financing order.” Id., p. 3. With MCL 460.10i(2)(b), HSC reasserts that Consumers’ proposal does not provide tangible and quantifiable benefits with respect to HSC under the LTILRR but rather is a pure detriment to it and that the company’s proposals will not result in the lowest securitization charges consistent with market conditions under MCL 460.10i(2)(c). HSC also repeats that Consumers’ filing is premature resulting in speculative analyses; as such, Consumers has not met its burden of proof in this case.

HSC upholds its assertion that neither Act 142 nor the HSC LTILRR contract require HSC to pay the securitization charges in this case and argues Consumers’ claims to the contrary are without merit and should be rejected. HSC reiterates that the Commission has consistently determined that nonbypassability does not mean that all customers must pay securitization charges. HSC’s reply brief, pp. 4-5; June 2, 2003 order in Case No. U-13715, pp. 59-60; 2013 order, pp. 52-53. According to HSC, the Commission, in the 2013 order, made the determination that the securitization charges should not be applied to then-current ROA customers despite the generation units in that case benefitting those customers. HSC further states that Act 348 was passed after Act 142, the latter which the Legislature was aware of, along with the Commission’s order interpreting it, at the time Act 348 was passed and that, knowing this, “[t]he Legislature made no mention of nonbypassable securitization charges when prescribing the rate elements of the long-term industrial load rate under Act 348. HSC’s reply brief, p. 5. HSC additionally states that interpretation of Section 4.2.7 of the HSC LTILRR contract begins with its plain language, under which Karn securitization charges do not qualify. HSC repeats the Commission’s constant determination that nonbypassability does not require all customers be assessed securitization charges and further argues that “the requirements of Act 142 do not control over the requirements of Act 348.” HSC’s reply brief, p. 6. Thus, according to HSC, securitization charges are not applicable to the LTILRR customer by reason of them being nonbypassable. HSC further declares, as fully addressed in its initial brief, that it “did not agree to pay unknown and unknowable Karn securitization charges.” Id.; HSC’s initial brief, pp. 24-25. HSC additionally repeats that abandoned generating assets do not provide electric service and therefore cannot be associated with the provision of electric service to HSC under the contract. Per HSC, “the plain meaning of Section 4.2.7 does not support a finding that the Karn securitization charges should be applied to HSC.” HSC’s reply brief, pp. 6-7. Moreover, as set forth by HSC, “the Legislature determined when it passed Act 348 that the power supply costs associated with the provision of electric service to the LTILRR customer are to be based on the costs of one or more designated power supply resources,” which for the contract is Zeeland. Id., p. 7. HSC further discusses contract interpretation and considering the intent of the parties based on the four corners of the document, which was for the HSC LTILRR contract here “to comply with and effectuate the requirements of Act 348,” requirements that are meaningful in such interpretation and not, contrary to Consumers, a distraction. HSC continues:

Only after a court determines that the contract is ambiguous may the court consider extrinsic evidence. The fact that the parties to the contract disagree as to its meaning does not make a contract ambiguous. A contract is ambiguous if the language is reasonably susceptible to more than one meaning. If ambiguous, then the Commission should interpret the contract in a way that promotes a reasonable and sensible result. As noted in HSC’s Initial Brief, if Consumers’ interpretation of the LTILRR is adopted, then HSC could end up paying more for electric service under the LTILRR than it would have paid under Rate GPD. Such a result is contrary to the purpose of a retention rate.

HSC’s reply brief, p. 7 (footnotes omitted).

HSC maintains that applying the securitization charges in this case to HSC while taking service under the LTILRR would violate Act 348. HSC asserts that Act 348 governs the LTILRR and thus constrains what is permissible under the rate and the associated HSC LTILRR contract. In this vein, HSC discusses the requirements of statutory interpretation but before engaging in such interpretation sets forth the issue here as “whether the Commission can impose surcharges as ‘other terms and conditions’ under MCL 460.10gg(2) which would directly conflict with the requirements of MCL 460.10gg(1), such as by imposing capacity costs on the industrial customer for power plants not designated as the one or more designated resources,” which HSC asserts the Commission cannot. HSC’s reply brief, p. 9. To its interpretation of MCL 460.10gg, HSC states:

First, the plain language of the statute does not permit the Commission to adopt as “other terms and conditions” under MCL 460.10gg(2) terms that contradict the terms and conditions in MCL 460.10gg(1). In the phrase “other terms and conditions”, the reference to “other” is a reference to terms and conditions apart from those enumerated in MCL 460.10gg(1). In other words, the terms and conditions in subsection (1) apply and the utility may propose terms and conditions under subsection (2) that are “other” meaning distinct from the terms and conditions of subsection (1) of Section 10gg of Act 348. The terms and conditions of MCL 460.10gg(1) govern the production, transmission and distribution costs to be assessed to the industrial customer. The capacity costs applicable to the industrial customer are limited to the levelized costs of one or more designated power supply resources. The LTILRR customer is not responsible for paying capacity costs associated with resources that are not the designated resources.

Second, if ambiguous, then statutes must be read in a manner that is internally consistent. Act 348 does not permit capacity costs to be assessed to the LTILRR customer based on costs of power supply resources other than the specifically designated power supply resource. Because the rate development for power supply and capacity costs under the HSC LTILRR contract is specifically based on the Zeeland unit only, any capacity and O&M costs associated with the Karn units cannot be charged to HSC. If capacity and O&M costs associated with other generating assets can be applied the LTILRR customer as part of “other terms and conditions”, then the statute would no longer be internally consistent. While subsection (2) of Section 10gg of Act 348 does permit other terms and conditions, those other terms and conditions cannot violate the express terms enumerated in subsection (1).

Third, the more specific statutory provision controls over the more general. The more general provision authorizing “other terms and conditions” in MCL 460.10gg(2) cannot be used to undermine the more specific provisions of MCL 40.10gg(1) prescribing the costs to be applied to the industrial customer for production, transmission and distribution.

Fourth, the Commission must interpret a statute in a matter that is consistent with legislative intent. The LTILRR was designed to be a retention rate. If Consumers’ interpretation of MCL 460.10gg(2) ‘other terms and conditions’ phrase is adopted, then there would be no limit on the amount of costs that could be applied to the LTILRR customer. Under Consumers’ interpretation, if all of Consumers’ power supply portfolio costs were securitized and the costs recovered through securitization charges applied to bundled service customers including the LTILRR customer, then the LTILRR customer could end up paying an allocated share of all of Consumers’ power supply portfolio costs plus 100% of the costs of the designated power supply resource. In short, the LTILRR customer would pay more for power supply than other bundled service customers. Such a result would be patently contrary to the legislative purpose of a retention rate. The Commission must carry out the purpose of the statute for which it was enacted and interpret the provisions in harmony with that purpose.

HSC’s reply brief, pp. 9-11 (footnotes omitted).

HSC argues that Consumers continues to misrepresent the company’s cost allocation proposals in the case. HSC reiterates that Consumers’ proposal to utilize the last-approved production cost allocators to develop the securitization charges and credits in this case is inconsistent with the company’s plan to apply the charges to HSC, an issue the Staff likewise recognizes. Nevertheless, according to HSC, “Consumers continues to support its original production cost allocation proposals and touts its benefits while simultaneously stating it will use an alternative method.” Id., p. 12.

From there, HSC reasserts that the Commission should: (1) make clear that HSC shares in the benefit of securitization, if the Commission incorrectly concludes that HSC while taking service under the LTILRR is subject to securitization costs; (2) adjust Consumers’ proposed securitization charges for the primary class to reflect how the securitization charges in this case would have been recovered under conventional financing; and (3) adjust Consumers’ proposed bill credit to include all avoided and deferred Karn Unit 1 and 2 costs. Id.; HSC’s initial brief, pp. 48-55.

Lastly, HSC argues that the Staff’s support, and claim of general reasonableness, of Consumers’ application “fail[s] to address any of the evidence and arguments put forth by intervenors in this proceeding,” rather merely reciting in summary form testimony on behalf of the company without any independent analysis of that testimony or commentary on company exhibits. HSC’s reply brief, p. 13. Given this, HSC states that its concern raised in this proceeding with regard to Consumers’ application likewise applied to the Staff’s support thereof. HSC further takes issue with the heading in the Staff’s initial brief titled, “‘The Commission should reject HSC’s position,’” asserting that the heading is neither supported by either Staff testimony and statements in the initial brief that follow. Id.; Staff’s initial brief, p. 9. HSC recalls Mr. Revere’s testimony that explicitly took no position on whether the LTILRR customer should be assessed the securitization charges in this case, along with the statement in the Staff’s initial brief that HSC’s opposition to such surcharges while taking service under the LTILRR is reasonable and that the Staff is not advocating one way or the other. HSC’s reply brief, pp. 13-14; Staff’s initial brief, pp. 9-10; 2 Tr 214-215.

HSC states that the Staff’s initial brief then summarizes Mr. Revere’s concerns with Ms. Alderson’s testimony, which HSC already responded to in its initial brief and stands by and replies on, given no new concerns or arguments made by the Staff.

Since no explanation was provided, HSC questions what the Staff meant by “‘double count’” in terms of HSC’s proposed bill credit. HSC presumes that the Staff “view[s] the fact that Karn costs are not included in the development of the LTILRR as one benefit to HSC, and Consumers’ proposed bill credit removing the Karn costs from base rates would be a second benefit to HSC,” which HSC responds is without merit and should be rejected. HSC’s reply brief, p. 14. As stated by HSC:

HSC’s proposed bill credit is not the same bill credit proposed by Consumers. Whereas Consumers’ proposed bill credit is designed solely to remove a portion of Karn costs from base rates, HSC’s proposed bill credit is a shared securitization savings mechanism. All customers who pay the Karn securitization costs should share in the savings that are derived from the securitization. Otherwise, HSC is purely subsidizing a benefit realized by other customers. If HSC under the LTILRR is paying the Karn securitization charges, then Karn costs are, in fact, included in HSC’s rates. Under HSC’s proposed bill credit, HSC would pay the Karn securitization surcharge and would share in the securitization savings.

Id., pp. 14-15.

V.

DISCUSSION

A. Qualified Costs

Qualified costs are defined in Section 10h(g) of Act 142 as follows:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10h(g). Thus, the plain language of the statute describes three potential categories of qualified costs: (1) regulatory assets as determined by the Commission, (2) any costs that the Commission determines that the electric utility would be unlikely to collect in a competitive market, and (3) the costs of issuing, supporting, and servicing the securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities relating to the securitization bond issuance. The first category grants broad discretion to the Commission, the second category requires a finding that the costs are unlikely to be recovered under the current regulatory scheme, and the third category is subject to approval if securitization is granted and the proposed costs meet the statutory definition, along with the requirements of MCL 460.10i(2).

Consumers has proposed that the unrecovered book balance of Karn Units 1 and 2 falls under categories one and two above as a regulatory asset and costs that the utility would be unlikely to collect in a competitive market. Having committed to the closure of the units, and earlier than initially planned, as set forth in Case No. U-20165, the Commission agrees that it is appropriate and consistent with FERC USOA to classify the capital costs associated with the units as regulatory assets and that Consumers is unlikely to collect such costs in a competitive market once the units have been retired. The Commission, however, disagrees with the inclusion of the projected capital expenditures for 2020-2023 set forth in Exhibit A-6 as qualified costs in this case, as discussed further below.

The Commission further finds that the costs of issuing, supporting, and servicing securitization bonds in the amount of the unrecovered book value and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds are by definition qualified costs.

While the Commission finds that the savings reasonably expected to be produced through securitization, as compared to conventional ratemaking, are meaningful and compelling, the Commission is not persuaded that the amounts requested in Consumers’ application for some of these other forecasted qualified costs are reasonable. In this regard, considering prior securitization cases and testimony set forth in this case, the Commission finds Consumers’ proposed legal fees, SPE organizational costs, miscellaneous costs, and total additional expenses set forth in Exhibit A-19 to be excessive, justifying an overall reduction to total Initial Other Qualified Costs on line 17 of Exhibit A-19 by $1 million. 2 Tr 189, 243-246; Case Nos. U-17473 and U-18250. And similar to the miscellaneous costs in Exhibit A-19, the Commission also finds the company’s miscellaneous costs on line 8 in Exhibit A-20 (for Ongoing Other Qualified Costs of the SPE) to be excessive, warranting a $50,000 reduction to that line item. 2 Tr 249; Case No. U-17473. In this vein, and in light of the potentially lengthy time period between issuance of this order and issuance of the bonds (currently assumed by the company to be April 1, 2023), the Commission also highlights Consumers’ commitments to not securitize any amounts disallowed in Case No. U-20697 or in any future rate case between now and the issuance of the securitization bonds, along with any authorized amounts in this case not actually spent, in addition to the company’s further commitment to adjust any lower than estimated Initial Other Qualified Costs and Ongoing Other Qualified Costs through the true-up mechanism approved in this order. 2 Tr 121, 164, 189, 204-205. Notwithstanding this commitment, to avoid potential confusion in the net book value amount ultimately authorized for securitization and difficulties tracking what is and is not authorized as incremental rate base additions after the issuance of this order, the Commission finds that all of the incremental capital expenses for Karn in the amount of $13,526,743 should be excluded, notwithstanding the fact that some subset of this amount may be authorized for recovery in rate base in the rate case order issued today in Case No. U-20697. This is consistent with the Commission’s decision in Case No. U-17473, removing projected demolition costs from the amount authorized for securitization. 2013 order, pp. 47-48.

B.	Satisfaction of Statutory Criteria

1.	Section 10i(1)

The Commission finds that the NPV of the revenues to be collected under this financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods, by approximately $124 million, as adjusted to reflect the exclusion above of approximately $14.5 million as qualified costs in this case. This analysis applies a 1.776% securitization financing cost, and compares it to the 7.40% conventional financing cost, which is the pre-tax rate of return as set in Case No. U-20134 (Consumers’ most recent rate case at the time the application in the instant case was filed and the rates that were in effect when the record in this case closed). While the Attorney General and ABATE advocated for the company’s illustrated 14-year term, the Commission finds that the 8-year term is supported by financial markets, will provide significant customer savings of $62.2 million (53% reduction) in total interest payments, will limit inter-generational inequities for ratepayers by recovering the amounts over a shorter timeframe, and will also avoid ratepayers having to pay historical costs associated with long-retired coal plants during a time of major infrastructure programs to support investments in clean energy and grid modernization. 2 Tr 197, 199. The Commission further finds Consumers’ NPV analysis using its regulatory capital structure as conventional financing, along with its NPV calculation, to be in compliance with MCL 460.10i(1) and consistent with prior Commission orders. Case Nos. U-12505, U-17473, and U-18250. With this statutory requirement and the forecasted nature of this transaction, the Commission highlights the company’s breakeven securitization bond interest rate of 6.829%, which, so long as the interest rate at the time of bond issuance is less than this rate, would maintain compliance with this statutory requirement and result in Consumers proceeding with the securitization bond transaction in this case. 2 Tr 146-147; Exhibit A-11.

2. Section 10i(2)(a)

Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of Consumers’ securitization bonds be used solely for the purposes of refinancing or retiring the utility’s existing debt or equity. Mr. Wehner testified as to the appropriate use of the bond proceeds, indicating that the company expects to pay down debt and equity in a proportion approximately equal to its capital structure mix at the time of issuance, taking into consideration any premiums to be paid with the redemption of certain debt. 2 Tr 192-193. The Commission accepts this expectation of paydown and further finds it consistent with the company’s stated expectations in Case Nos. U-17473 and U-18250. The Commission does not find it appropriate to be overly prescriptive in setting the exact paydown proportion as recommended by the Attorney General given the statutory requirement to use the proceeds in this manner, Consumers’ commitment to pay down debt and equity in proportion approximately equal to its capital structure at the time of issuance and associated reporting requirements set forth in this order, and the practical constraints of paying down debt and equity with exacting precision. The Commission further accepts Consumers’ reporting proposal on the actual use of proceeds in this case, with the Commission’s expectation that appropriate granularity is included to demonstrate the company’s follow-through in not securitizing or including amounts disallowed before issuance or not ultimately spent. 2 Tr 164, 189, 194-195, 204-205; Exhibit A-18. The Commission emphasizes that amounts disapproved in Case No. U-20697 or subsequent rate cases prior to issuing the securitization bonds are not qualified costs and are therefore not eligible for securitization.

3. Section 10i(2)(b)

The Commission finds that securitization will provide tangible and quantifiable benefits to customers of the utility, collectively as a whole. 2 Tr 87, 218-219; 2017 order, p. 70. As shown above, the securitization as approved by the Commission satisfies the NPV test by approximately $124 million. The weighted average interest rate for the bonds is estimated to be 1.776% based upon current market conditions, significantly less than the pre-tax cost of capital of 7.40% on conventional financing. The Commission finds adequate support for concluding that the statutory requirement set forth in Section 10i(2)(b) of Act 142 is satisfied.

4. Section 10i(2)(c)

Section 10i(2)(c) of Act 142 requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges consistent with market conditions and the terms of the financing order. The Commission finds that Consumers’ securitization proposal, as modified by this order, satisfies Section 10i(2)(c). The detailed marketing plan developed by Consumers shows that the utility plans to take reasonable steps in structuring and pricing the securitization bonds to achieve the lowest possible securitization charges consistent with market conditions, and the Commission has addressed the maximum amount of proposed qualified costs above. 2 Tr 105-106, 116, 119-120.

5. Section 10i(2)(d)

The last of the statutory mandates requires the Commission to find that the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds. The Commission finds that the securitization meets this requirement. Because the NPV figure does not exceed the proposed amount of the securitization bonds, as modified above, the statutory requirement spelled out in Section 10i(2)(d) of Act 142 has been satisfied up to the amount of qualified costs approved by this financing order.

Based on the above analysis, the Commission finds that this financing order and the proposed sale of securitization bonds in an amount up to $688.3 million are consistent with the standards set forth in Section 10i(1) and (2) of Act 142.

C.   Proposed Use of Securitization Cost Savings

Consumers states that it will initially reflect the cost savings achieved through securitization by providing a bill credit to customers once the bonds are issued, which will have the effect of removing these generating plant assets from rate base and in an amount representing the costs related to the units included in rates at the time the securitization bonds are issued. The credit will go into effect simultaneously with the implementation of the securitization surcharge, and will continue until retail rates are reset in the next completed rate case. The Commission approves Consumers’ proposed treatment of future cost savings resulting from securitization, with the bill credit only reflecting, and only for customers paying, the net book value and depreciation expense associated with the actual securitized amounts as authorized by this order. Given that HSC would not be paying these costs in its rates under the LTILRR and that there is no provision of a bill credit associated with the application of securitization charges to HSC per the HSC LTILRR contract, the Commission finds a bill credit to HSC to be inappropriate. The Commission also rejects HSC’s alternate bill credit proposal for the reasons set forth by Consumers and the Staff. 2 Tr 168-169, 218-219.

D. Proposed Amortization and Accounting Approvals

Mr. Harry testified regarding the requested authority necessary to record on Consumers’ books all financial transactions necessary to undertake securitization, including those between Consumers and the proposed SPE. As testified to by Mr. Harry, this set of authorizations is similar to those requested by Consumers and granted by the Commission in Case Nos. U-12505 and U-17473. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on Consumers’ books, including the establishment of a regulatory asset for the costs being securitized; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire a portion of the debt and equity existing at the time of securitization bond issuance; (4) the receipt of revenues arising from Consumers’ proposed securitization charge; (5) the payment of principal, interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; and (7) the amortization of securitized qualified costs. 2 Tr 48; Exhibit A-5. The amount securitized will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with Consumers for financial reporting purposes, the amounts financed will also appear as a financing in Consumers’ consolidated financial statements. 2 Tr 48-49. The Commission finds that the authority requested by Consumers is appropriate and should be granted, consistent with the Commission’s qualified cost decisions above. The Commission also notes an expanded Exhibit A-5 obtained during discovery containing all pertinent accounting entries associated with this transaction. 2 Tr 259-260; Exhibit AG-16. And, to the extent later deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions, the Commission also approves a letter of credit and/or an overcollateralization subaccount as requested by the company. 2 Tr 100, 190.

E. The Securitization Charge

The Commission finds that Consumers’ proposed rate design for the securitization charges in this case should be approved, with the charge and bill credit calculations reflecting the most recently approved production allocator at the time of securitization bond issuance, with the charge applicable to the LTILRR and HSC pursuant to the HSC LTILRR contract, with charges applied as a uniform per kWh charge within each class, and with the costs allocated to the primary customer group separated by both rate and delivery voltages. 2 Tr 31-32, 34-35; Exhibit A-21. The Commission rejects ABATE’s and HSC’s demand charge proposals, as these proposals are not consistent with prior securitization cases and would result in inconsistent charges among primary voltage customers. 2 Tr 36, 312-313, 354-355. The Commission also rejects HSC’s position that it should be excused from this nonbypassable charge. The Commission finds that the securitization charges in this case are applicable surcharges pursuant to Section 4.2.7 of the HSC LTILRR contract.

As in other securitization orders, the Commission approves Consumers’ proposal to exclude current choice customers. Full-service customers who transition to choice service any time after the date of this order will carry the securitization obligation, including applicable true-ups, with them; and any current choice customer who transitions to bundled service shall thereafter be subject to the charge applied to that customer’s class. This is identical to the application of charges in Case Nos. U-17473 and U-18250.

Consumers shall, after issuance of the bonds, submit revised tariff sheets reflecting the actual initial securitization charge for each rate class, consistent with this order. The Commission, in finding that the securitization charges in this case apply to HSC under the HSC LTILRR contract, also agrees with the Staff and finds that the production allocator used to determine responsibility for securitization charges will need to be modified from those approved in rate cases to include HSC, for purpose of this case and future true-ups discussed below. 2 Tr 217-218.

F. Periodic True-Ups

Periodic securitization charge true-ups are necessary to ensure sufficient cash collections to meet the obligations of the securitization bonds, in addition to maintaining the required balance in the Capital Subaccount. The true-up mechanism, as proposed by Consumers, supported by the Staff, and approved in this order, allows for securitization charges to be adjusted to reflect changes in such things as forecasted sales, the most recently approved production capacity allocation across rate classes, expenses, and customer payment patterns. Annual true-ups are required by MCL 460.10k(3) and potentially more frequent true-ups may also be implemented. Semi-annual or more frequent true-ups may be implemented absent a Commission order, unless contested. Any contest of any true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments, and the more expeditiously the true-up occurs, the better for all parties.

With this decision, the Commission rejects ABATE’s proposed non-standard true-up procedure for the reasons set forth by Consumers. 2 Tr 160-161.

G. Miscellaneous Items

HSC asserted that the company’s filing in this case was premature and should thus be rejected. While the Commission finds that cases like these would be cleaner without the inclusion of incremental costs, the Commission is satisfied with the company’s justification for the timing of its filing in this case, especially given the time needed to litigate any appeals if applicable and to provide flexibility to issue bonds to take advantage of favorable market conditions, and thus disagrees that this case should be rejected just to be refiled again in 18 months. The Commission also notes the timing of this case is consistent with previous securitization cases. See, e.g., Case No. U-17473.

The Attorney General took issue with the role of Citigroup as both a financial advisor and an underwriter for the transaction this case, asserting a conflict of interest. The Commission disagrees for the reasons set forth by Consumers. 2 Tr 205-206. Further, while the dual role of financial advisor and underwriter is generally prohibited in the municipal bond issuance marketplace, such dual role is not uncommon in the corporate bond issuance marketplace.

H. The Findings

In accordance with the requirements of Act 142, the Commission makes the following findings:

1.    Consumers is an electric utility as defined by MCL 460.10h(c).

2.    Consumers’ complete application was filed on September 18, 2020, thus requiring issuance of a financing order or order rejecting the application by December 17, 2020, pursuant to MCL 460.10i(6).

3.    The unrecovered book value of Karn Units 1 and 2, up to a maximum of $677.7 million as of April 30, 2023, constitutes a qualified cost as defined in MCL 460.10h(g), may be recorded as a regulatory asset, and is recoverable by Consumers through securitization bond issuance. To the extent that the actual amounts associated with any estimates used in Consumers’ securitization bond issuance deviate from the amounts approved for securitization in this case, Consumers will address the differences according to ordinary ratemaking principles after such time as those differences become known, including Consumers’ commitment to not securitize any amounts disallowed in Case No. U-20697 or in any future rate case between now and the date of the issuance of the securitization bonds, along with any Initial Other Qualified Costs included in the securitization bonds but not actually spent.

4.    Consumers should be allowed to establish an SPE, capitalize and direct the administration of the SPE, and sell to the SPE the securitization property as set forth in this order. The SPE will be an assignee as defined in MCL 460.10h(a) once an interest in securitization property is transferred to the SPE. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

5.    Consumers’ and the SPE’s Initial Other Qualified Costs, as approved in this financing order in the amount of up to $10.6 million, are qualified costs pursuant to MCL 460.10h(g) and are therefore appropriate to be included as part of the principal balance of the securitization bonds issued pursuant to this financing order with the understanding that it is in Consumers’ best interest to save customer costs by managing expenses associated with the issuance and servicing of the securitization bonds, along with Consumers’ commitment to securitize only those Initial Other Qualified Costs that are reasonably expected to be incurred in connection with the financing.

6.    The holders (otherwise known as the purchasers) of the securitization bonds and the indenture trustee for the securitization bonds will each be a financing party as defined in MCL 460.10h(e).

7.    The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property, as defined in MCL 460.10j, and related assets, to secure those bonds.

8.     The proceeds of the securitization bonds are the amounts realized from the sale of the securitization bonds, after payment of the costs of issuance, and paid to Consumers by the SPE as the purchase price for the securitization property. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(a) because the proceeds to Consumers of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity of Consumers.

9.    The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(b) because it provides tangible and quantifiable benefits to customers of Consumers.

10.  The SPE’s issuance of securitization bonds in compliance with this financing order will satisfy the requirements of MCL 460.10i(2)(c) because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this financing order.

11.  The maximum amount of qualified costs approved for securitization in this financing order does not exceed the NPV of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by MCL 460.10i(2)(d).

12.  The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

13.   This financing order adequately details the maximum amount of qualified costs, including the Ongoing Other Qualified Costs (in an amount not to exceed $700,000 per year), to be recovered by Consumers through securitization charges, along with the requirement for Consumers to adjust the estimated levels of its Ongoing Other Qualified Costs to lower actual amounts through the true-up mechanism. The aggregate principal amount of the securitization bonds authorized by this financing order shall not exceed $688.3 million, and the period over which Consumers will be permitted to recover nonbypassable securitization charges does not exceed 15 years, as required by MCL 460.10i(3).

14.  As provided in MCL 460.10i(4), this financing order, together with the securitization charges authorized by this financing order, are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

15.  The method for implementing the initial securitization charge as described in this order, and the method for making subsequent adjustments to the securitization charges through the use of a true-up mechanism, as set forth in Exhibit A-14 and as illustrated in Exhibit A-13, satisfy the requirements of MCL 460.10k(3) and are approved as set forth in this financing order. Partial payments of bills by customers should be allocated ratably among the securitization charges authorized pursuant to the financing order in Case No. U-17473, the securitization charges authorized by this financing order, and other billed amounts based on the ratio of each component of the bill to the total bill.

16.  Consumers’ request to establish securitization property, including a nonbypassable securitization charge as described herein, from which Consumers’ securitization bonds are to be paid, is granted as set forth herein.

17.  Consistent with MCL 460.10j(1), the securitization property established hereby includes, without limitation: (1) the right to impose, collect, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs; (2) the right to obtain periodic adjustments of securitization charges as described herein; and (3) all revenue, collections, payments, money, and proceeds arising out of the rights and interests described above.

18.  Consistent with MCL 460.10j(2), all securitization property arising as a result of this financing order constitutes a present property right even though the imposition and collection of securitization charges depends on further acts by Consumers or others that have not yet occurred.

19.  Consistent with MCL 460.10m(2), any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party in connection with the issuance of the securitization bonds) will arise and be created only in favor of a financing party and shall attach automatically from the time that value is received for the bonds and, further, shall be a continuously perfected lien and security interest in the securitization property and all proceeds of the property.

20.  The priority of any lien and security interest in the securitization property and all proceeds of the property arising from this financing order will not be considered impaired by any later modification of this financing order or by the commingling of the funds arising from securitization charges with any other funds, consistent with MCL 460.10m(4). The securitization property shall constitute an account under the Uniform Commercial Code and shall be in existence whether or not the revenue or proceeds have accrued and whether or not the value of the property right is dependent on the customers of an electric utility receiving service, consistent with MCL 460.10m(6).

21.  The structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by Consumers and subject to any modifications set forth in this financing order, are reasonable and should be approved.

22.  If and when Consumers transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

23.   If and when Consumers transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “true sale” provisions of MCL 460.10l(1), that transfer will constitute a “true sale” and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE. As provided by MCL 460.10l(2), this “true sale” shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that Consumers acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24.  As provided in MCL 460.10m(5), if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

25.  Pursuant to MCL 460.10n(2), the State of Michigan pledges, and the Commission reaffirms, for the benefit and protection of all financing parties and Consumers, that the State of Michigan will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under MCL 460.10k(3), or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal, interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to MCL 460.10n(2) and this financing order, to include this pledge in any documentation relating to the securitization bonds.

26.   This financing order, as well as Consumers’ written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of Consumers, its successors, or its assignees, as required by MCL 460.10k(1).

27.   Consumers retains sole discretion regarding whether or when to cause the issuance of any securitization bonds authorized by this order, subject to the time limitations set forth in this financing order.

28.  Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the State of Michigan and are not a charge on its full faith and credit or taxing power.

29. As required by MCL 460.10m(8), any subsequent changes in this financing order or changes to the customer’s securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

30. As required by MCL 460.10j(2), this financing order shall remain in effect and the securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

31. The securitization charges authorized in this order shall be billed, collected, and delivered to the trustee for the securitization bonds by Consumers, as the initial servicer, and by any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer’s obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by Consumers.

32. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are a nonbypassable charge.

33. Consumers shall file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds, and quarterly thereafter, until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of Initial Other Qualified Costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt, originally held by Consumers, that was retired through use of those proceeds with itemization of associated early repayment redemption fees, consistent with this order and the amount of equity retired through the use of those proceeds.

34. Consumers should continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, Consumers intends to take as a result of that reduction or change.

35. In the event that a decline in interest rates or other change in market conditions leads Consumers to refinance any of its securitization bonds, Consumers should file, within seven days, a report disclosing the details of that refinancing.

36. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in this financing order should be tolled pending Consumers’ express written acceptance of all conditions and limitations that this order places on the utility.

37. This financing order is final and is not subject to rehearing by the Commission except by the applicant as provided in MCL 460.10i(7), and is not subject to review or appeal, except as provided in MCL 460.10i(8). This order is a financing order within the meaning of MCL 460.10h(d).

THEREFORE, IT IS ORDERED that:

A. The general structure of the securitization transactions, the expected term of the securitization bonds, and the use of the securitization bonds’ proceeds, as proposed by Consumers Energy Company and subject to the limitations set forth in this financing order, are approved, and Consumers Energy Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this financing order.

B. Consumers Energy Company is authorized to treat the unrecovered book value of D.E. Karn Units 1 and 2 at the time of issuing the securitization bonds authorized in this financing order, up to the total amount of $677.7 million, as a regulatory asset and qualified cost as defined in MCL 460.10h(g). Additionally, Consumers Energy Company is authorized to include up to the total amount of $10.6 million as Initial Other Qualified Costs.

C. Consumers Energy Company is authorized to proceed with the issuance of securitization bonds for up to the aggregate total of $688.3 million of its qualified costs, as detailed in this financing order. Pursuant to Consumers Energy Company’s commitments in the case, Consumers Energy Company shall not securitize any amounts disallowed in Case No. U-20697 or in any future rate case final decision issued between now and the issuance of the securitization bonds, along with any amounts not actually spent, and shall also adjust any lower than estimated Initial Other Qualified Costs and Ongoing Other Qualified Costs through the issuance of a lower principal amount of securitization bonds or through the true-up mechanism approved in this financing order.

D. Consumers Energy Company, and any successor to Consumers Energy Company, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, the Ongoing Other Qualified Costs of the special purpose entity (in an amount not to exceed $700,000 per year), and federal, state, and local taxes related to the securitization charge.

E. Consumers Energy Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language consistent with Exhibits A-14 and A-15, as set forth and approved by this financing order, including with the incorporation of the long-term industrial load retention rate approved in Case No. U-20697. Consumers Energy Company shall file, no less than seven days prior to the initial imposition and billing of its securitization charges, revised tariff sheets reflecting all the terms of this financing order.

F. Consumers Energy Company, and any successor to Consumers Energy Company, is authorized to bill to its customers, following the sale of securitization bonds, a securitization charge applying the production capacity allocation currently approved at the time of the issuance of the securitization bonds. The then currently approved production capacity allocator at the time the securitization bonds are issued shall determine each class’s annual responsibility for the total revenue requirement of the securitization. The securitization charge shall be applied as a uniform per kilowatt-hour charge within each class. Full-service customers who transition to retail open access service after the date of this financing order will carry the securitization obligation with them, including applicable true-ups, at the same rate at which they were paying as full-service customers. Any current choice customers who transition to full service after the date of this financing order shall thereafter be subject to the securitization charge applied to that customer’s class. The initial securitization charge shall be placed on customer bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill as provided in this financing order. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order.

G. The securitization charges related to Consumers Energy Company’s securitization bonds shall be billed to each customer for recovery over a period of not greater than eight years after the beginning of the first complete billing cycle during which the securitization charges were initially placed on any customer’s bill. However, Consumers Energy Company may continue to collect any billed but uncollected securitization charges after the close of this eight-year period. Amounts of the securitization charges remaining unpaid after the close of this eight-year period may be recovered through use of collection activities, including the use of the judicial process.

H. True-ups of the securitization charges shall be conducted periodically, in accordance with the schedule and the methodology approved in this financing order. Semiannual true-up and potential additional interim true-up results may be implemented immediately for any such true-up that is uncontested provided, however that any contest of a semi-annual or interim true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments.

I. Consumers Energy Company is authorized to create a special purpose entity to which it may transfer securitization property. The special purpose entity will be an assignee, as defined below, once an interest in securitization property is transferred to the special purpose entity. In turn, the special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part. The special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

J. Consumers Energy Company is authorized to initiate and complete the refinancing of its securitization bonds when justified by financial market conditions.

K. All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

L. Consumers Energy Company is authorized to enter into a servicing agreement with the special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee of not to exceed 0.05% of the initial principal amount of the securitization bonds. If some other entity is selected to serve in place of Consumers Energy Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 0.75% of the initial principal amount of the securitization bonds. The servicer shall remit all collections of the securitization charges to the trustee for the special purpose entity’s account, in accordance with the terms of the servicing agreement.

M. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the Initial Other Qualified Costs) to Consumers Energy Company as the purchase price of the securitization property. The proceeds from the sale of the securitization property (after payment or reimbursement of all Initial Other Qualified Costs) shall be applied to retire Consumers Energy Company’s debt or equity existing at the time of the issuance of the securitization bonds subject to the conditions set forth in this financing order.

N. Consumers Energy Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series, classes, or tranches in accordance with the terms of this financing order for a period of 4.5 years following the later of the date upon which this financing order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

O. Consumers Energy Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the United States Securities and Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

P. This financing order, together with the securitization charges authorized by the order, shall be binding upon Consumers Energy Company and any of its successors or affiliates that provide distribution service directly to customers in Consumers Energy Company’s service area as of the initial date of issuance of the securitization bonds. This financing order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

Q. Subject to compliance with the requirements of this financing order, Consumers Energy Company and the special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, other reasonable and necessary financing costs, and the ability of Consumers Energy Company, at its option, to cause the issuance of one or more series, classes, or tranches of securitization bonds.

R. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted. Accordingly, following Consumers Energy Company’s submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, the Commission will have taken all necessary steps with regard to approving Consumers Energy Company’s request for securitization, and, pursuant to 2000 PA 142, a valid and enforceable lien and security interest in the securitization property will be created (and will be created only in favor of a financing party) following the execution and delivery of the applicable security agreement in connection with the issuance of the securitization bonds.

S. Consumers Energy Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of the securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of Initial Other Qualified Costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt or equity retired through use of those proceeds consistent with this financing order. The initial report filed following receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the “closing transcript”) arising from the sale of the securitization bonds.

T. Consumers Energy Company shall continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous and (2) what steps, if any, Consumers Energy Company intends to take as a result of that reduction or change.

U. In the event that a decline in interest rates or other change in market conditions leads Consumers Energy Company to refinance any of its securitization bonds, Consumers Energy Company shall file, within seven days of the refinancing, a report disclosing the details of that refinancing, in which case, upon Consumers Energy Company’s request, as accompanied by demonstration of an ability to refinance under applicable bond covenants and that securitization charges to service new securitization bonds, including transaction costs, would be less than the future securitization charges required to service the securitization bonds being refunded, pursuant to MCL 460.10i(9), this financing order shall constitute a financing order adopted by the Commission in accordance with MCL 460.10i(9).

V. All amortization, accounting, ratemaking approvals, and other authorizations provided for in this financing order shall be tolled pending Consumers Energy Company’s express written acceptance of all conditions and limitations that the order places on Consumers Energy Company.

W. Following Consumers Energy Company’s express written acceptance of all conditions and limitations established by this financing order, this financing order and each of its terms shall be irrevocable. Consumers Energy Company’s acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in Consumers Energy Company’s legal or economic structure.

X. This financing order shall, consistent with MCL 460.10i(4), be irrevocable. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this financing order. Consistent with MCL 460.10n(2), the Commission reaffirms that it shall not reduce, impair, postpone, terminate, or otherwise adjust the securitization charges approved in this financing order or impair the securitization property or the collection of securitization charges or the recovery of the qualified costs and Ongoing Other Qualified Costs approved by this financing order. Consistent with MCL 460.10k(3), the Commission affirms that it will act pursuant to this financing order to ensure that the expected securitization charges are sufficient to pay on a timely basis scheduled principal of and interest on the securitization bonds issued pursuant to this financing order and the Ongoing Other Qualified Costs approved by this financing order in connection with the securitization bonds.

The Commission reserves jurisdiction and may issue further orders as necessary.

Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, under MCL 460.10i(8). To comply with the Michigan Rules of Court’s requirement to notify the Commission of an appeal, appellants shall send required notices to both the Commission’s Executive Secretary and to the Commission’s Legal Counsel. Electronic notifications should be sent to the Executive Secretary at mpscedockets@michigan.gov and to the Michigan Department of the Attorney General - Public Service Division at pungp1@michigan.gov. In lieu of electronic submissions, paper copies of such notifications may be sent to the Executive Secretary and the Attorney General - Public Service Division at 7109 W. Saginaw Hwy., Lansing, MI 48917.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ Daniel C. Scripps
Daniel C. Scripps, Chair

/s/ Sally A. Talberg
Sally A. Talberg, Commissioner,

/s/ Tremaine L. Phillips
Tremaine L. Phillips, Commissioner

By its action of December 17, 2020.

/s/ Lisa Felice
Lisa Felice, Executive Secretary

P R O O F O F S E R V I C E

STATE OF MICHIGAN	)

Case No. U-20889

County of Ingham	)

Brianna Brown being duly sworn, deposes and says that on December 17, 2020 A.D. she electronically notified the attached list of this Commission Order via e-mail transmission, to the persons as shown on the attached service list (Listserv Distribution List).

/s/ Brianna Brown
Brianna Brown

Subscribed and sworn to before me this 17th day of December 2020.

/s/ Angela P. Sanderson
Angela P. Sanderson
Notary Public, Shiawassee County, Michigan As acting in Eaton County
My Commission Expires: May 21, 2024

Service List for Case: U-20889

Name	Email Address

Amit T. Singh	singha9@michigan.gov
Bryan A. Brandenburg	bbrandenburg@clarkhill.com
Celeste R. Gill	gillc1@michigan.gov
Consumers Energy Company 1 of 2	mpsc.filings@cmsenergy.com
Consumers Energy Company 2 of 2	michael.torrey@cmsenergy.com
Ian F. Burgess	ian.burgess@cmsenergy.com
Jennifer U. Heston	jheston@fraserlawfirm.com
John R. Liskey	john@liskeypllc.com
Jonathan Thoits	thoitsj@michigan.gov
Margrethe Kearney	mkearney@elpc.org
Margrethe Kearney	mkearney@elpc.org
Margrethe Kearney	mkearney@elpc.org
Margrethe Kearney	mkearney@elpc.org
Michael C. Rampe	michael.rampe@cmsenergy.com
Michael E. Moody	moodym2@michigan.gov
Michael J. Pattwell	mpattwell@clarkhill.com
Nicholas Q. Taylor	taylorn10@michigan.gov
Stephen A. Campbell	scampbell@clarkhill.com
Stephen A. Campbell	scampbell@clarkhill.com